                                                                    Exhibit 10.1

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made on September 22, 2005, by and among INSIGHT HEALTH SERVICES CORP. (individually and, in its capacity as the representative of the other Borrowers pursuant to SECTION 4.4, "INSIGHT HEALTH"), a Delaware corporation, those subsidiaries of InSight Health listed on the signature pages hereto (InSight Health and each of its subsidiaries listed on the signature pages hereto being referred to collectively as "BORROWERS," and individually as a "BORROWER"); the various financial institutions listed on the signature pages hereof (together with their respective successors and permitted assigns, the "Lenders"); and BANK OF AMERICA, N.A., a national bank, in its capacity as collateral and administrative agent for the Lenders pursuant to Section 13 (together with its successors in such capacity "Administrative Agent"). Capitalized terms used in this Agreement have the meanings assigned to them in SECTION 1.

                                    RECITALS:

     InSight Health, as the Borrower, Subsidiary Guarantors (as defined in the below defined Existing Loan Agreement), Parent, the financial institutions party thereto from time to time, Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and The CIT Group/Business Credit, Inc., as Documentation Agent, entered into that certain Credit Agreement dated as of October 17, 2001 (as at any time amended, modified, supplemented or restated, the "Existing Credit Agreement").

     InSight Health, as the Borrower, Parent, Subsidiary Guarantors, and Bank of America, N.A., as Administrative Agent, also entered into that certain Security Agreement dated as of October 17, 2001 (as at any time amended, modified, supplemented or restated, the "Existing Security Agreement").

     Borrowers have requested that the Existing Credit Agreement and the Existing Security Agreement be amended and restated to make available an amended and restated credit facility in accordance with the terms and conditions contained herein.

     Each Borrower has requested that Lenders make available a revolving credit and letter of credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective enterprise of the provision of diagnostic imaging services through an integrated network of fixed-site centers and mobile facilities. In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower's needs, Lenders will, at the request of any Borrower, make loans to all Borrowers under the revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth. Borrowers' business is a mutual and collective enterprise and Borrowers believe that the consolidation of all revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers. Lenders' willingness to extend credit to Borrowers and to administer each Borrower's collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers' request in furtherance of Borrowers' mutual and collective enterprise.

     Each Borrower has agreed to be jointly and severally liable for loans and all outstanding other obligations under this Agreement and to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and to induce the Administrative Agent and the Lenders to amend and restate the Existing Credit Agreement and the Existing Security Agreement and to extend credit to Borrowers hereunder, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto, intending to be bound hereby, agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

     1.1. DEFINITIONS.

          As used in this Agreement, the following terms shall have the meanings ascribed to them (terms used in the singular to have the same meaning when used in the plural, and vice versa):

          Account - shall have the meaning given to the term "account" in the UCC and shall include any and all rights of a Borrower to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance. For the avoidance of doubt, when used in reference to a Borrower the term shall include each Health-Care-Insurance Receivable of such Borrower.

          Account Debtor - a Person who is or becomes obligated under or on account of an Account, Chattel Paper or General Intangible.

          Accounts Formula Amount - on any date of determination thereof, (i) if there are no Revolver Loans outstanding on such date and the LC Obligations that have not been Cash Collateralized do not exceed $2,000,000 on such date, an amount equal to the sum of 85% of the net amount of Eligible Retail Receivables on such date plus 85% of the net amount of Eligible Wholesale Receivables on such date or (ii) if Revolver Loans are outstanding on such date or the LC Obligations that have not been Cash Collateralized exceed $2,000,000 on such date, an amount equal to the lesser of (a) 85% of the net amount of Eligible Retail Receivables on such date plus 85% of the net amount of Eligible Wholesale Receivables on such date or (b) the Cash Collection Limit as of such date. As used herein, the phrase "net amount of Eligible Wholesale Receivables" or "net amount of Eligible Retail Receivables" shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Administrative Agent's option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

          Acquisition Agreement - with respect to each Acquisition Transaction, each stock purchase agreement or asset purchase agreement, as the context may require, to be executed and delivered by and among a Borrower or an Acquisition Subsidiary, as purchaser, and each owner, as seller, of the Equity Interests or assets to be sold to such Borrower or Acquisition Subsidiary, together with any and all permitted amendments, modifications and supplements thereto, restatements thereof and substitutes therefor.

          Acquisition Consideration - shall mean the consideration given and to be given by a Borrower or any Acquisition Subsidiary for or in an Acquisition Transaction (other than Equity

     Interests of Parent and contributions made by any Equity Investor to the capital of Parent that are contributed by Parent to InSight Health), including the fair market value of any Cash, Property, Equity Interests (other than Equity Interests of Parent and contributions made by any Equity Investor to the capital of Parent that are contributed by Parent to InSight Health), and the amount of any Acquisition Funded Debt assumed or incurred by such Borrower or Acquisition Subsidiary in connection with such Acquisition Transaction.

          Acquisition Documents - individually and collectively, as the context may require, each Acquisition Agreement and any and all other agreements, documents or instruments at any time executed and delivered by a Borrower or an Acquisition Subsidiary, in connection with an Acquisition Transaction.

          Acquisition Funded Debt - with respect to any Acquisition Target, the sum of (a) the aggregate principal amount of Debt for borrowed money which would, in accordance with GAAP, be classified as long-term Debt, together with the current maturities thereof and the face amount of all outstanding letters of credit plus (b) all Debt outstanding under any revolving credit, line of credit or renewals thereof, notwithstanding that any such Debt is created within one year of the expiration of such agreement plus (c) all Capitalized Lease Obligations, in each case that remain outstanding following consummation of an Acquisition Transaction.

          Acquisition Subsidiary - a Subsidiary formed by a Borrower after the Restatement Effective Date to purchase all of the issued and outstanding Equity Interests, or all or substantially all of the assets of an Acquisition Target or a division or separate line of business of an Acquisition Target, subject to the satisfaction of each of the following conditions : (i) no Default or Event of Default exists at the time or would result therefrom; (ii) Borrowers deliver to Administrative Agent any and all documents, agreements, financial statements, projections and instruments requested by Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent in all respects, in connection with such formation, including (a) such documents and instruments as may be necessary to grant or confirm to Administrative Agent, for the benefit of Secured Parties, a first priority perfected Lien (subject to Permitted Liens) on all of the assets of the Subsidiary, including the Equity Interests in such Subsidiary, and (b) a Joinder Agreement executed by such Subsidiary, together with other collateral documents and opinions of counsel as may be reasonably requested by Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent; and (iii) Borrowers shall give Administrative Agent at least 5 days prior written notice before forming such Subsidiary and provide copies of all organizational documents of such Subsidiary to Administrative Agent.

          Acquisition Target - a Person whose Equity Interests or assets are to be purchased pursuant to an Acquisition Transaction.

          Acquisition Transaction - a transaction pursuant to an Acquisition Agreement for the purchase of all of the issued and outstanding Equity Interests, or all or substantially all of the assets, of an Acquisition Target, or for the purchase of all or substantially all of the assets of a division or separate line of business of an Acquisition Target.

          Adjusted EBITDA - for any fiscal period of Borrowers and their Subsidiaries, the sum for such period of (i) Adjusted Net Earnings, plus
     (ii) any provision for taxes based on income, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iii) interest expense, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iv) depreciation and amortization, to the extent deducted in the calculation of Adjusted Net Earnings, plus (v) income from minority interests, plus (vi) transaction costs and expenses relating to the effectiveness of this Agreement and the issuance and sale of the Senior Notes and, without duplication of clause (iv) of this definition of Adjusted EBITDA, unamortized loan costs with respect to the Senior Subordinated Notes and the Existing Credit Agreement, plus (vii) management fees and expenses paid to the Sponsors or any of their respective Affiliates in accordance with
     SECTION 10.2.4, plus (viii) any extraordinary, unusual or non-recurring expenses or losses not requiring the expenditure of cash in the current or any future period, plus (ix) purchase accounting adjustments not requiring the expenditure of cash in the current or any future period required or permitted by GAAP in connection with any Permitted Acquisition

          Adjusted LIBOR Rate - for any Interest Period, with respect to LIBOR Loans, the rate of interest per annum determined pursuant to the following formula:

                                     Offshore Base Rate
               Adjusted LIBOR Rate = ------------------
                                     1.00 - Eurodollar Reserve Percentage

               Where,

               "Offshore Base Rate" means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered by BofA's London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

               "Eurodollar Reserve Percentage" means for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          Adjusted Net Earnings - with respect to any fiscal period, the net earnings (or loss) for such fiscal period of Borrowers and their Subsidiaries, all as reflected on the financial statement of Borrowers and their Subsidiaries supplied to Administrative Agent and Lenders pursuant to
     SECTION 10.1.3, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any gain arising from any write-up of assets; (iii) net earnings of any entity (other than a Subsidiary of a Borrower) in which a Borrower has an ownership interest unless such net earnings have actually been received by a Borrower in the form of cash Distributions; (iv) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to a

     Borrower; (v) the earnings of any Person to which any assets of a Borrower shall have been sold, transferred or disposed of, or into which a Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; and (vi) any gain or loss arising from extraordinary items, all as determined in accordance with GAAP on a Consolidated basis.

          Administrative Agent Indemnitees - Administrative Agent, its Affiliates and all of their present and future officers, directors, employees, agents and attorneys.

          Administrative Agent Professionals - attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Administrative Agent.

          Affiliate - a Person (i) who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) who beneficially owns or holds 10% or more of any class of the Equity Interests of another Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

          Agreement - this Loan and Security Agreement and all Exhibits and Schedules thereto.

          Anti-Kickback Statutes - Section 1128B(b) of the Social Security Act and any other similar law, rule or regulation adopted by any Governmental Authority.

          Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

          Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all orders, judgments and decrees of all courts and arbitrators.

          Applicable Margin - a percentage equal to 0% with respect to Revolver Loans that are Base Rate Loans, 2.50% with respect to Revolver Loans that are LIBOR Loans and .50% with respect to the Unused Line Fee.

          Approved Credit Enhancement - in Administrative Agent's reasonable discretion and at its option, either (i) an irrevocable letter of credit that is in form and substance reasonably acceptable to Administrative Agent, issued or confirmed by a bank reasonably acceptable to Administrative Agent, and payable in Dollars at a place of payment within the United States that is reasonably acceptable to Administrative Agent, which letter of credit is assigned to Administrative Agent for the benefit of Secured Parties (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Administrative Agent, duly transferred to Administrative Agent for the benefit of Secured Parties (together with sufficient documentation to permit direct draws under any such letter of credit by Administrative Agent for the benefit of Secured Parties) or (ii) credit insurance that is issued by a credit insurance company reasonably acceptable to Administrative Agent and is in form and substance reasonably acceptable to

     Administrative Agent (which credit insurance shall be payable to Administrative Agent for the benefit of Secured Parties in Dollars).

          Asset Disposition - a sale, lease, license, consignment or other transfer or disposition of Property of an Obligor, including a termination of rights of any Obligor under any lease, license agreement or other contract or a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

          Assignment and Acceptance - an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Administrative Agent, in the form of EXHIBIT G.

          Availability - on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any outstanding Swingline Loans) is subtracted from the Borrowing Base on such date. If the amount of Revolver Loans outstanding on any date is equal to or greater than the Borrowing Base, then Availability on such date shall be zero or a negative number, as applicable.

          Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) any amounts which any Obligor is obligated to pay to Administrative Agent, Lenders or other Persons pursuant to the provisions of any of the Loan Documents that Administrative Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (ii) the LC Reserve; (iii) the aggregate amount of reserves established by Administrative Agent from time to time in its discretion in respect of Banking Relationship Debt; (iv) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Administrative Agent's Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens) or are Permitted Liens under SECTION 10.2.5(II); (v) the Professional Fees Reserve; and (vi) such additional reserves, in such amounts as Administrative Agent in its reasonable discretion, exercised in a manner consistent with its customary practices or otherwise in good faith, may elect to impose from time to time. The burden of establishing lack of good faith shall be on Borrowers.

          Average Liquidity - for any period, an amount equal to the sum of the amount of Liquidity on each day during such period divided by the number of days in such period.

          Average Revolver Loan Balance - for any period, the amount obtained by adding the unpaid balance of Revolver Loans and LC Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.

          Bank Products - any one or more of the following types of products, services or facilities extended to any Obligor by BofA or any Affiliate of
     BofA: (i) commercial credit cards; (ii) merchant card services; (iii) products or services under Cash Management Agreements; (iv) products under Hedging Agreements; (v) interstate depository network services; and (vi) such other banking products or services provided by BofA or any Affiliate of BofA as may be requested by any Obligor, other than Letters of Credit.

          Banking Relationship Debt - Debt or other liabilities or obligations of an Obligor to BofA (or any Affiliate of BofA) arising out of or relating to Bank Products.

          Bankruptcy Code - title 11 of the United States Code.

          Base Rate - the rate of interest announced or quoted by BofA from time to time as its prime rate. The prime rate announced by BofA is a reference rate and does not necessarily represent the lowest or best rate charged by BofA. BofA from time to time makes loans or other extensions of credit at, above or below its announced prime rate. If the prime rate is discontinued by BofA as a standard, a comparable reference rate designated by BofA as a substitute therefor shall be the Base Rate.

          Base Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

          Black Diamond - Black Diamond Management and any and all of its Affiliates.

          Blocked Person - as defined in SECTION 9.1.27(II).

          Board of Governors - the Board of Governors of the Federal Reserve System.

          BofA - Bank of America, N.A. a national bank, and its successors and assigns.

          BofA Indemnitees - BofA, its Affiliates and all of their present and future officers, directors, employees, agents and attorneys.

          Borrower Agent - as defined in SECTION 4.4.

          Borrowing - a borrowing consisting of Loans of one Type made on the same day by Lenders (or by BofA in the case of a Borrowing funded by Swingline Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.

          Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the LC Reserve on such date, or (b) an amount equal to (i) the Accounts Formula Amount on such date minus (ii) the Availability Reserve on such date.

          Borrowing Base Certificate - a certificate, in the form set forth on EXHIBIT K, by which Borrowers shall certify to Administrative Agent and Lenders the amount of the Borrowing Base as of the date of the certificate and the calculation of such amount.

          Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

          Capital Adequacy Regulation - any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

          Capital Expenditures - expenditures made or liabilities incurred by a Borrower for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto, including the total principal portion of Capitalized Lease Obligations.

          Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          Cash - money, currency or a credit balance in a Deposit Account.

          Cash Collateral - cash, and any interest or other income earned thereon, that is deposited with Administrative Agent in accordance with this Agreement for the Pro Rata benefit of Lenders to Cash Collateralize any LC Obligations or other Obligations.

          Cash Collateral Account - a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its discretion, which account shall be in Administrative Agent's name and subject to Administrative Agent's Liens for the benefit of Secured Parties.

          Cash Collateralize - with respect to LC Obligations arising from Letters of Credit outstanding on any date or Obligations arising under Hedging Agreements on such date, the deposit with Administrative Agent of immediately available funds into the Cash Collateral Account in an amount equal to 104% of the aggregate Undrawn Amount of such Letters of Credit and other LC Obligations, plus (ii) all Obligations existing under such Hedging Agreements.

          Cash Collection Limit - on any date of determination thereof, an amount equal to the Monthly Cash Collections for the most recent month ending prior to such date divided by the actual number of days in such month multiplied by 35.

          Cash Equivalents - (i) United States dollars (including such dollars as are held in overnight deposits and demand deposits with U.S. banks);
     (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (iii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 of Moody's; (iv) certificates of deposit demand deposits, Eurodollar time deposits, time deposit accounts, term deposit accounts and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition have capital and assets of not less than $100 million; (v) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (i), (ii), (iii) and (iv) entered into with any financial institution meeting the qualifications specified in clause (iv) above; (vi) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-2 (or better) by S&P or P-2 (or better) by Moody's, and having a maturity within 12 months after the date of acquisition thereof; and (vii) shares of any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) - (vi),
     (b) has net assets not less than $500,000,000 and (c) has at least the second highest rating obtainable from either Moody's or S&P.

          Cash Management Agreements - any agreement entered into from time to time between any Borrower or any of its Subsidiaries, on the one hand, and BofA or any of its Affiliates, on the other, in connection with cash management services for operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

          Cash Taxes Paid - for any period, the provision by Borrowers and their Subsidiaries for income taxes as shown on the profit and loss statement of Borrowers for such period minus any increase (or plus any decrease) in the provision for deferred taxes of Borrowers and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

          CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.)

          Change of Control - the occurrence of any of the following: (i) Sponsors and Sponsor Related Parties cease to own and control, beneficially and of record, 51% of the Equity Interests in Parent; (ii) Parent ceases to own and control, beneficially and of record, all of the Equity Interests in InSight Health; (iii) except in the case of any Permitted Asset Disposition, InSight Health ceases to own and control, beneficially and of record, all of the Equity Interests in each of the other Borrowers; (iv) all or substantially all of InSight Health's assets are sold as an entirety to any Person or related group of Persons; (v) InSight Health is merged with or into another Person, other than a Borrower; (vi) any Person or related group of Persons acquires by way of a purchase, merger, consolidation or other business combination a majority of the Equity Interests entitled to vote in the election of directors of InSight Health; or (vii) a change in the majority of the board of directors of InSight Health unless approved by the then majority of the board of directors of InSight Health or by Sponsors and Sponsor Related Parties.

          Chattel Paper - shall have the meaning given to the term "chattel paper" in the UCC.

          Claims - all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, costs (including remedial response costs), charges, expenses and disbursements of any kind or nature (including reasonable attorneys', accountants', consultants', or paralegals' fees and expenses) which may at any time (including at any time following Full Payment of the Obligations or termination of the Commitments, resignation or replacement of Administrative Agent or replacement of any Lender), be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of (i) the administration or enforcement of or performance under any of the Loan Documents or consummation of any of the transactions described herein, (ii) any action taken or omitted to be taken by any Indemnitee under or in connection with any of the Loan Documents or Applicable Law, (iii) the existence, perfection or realization upon Administrative Agent's Liens upon any Collateral, (iv) the exercise by Administrative Agent or any Lender of any of its rights or remedies under any of the Loan Documents or Applicable Law, or (v) the failure of any Obligor to observe, perform or discharge any of such Obligor's covenants or duties under any of the Loan Documents or the inaccuracy or incompleteness of any representation or warranty of any Borrower in any of the Loan Documents, in each case including any reasonable out-of-pocket costs or expenses incurred by any Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding (including any Insolvency Proceeding or appellate proceedings) whether or not such Indemnitee is a party thereto. This definition of Claims is subject to the provisions of SECTION 15.3.

          CMS - Centers for Medicare and Medicaid Services and any successor thereto.

          Collateral - all of the Property and interests in Property described in SECTION 7; all Property described in any of the Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

          Collection Accounts - collectively, the Retail Collection Accounts and the Wholesale Collection Accounts.

          Commercial Payor - any Third Party Payor which is (i) a commercial medical insurance company that is organized under the laws of any jurisdiction of the United States and has its principal office in the United States, (ii) a Blue Cross/Blue Shield Plan or (iii) a health maintenance organization or other managed care organization, preferred provider organization or other institutional obligor that is organized under the laws of any jurisdiction of the United States and has its principal office in the United States.

          Commitment - at any date for any Lender, the amount of such Lender's Revolver Commitment on such date, and "Commitments" means the aggregate amount of all Revolver Commitments on such date.

          Commitment Termination Date - the date that is the soonest to occur of
     (i) the last day of the Term; (ii) the date on which either Borrowers or Administrative Agent terminates the Revolver Commitments pursuant to
     SECTION 6.2; or (iii) the date on which the Revolver Commitments are automatically terminated pursuant to SECTION 12.2.

          Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Administrative Agent in accordance with, and in the form annexed as EXHIBIT E to, this Agreement and the supporting schedules to be annexed thereto.

          Concentration Account - shall have the meaning ascribed to it in
     SECTION 8.2.5(I) hereof.

          Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

          Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement,
     (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          Contractual Adjustment Allowance - on any date, an amount determined by Borrowers, but acceptable to Administrative Agent in its Credit Judgment, intended to represent the amount of Retail Receivables as of such date that Borrowers do not expect to be paid in Cash, such reserve to be computed in accordance with Borrowers' historical practices.

          Control Agreements - the control agreements to be executed by certain depository and other institutions of a Borrower in favor of Administrative Agent with respect to certain Deposit Accounts and other accounts of Borrowers, including the Concentration Account, the Investment Accounts and each Wholesale Collection Account, for the benefit of Secured Parties, as security for the Obligations.

          Controlled Disbursement Account - a demand deposit account maintained by Borrowers at BofA or any of its Affiliates and to which proceeds of Loans may be transferred from time to time.

          Credit Judgment - Administrative Agent's judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it believes (i) will or could reasonably be expected to affect adversely the quantity, quality, mix or value of any Collateral, the enforceability or priority of Administrative Agent's Liens or the amount that Administrative Agent and Lenders would be likely to receive (after taking into account delays in the payment and estimated costs of enforcement) in the collection of the Accounts or liquidation of any of the Collateral; (ii) suggests that any collateral report or financial information delivered to Administrative Agent by any Person on behalf of any Obligor is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Insolvency Proceeding involving any Obligor; or (iv) creates or reasonably could be expected to create or result in a Default or Event of Default. In exercising such judgment, Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts, as well as any of the following: (a) the financial and business climate of Borrowers' industry; (b) changes in collection history and dilution with respect to the Accounts; (c) material changes in any concentration risks with respect to Accounts; and (d) any of the factors that could materially increase the credit risk of lending to any of Borrowers on the security of the Collateral. The burden of establishing lack of good faith shall be on Borrowers.

          Current Asset - on any date, any asset that would be properly classified as a current asset in accordance with GAAP on such date.

          CWA - the Clean Water Act (33 U.S.C. Sections 1251 et seq.).

          Debt - as applied to a Person means, without duplication: (i) all obligations of such Person for Money Borrowed and all obligations of such Person evidenced by bonds, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of Property or services (excluding accounts payable and other accrued liabilities incurred in the Ordinary Course of Business; (iii) all Contingent Obligations of such Person in respect of items that would constitute Debt under clause (i) or (ii) of this definition; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of a Borrower (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

          Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date, 2% in excess of the rate otherwise applicable to such Loans on such date, and (ii) in the case of any of the other Obligations outstanding on such date, 2% plus the highest Applicable Margin for Base Rate Loans.

          Deposit Account - shall have the meaning given to the term "deposit account" in the UCC.

          Deposit Accounts Collateral - all Deposit Accounts of Borrowers in existence on the Restatement Effective Date and identified on SCHEDULE 8.3 and each Deposit Account established by a Borrower after the Restatement Effective Date for the purpose of depositing collections on Accounts or other proceeds of Collateral therein.

          Distribution - in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions in Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of Equity Interests of the entity or any Subsidiary of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests, including Upstream Payments of the type described in clause (c) of the definition of such term.

          Document - shall have the meaning given to the term "document" in the UCC.

          Dollars and the sign $ - lawful money of the United States of America.

          Dominion Account - a Deposit Account established by Borrowers at BofA or at another bank selected by Borrowers, but acceptable to Administrative Agent in its reasonable discretion, and over which, upon written notice from Administrative Agent of the existence of a Restrictive Trigger Event, Administrative Agent shall have exclusive access and dominion for withdrawal purposes.

          Electronic Chattel Paper - shall have the meaning given to the term "electronic chattel paper" in the UCC.

          Eligible Account - an Eligible Retail Receivable or Eligible Wholesale Receivable, or both of them, as the context requires.

          Eligible Assignee - a Person that is a Lender, a U.S. based Affiliate of a Lender or an Approved Fund (as defined below); a commercial bank, finance company, or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $10 billion, extends asset-based lending facilities of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under
     Section 4975 of ERISA or any other Applicable Law, is acceptable to Administrative Agent and, unless an Event of Default exists, Borrowers (such approval by

     Borrowers, when required, not to be unreasonably withheld or delayed and to be deemed given by Borrowers if no objection is received by the assigning Lender and Administrative Agent from Borrowers within 7 Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in SECTION 14.3 ); and, at any time that an Event of Default exists, any other Person acceptable to Administrative Agent in its discretion. In no event and under no circumstances shall Black Diamond be an Eligible Assignee. The term "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business of such Person and that is administered or managed by
     (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          Eligible Cash - Cash or Cash Equivalents on deposit in the Concentration Account, the Investment Accounts or any other Deposit Account that is at all times subject to a Lien in favor of Administrative Agent, and, at all times after October 28, 2005, with respect to which Administrative Agent has "control" under (and as defined in) the UCC.

          Eligible Retail Receivable - a Retail Receivable which arises in the Ordinary Course of Business of a Borrower from the rendition or performance of services, is payable in Dollars, is subject to Administrative Agent's duly perfected Lien and is deemed by Administrative Agent, in its Credit Judgment, to be an Eligible Retail Receivable. Without limiting the generality of the foregoing, no Retail Receivable shall be an Eligible Retail Receivable if: (i) the Third Party Payor is an Affiliate of a Borrower, a Person controlled by an Affiliate of a Borrower or a Blocked Person; (ii) the Retail Receivable is unbilled; (iii) it is outstanding more than 120 days after the billing date, but only to the extent of 50% of such Retail Receivable; (iv) the total unpaid Retail Receivables of the Third Party Payor exceed 25% of the aggregate amount of all Accounts, to the extent of such excess; (v) any covenant, representation or warranty contained in the Agreement with respect to such Retail Receivable has been breached in any material respect; (vi) the Third Party Payor is also such Borrower's creditor or supplier, or the Third Party Payor has disputed liability with respect to such Retail Receivable, or the Third Party Payor has made any claim with respect to any other Retail Receivable due from such Third Party Payor to such Borrower, or the Retail Receivable otherwise is or may reasonably be expected to become subject to any right of setoff (to the extent not waived in writing by such Third Party Payor), counterclaim (to the extent not waived in writing by such Third Party Payor), recoupment (to the extent not waived in writing by such Third Party Payor), reserve or chargeback, provided that the Retail Receivables of such Third Party Payor shall be ineligible only to the extent of such offset, counterclaim, recoupment, disputed amount, reserve or chargeback; (vii) an Insolvency Proceeding has been commenced by or against the Third Party Payor or the Third Party Payor has failed, suspended business or ceased to be Solvent; (viii) the Third Party Payor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (ix) the Retail Receivable is subject to a Lien other than a Permitted Lien; (x) the Retail Receivable is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xi) the Retail Receivable represents a progress billing or a retainage; (xii) such Borrower has made any agreement with the Third Party Payor for any deduction therefrom, except for discounts, adjustments or allowances which are made in the Ordinary Course of Business and which discounts or allowances are reflected in the calculation of the net amount of such Retail Receivable; (xiii) the Retail Receivable represents, in whole or in part, a billing for interest, fees or late charges; (xiv) the total Eligible Retail Receivables due from Account Debtors other than Third Party Payors exceeds $588,000, to the extent of such excess; (xv) it is not evidenced by an invoice, statement or other electronic or documentary evidence satisfactory to Administrative Agent; (xvi) to the extent it constitutes a credit balance that is more than 120 days old; (xvii) it arises under or in connection with an agreement in respect of which Borrowers have posted a performance, surety or similar bond; (xviii) it has been turned over or submitted to a third party for collection; or (xix) the Account Debtor on such Retail Receivable has been characterized by Borrowers as falling into an "unknown financial class." In addition to the foregoing, on any date the balance of Eligible Retail Receivables on such date shall be reduced by the aggregate of the Contractual Adjustment Allowance on such date and the Professional Fees Allowance on such date.

          Eligible Wholesale Receivable - a Wholesale Receivable that arises in the Ordinary Course of Business of a Borrower from the rendition of services, is payable in Dollars, is subject to Administrative Agent's duly perfected Lien, and is deemed by Administrative Agent, in its Credit Judgment, to be an Eligible Wholesale Receivable. Without limiting the generality of the foregoing, no Account shall be an Eligible Wholesale Receivable if: (i) it arises out of a sale made by a Borrower to an Affiliate of a Borrower, a Person controlled by an Affiliate of a Borrower or a Blocked Person; (ii) it is unpaid more than 90 days after the original invoice date; (iii) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (iv) the total unpaid Accounts of the Account Debtor exceed 25% of the aggregate amount of all Accounts or exceed a credit limit established by Administrative Agent, in its Credit Judgment, for such Account Debtor, in each case to the extent of such excess; (v) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; (vi) the Account Debtor is also such Borrower's creditor or supplier, or has disputed liability with respect to such Account or has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is or may reasonably be expected to become subject to any right of setoff (to the extent not waived in writing by such Account Debtor), counterclaim (to the extent not waived in writing by such Account Debtor), recoupment (to the extent not waived in writing by such Account Debtor), reserve, defense or chargeback, provided that the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (vii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (viii) the Account Debtor is not Solvent; (ix) it arises from a sale to an Account Debtor organized under the laws of any jurisdiction outside of the United States or that has its principal office, assets or place of business outside the United States except to the extent that the sale is supported or secured by an Approved Credit Enhancement; (x) the Account Debtor is located in a jurisdiction in which such Borrower is deemed to be doing business under the laws of such jurisdiction and which denies creditors access to its courts in the absence of qualification to transact business in such jurisdiction or of the filing of any reports with such jurisdiction, unless such Borrower has qualified as a foreign entity authorized to transact business in such jurisdiction or has filed all required reports; (xi) the Account is subject to a Lien other than a Permitted Lien; (xii) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xiii) the Account represents a progress billing or a retainage; (xiv) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; (xv) the Account represents, in whole or in part, a billing for interest, fees or late charges; (xvi) the Account Debtor has made a partial payment with respect to such Account; (xvii) to the extent it constitutes a credit balance that is more than 90 days old; or (xviii) it arises under or in connection with an agreement in respect of which Borrowers have posted a performance, surety or similar bond.

          Enforcement Action - action taken or to be taken by Administrative Agent, during any period that an Event of Default exists, to enforce collection of the Obligations or to realize upon the Collateral (whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors, or by exercise of rights of setoff or recoupment).

          Environmental Laws - all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether new or hereafter in effect, including CERCLA, RCRA and CWA.

          Environmental Release - a release as defined in CERCLA or under any other applicable Environmental Laws.

          Equity Interest - the interest of (i) a shareholder in a corporation,
     (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest, together, in each case, with any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such Equity Interests).

          Equity Investors - collectively, Sponsors and their respective Affiliates, and officers, employees and directors of Parent or any of its Subsidiaries.

          ERISA - the Employee Retirement Income Security Act of 1974.

          Event of Default - as defined in SECTION 12.

          Excluded Taxes - any (A) income, branch profits or franchise taxes imposed on (or measured by) net income or gross receipts (other than any such taxes imposed solely as a result of Borrower's activities in a jurisdiction) (B) any tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office) and (C) any taxes attributable to Lender's failure to comply with SECTION 5.9.3 of this Agreement.

          Executive Order No. 13224 - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

          Existing Credit Agreement - as defined in the Recitals hereto.

          Extraordinary Expenses - all reasonable out-of-pocket costs, expenses, fees (including fees incurred to Administrative Agent Professionals) or advances that Administrative Agent or any Lender may suffer or incur during any period that an Event of Default exists, or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with
     (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) any action, suit, litigation, arbitration, contest or other judicial or non-judicial proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection, priority or avoidability of

     Administrative Agent's Liens with respect to any of the Collateral), any of the Loan Documents or the validity, allowance or amount of any of the Obligations, including any lender liability or other Claims asserted against Administrative Agent or any Lender; (iii) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (iv) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (v) the collection or enforcement of any of the Obligations, whether by Enforcement Action or otherwise; (vi) the negotiation, documentation, and closing of any amendment, waiver, restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Administrative Agent pursuant to SECTIONS 8.1.3 OR 15.10; or (viii) the enforcement of any of the provisions of any of the Loan Documents. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Administrative Agent or any Lender.

          Fee Letter - the fee letter agreement between Administrative Agent and Borrower Agent.

          FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

          Financial Covenant Trigger Amount - on any date of determination, shall mean an amount equal to $15,000,000.

          Fiscal Quarter - each quarter of Borrowers and their Subsidiaries for accounting and tax purposes, ending on September 30, December 31, March 31 and June 30 of each year.

          Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on June 30 of each year and when preceded by the designation of a calendar year (e.g., 2005 Fiscal Year) means the fiscal year of Borrowers and their Subsidiaries ended on June 30 of such designated calendar year.

          Fixed Charge Coverage Ratio - for any period, the ratio of (a) Adjusted EBITDA for such period minus Capital Expenditures (excluding Capital Expenditures financed with Funded Debt other than Revolver Loans) for such period minus Distributions for such period (other than Distributions to a Borrower), net of any contributions of equity capital paid in Cash to a Borrower from (1) repayments of loans made by a Borrower to an officer, director or employee of a Borrower or any other Obligor pursuant to clause (xii)(a) of the definition of Restricted Investment from whom Parent's Equity Interests are repurchased and (2) proceeds from resales of Parent's Equity Interests so repurchased, minus Cash Taxes Paid for such period minus the amount of investments permitted pursuant to clause (xvi) of the definition of Restricted Investment during such period, to (b) the sum of all Fixed Charges for such period, all calculated for Borrowers and their Subsidiaries on a Consolidated basis.

          Fixed Charges - for any fiscal period, the sum of (i) Interest Expense for such period plus (ii) scheduled principal payments on Funded Debt (including scheduled principal payments on Capitalized Lease Obligations but excluding the Revolver Loans).

          FLSA - the Fair Labor Standards Act of 1938.

          Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.

          Full Payment - with respect to any of the Obligations, the full and final payment in full, in cash (or immediately available funds) and in Dollars, of such Obligations, including all interest, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interest, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable in any Bankruptcy Case pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Administrative Agent or delivery to Administrative Agent of a Supporting LC, as security for the payment of such Obligations, not to exceed 104% of the aggregate undrawn amount of such Letters of Credit and 100% of Administrative Agent's good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products; and with respect to any Obligations that are contingent in nature (other than Obligations consisting of LC Obligations or Banking Relationship Debt), such as a right of Administrative Agent or a Lender to indemnification by any Obligor, the depositing of cash with Administrative Agent, or delivery to Administrative Agent of a Supporting LC, in an amount equal to 100% of such Obligations or, if such Obligations are unliquidated in amount and represent a claim which has been overtly asserted against Administrative Agent or a Lender and for which an indemnity has been provided by Borrowers in any of the Loan Documents, in an amount that is equal to such claim or Administrative Agent's good faith estimate of such claim. None of the Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

          Funded Debt - with respect to Borrowers and their Subsidiaries, the sum, without duplication, of (i) the aggregate amount of Debt of Borrowers and their Subsidiaries consisting of or relating to (a) the borrowing of money or the obtaining of credit (other than trade payables incurred in the Ordinary Course of Business), including the Obligations, Debt under the Senior Notes and the Senior Subordinated Notes, and any other notes or bonds, (b) the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business), or (c) Capitalized Lease Obligations, plus (ii) Debt of the type referred to in clause (i) of another Person guaranteed by a Borrower or Subsidiary, in each case as determined on a Consolidated basis.

          GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

          General Intangibles - shall have the meaning given to the term "general intangibles" in the UCC and shall include each Borrower's choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification and all other intangible property of such Borrower of every kind and nature (other than Accounts).

          Goods - shall have the meaning given to the term "goods" in the UCC.

          Government Payor - any Third Party Payor which is (i) the United States of America acting under the Medicaid or Medicare programs established pursuant to the Social Security Act, or under the TRICARE program, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act (or any successor legislation), (iii) any other Governmental Authority or (iv) an agent, carrier, administrator or intermediary for any of the foregoing.

          Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

          Governmental Receivable - a Retail Receivable in respect of which the Third Party Payor is a Government Payor.

          Guarantors - Parent and each Person who hereafter guarantees payment or performance of the whole or any part of the Obligations.

          Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of Administrative Agent with respect to any of the Obligations.

          Health-Care-Insurance Receivable - shall have the meaning given to the term "health-care-insurance receivable" in the UCC.

          Healthcare Laws - Medicaid Regulations, Medicare Regulations, Anti-Kickback Statutes, TRICARE (10 U.S.C. Sections 1071-1106), and all other applicable current and future laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by the Food and Drug Administration, CMS, HHS, the Office of Inspector General of HHS, the Drug Enforcement Administration or any other Governmental Authority, including any state or local professional licensing laws, certificate of need laws and state reimbursement laws, relating in any way to the conduct of the business of any Borrower or any of the Subsidiaries or the provision of healthcare services generally.

          Healthcare Purchaser - a health maintenance organization, prepaid health clinic, managed care plan, preferred provider organization or other institutional, governmental or commercial purchaser of healthcare services, which has engaged any Borrower or any of the Subsidiaries to provide diagnostic imaging services to Members of health plans offered by such purchaser pursuant to a Private Provider Agreement.

          Hedging Agreement - any interest rate protection agreement, foreign currency exchange agreement, forward contract, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          HHS - the Department of Health and Human Services.

          Hostile Acquisition - any investment in a Person, resulting in control of such Person, involving a tender offer or proxy contest that has not been recommended or approved by the board of directors or similar body of such Person that is the subject of the investment prior to the first public announcement or disclosure relating to such investment.

          Impermissible Qualification - any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Borrowers which (i) is of a "going concern" or similar nature or (ii) relates to the limited scope of examination of matters relevant to such financial statements.

          Indemnitees - the Administrative Agent Indemnitees, the Lender Indemnitees, Issuing Bank Indemnitees, and the BofA Indemnitees.

          Indentures - collectively, the Senior Note Indenture and the Senior Subordinated Note Indenture.

          Initial Lender - BofA, in its capacity as a "Lender" under this Agreement on the Restatement Effective Date.

          Insolvency Proceeding - any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

          Instrument - shall have the meaning given to the term "instrument" in the UCC.

          Intellectual Property - all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, mask works, trade secrets, proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.

          Interest Expense - for any period, interest expense (other than interest payable-in-kind) for such period minus interest income for such period.

          Interest Period - shall have the meaning ascribed to it in SECTION 3.1.3.

          Investment Accounts - InSight Health Services Corp. account no. 881586 maintained with BofA and InSight Health Corp. investment sweep account no. 211500418005 maintained with Banc of America Securities, LLC, and any replacement of either of the foregoing.

          Investment Property - shall have the meaning given to the term "investment property" in the UCC and shall include all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

          Issuing Bank - BofA or an Affiliate of BofA.

          Issuing Bank Indemnitees - Issuing Bank and all of its present and future officers, directors, employees, agents and attorneys.

          LC Application - an application by any or all Borrowers to Issuing Bank, pursuant to a form approved by Issuing Bank, for the issuance of a Letter of Credit, that is submitted to Issuing Bank at least 3 Business Days prior to the requested issuance of such Letter of Credit.

          LC Conditions - the following conditions, the satisfaction of each of which is required before Issuing Bank shall be obligated to issue a Letter of Credit: (i) each of the conditions set forth in SECTION 11.2 has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by a Borrower and approved by Administrative Agent and Issuing Bank, the LC Obligations would not exceed $10,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Obligations do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iii) such Letter of Credit has an expiration date that is no more than 1 year from the date of issuance; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars; and (v) the form of the proposed Letter of Credit is satisfactory to Administrative Agent and Issuing Bank in their reasonable discretion, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.

          LC Documents - any and all agreements, instruments and documents (including an LC Application) required by Issuing Bank to be executed by Borrowers or any other Person and delivered to Issuing Bank for the issuance, amendment or renewal of a Letter of Credit.

          LC Facility - the subfacility for Letters of Credit established as part of the Revolver Commitments pursuant to Section 2.3.

          LC Obligations - on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by any Obligor on such date by reason of any payment that is made by Issuing Bank under a Letter of Credit that has not been repaid to Issuing Bank, plus
     (ii) the aggregate undrawn amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Issuing Bank, plus (iii) all fees and other amounts due or to become due in respect of Letters of Credit outstanding on such date.

          LC Request - a Letter of Credit Request from Borrowers to Issuing Bank in the form of EXHIBIT I annexed hereto.

          LC Reserve - at any date, the aggregate of all LC Obligations on such date, other than (i) LC Obligations that Borrowers shall Cash Collateralize on or prior to such date and (ii) the portion of LC Obligations described in clause (iii) of the definition thereof.

          Lender Indemnitees - Lenders and all of their respective present and future officers, directors, employees, agents and attorneys.

          Lenders - shall have the meaning given to it in the preamble to this Agreement and shall include BofA (whether in its capacity as a provider of Loans under SECTION 2 or as the provider of Swingline Loans under SECTION
     4.1.3 ) and any other Person who may from time to time become a "Lender" under this Agreement.

          Letter of Credit - any standby letter of credit issued by Issuing Bank for the account of any Borrower.

          Letter-of-Credit Right - shall have the meaning given to the term "letter-of-credit-right" in the UCC.

          LIBOR Lending Office - with respect to a Lender, the office designated as a LIBOR Lending Office for such Lender on the signature page hereof (or on any Assignment and Acceptance, in the case of an assignee) and such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Administrative Agent.

          LIBOR Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

          Lien - any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property). For the purpose of this Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          Lien Waiver - an agreement duly executed in favor of Administrative Agent, in form and content acceptable to Administrative Agent, by which for locations leased by an Obligor, an owner or mortgagee of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Administrative Agent's Lien therein and to permit Administrative Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property.

          Liquidity - on any date, an amount equal to the sum of (i) Availability on such date plus (ii) the amount of Eligible Cash on such date.

          Loan - a Revolver Loan (and each Base Rate Loan and LIBOR Loan comprising such Loan).

          Loan Account - the loan account established by each Lender on its books pursuant to SECTION 5.8.

          Loan Documents - this Agreement, the Other Agreements and the Security Documents.

          Loan Year - a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of this Agreement.

          Management Agreement - that certain management agreement dated as of October 17, 2001, among J.W. Childs Advisors II, L.P., Halifax Genpar, L.P., Parent and InSight Health, as the same may be amended, modified, restated or supplemented from time to time to the extent not adverse in any material respect to Administrative Agent or Lenders.

          Margin Stock - shall have the meaning ascribed to it in Regulation U and of the Board of Governors.

          Material Adverse Effect - the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has any material adverse effect upon the business, operations, Properties or financial condition of any Obligor;
     (ii) has or could be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents; (iii) has any adverse effect upon the Liens of Administrative Agent with respect to the Collateral or the priority of any such Liens; (iv) has any material adverse effect upon the ability of any Obligor to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) has any material adverse effect upon the ability of Administrative Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

          Material Contract - an agreement to which an Obligor is a party (other than the Loan Documents) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

          Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

          Medicaid Certification - certification by CMS or a state agency or entity under contract with CMS that health maintenance, management or care operations are in material compliance with all of the conditions of participation set forth in the Medicaid Regulations.

          Medicaid Provider Agreement - an agreement entered into between a state agency or other such entity administering the Medicaid program and a health maintenance management or care operation under which the health maintenance, management or care operation agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

          Medicaid Regulations - collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statute succeeding thereto); (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all stated administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above.

          Medicare Certification - certification by CMS or a state agency or entity under contract with CMS that the health maintenance, management or care operation is in material compliance with all of the conditions of participation set forth in the Medicare Regulations.

          Medicare Provider Agreement - an agreement entered into between a state agency or other such entity administering the Medicare program and a health maintenance, management or care operation under which the health maintenance, management or care operation agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

          Medicare Regulations - collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statute succeeding thereto, together with applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of Governmental Authorities (including HHS, CMS, the Office of the Inspector General for HHS or any Persons succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

          Member - an individual who is a member, subscriber or enrollee, or any dependent of any member subscriber or enrollee, under any health plan offered by a Healthcare Purchaser.

          Money Borrowed - as applied to any Obligor, without duplication, (i) Debt arising from the lending of money by any other Person to such Obligor;
     (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, or (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (iii) Debt that constitutes a Capitalized Lease Obligation;
     (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Obligor.

          Monthly Cash Collections - for any month, an amount equal to (i) Cash collections by Borrowers on account of Wholesale Receivables for such month plus (ii) Cash collections by Borrowers on account of Retail Receivables for such month plus (iii) Cash reimbursements to Borrowers from Subsidiaries that are not Borrowers for such month minus Cash refunds made by Borrowers during such month.

          Moody's - Moody's Investors Services, Inc.

          Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

          Notes - each Revolver Note and any other promissory note executed by Borrowers at Administrative Agent's request to evidence any of the Obligations.

          Notice of Borrowing - as defined in SECTION 4.1.1(I).

          Notice of Conversion/Continuation - as defined in SECTION 3.1.2(II).

          Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on the Loans, (ii) all LC Obligations and all other obligations of any Obligor to Administrative Agent or Issuing Bank arising in connection with the issuance of any Letter of Credit, (iii) all liabilities and obligations of Borrowers under any indemnity for Claims, (iv) all Extraordinary Expenses, and (v) all other Debts, liabilities, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Administrative Agent or any Lender under or pursuant to this Agreement or any of the other Loan Documents, or owing by any Obligor to Administrative Agent or BofA (or any Affiliate of BofA) with respect to Banking Relationship Debt, in each case, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums chargeable to any or all Obligors under any of the Loan Documents.

          Obligor - each Borrower and each Guarantor, and any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of such Person's assets to secure payment of any of the Obligations.

          Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person's business, as undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

          Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, partnership agreement, certificate of partnership, certificate of formation or similar agreement or instrument governing the formation or operation of such Person.

          OSHA - the Occupational Safety and Hazard Act of 1970.

          Other Agreements - the Notes, the Fee Letter, the Lien Waiver, each Cash Management Agreement, Hedging Agreement or other document, instrument or agreement relating to Bank Products to which an Obligor is party with BofA or any of its Affiliates, and any and all other agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any other Obligor or any other Person and delivered to Administrative Agent or any Lender, or otherwise executed by Administrative Agent or any Lender in favor of any Person on behalf or for the account of an Obligor, in each case in respect of the transactions contemplated by this Agreement or other Loan Documents.

          Out-of-Formula Condition - as defined in SECTION 2.1.2.

          Out-of-Formula Loan - a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

          Parent - InSight Health Services Holdings Corp., a Delaware corporation.

          Participant - as defined in SECTION 14.2.1.

          Participating Lender - as defined in SECTION 2.3.2(I).

          Payment Account - an account maintained by Administrative Agent to which all monies from time to time deposited to a Dominion Account shall be transferred during a Restrictive Trigger Event and all other collections on Accounts shall be sent in immediately available federal funds.

          Payment Intangible - shall have the meaning given to the term "payment intangible" in the UCC.

          Payment Item - each check, draft, or other item of payment payable to a Borrower, including those evidencing or constituting proceeds of any of the Collateral.

          Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Administrative Agent but which have not theretofore been advanced by Administrative Agent or Lenders.

          Permitted Acquisition - (i) if at the time of and after giving pro forma effect to such Acquisition Transaction, there are no Revolver Loans outstanding and the LC Obligations that have not been Cash Collateralized do not exceed $2,000,000, any Acquisition Transaction, provided that such Acquisition Transaction is not a Hostile Acquisition; and (ii) if at the time of or after giving pro forma effect to such Acquisition Transaction, there are Revolver Loans outstanding or the LC Obligations that have not been Cash Collateralized exceed $2,000,000, any Acquisition Transaction, provided that:

          (a) the Acquisition Target's business is in a Permitted Business
     Field;

          (b) Administrative Agent shall have received copies of (i) with respect to any Acquisition Transaction involving Acquisition Consideration of more than $3,000,000, the Acquisition Documents, (ii) with respect to any Acquisition Transaction involving Acquisition Consideration of more than $3,000,000, historical financial statements, if available, or other financial information of the Acquisition Target in form and substance reasonably acceptable to Administrative Agent and (iii) all other financial information, lien search results and other documents and information with respect to the Acquisition Target as Administrative Agent may reasonably request, all of which shall be reasonably acceptable to Administrative Agent;

          (c) if the acquired assets are to be included in the Borrowing Base simultaneously with the consummation of the Permitted Acquisition, Administrative Agent's examiners shall have completed a field exam of the Acquisition Target, in scope and with results reasonably acceptable to Administrative Agent, or if such field exam is not conducted, then the assets of such Acquisition Target shall not be included in the Borrowing Base and shall be ineligible for borrowing purposes until such exam is conducted in scope and with results reasonably acceptable to Administrative Agent;

          (d) no Default or Event of Default shall exist at the time of the Acquisition Transaction or after giving pro forma effect thereto;

          (e) Borrowers shall have delivered to Administrative Agent a certificate executed by the chief financial officer of Borrowers which demonstrates to the reasonable satisfaction of Administrative Agent that
     (i) at the time of and after giving pro forma effect to such Acquisition Transaction Borrowers shall have Liquidity of not less than $22,500,000 and for the 30-day period preceding the date of such Acquisition, Average Liquidity shall not be less than $22,500,000, and (ii) at the time of such Acquisition Transaction and after giving effect thereto,

     Borrowers shall maintain, on a pro forma basis for the 12-month period ending on the Restatement Effective Date a Fixed Charge Coverage Ratio of
     1.10 to 1.0;

          (f) any Debt incurred to any or all of the sellers in connection with such Acquisition Transaction shall be unsecured;

          (g) the Acquisition Transaction is not a Hostile Acquisition;

          (h) Borrower shall have notified Administrative Agent in writing of the Acquisition Transaction (and provided to Administrative Agent an information package with respect to the Acquisition Transaction) at least 14 days prior to the scheduled closing date of the Acquisition Transaction;

          (i) if the Acquisition Transaction involves Acquisition Consideration greater than $3,000,000, Administrative Agent contemporaneously with the closing of such Acquisition Transaction shall have received (i) such documents and instruments as may be necessary to grant or confirm to Administrative Agent a first priority perfected Lien on assets of the Acquisition Target so acquired that are consistent with the "Collateral" hereunder and (ii) if the Acquisition Target acquired is not merged into a Borrower or an Acquisition Subsidiary that already is a "Borrower" under the Agreement and, after giving effect to the Acquisition Transaction, the Acquisition Target is a wholly-owned Subsidiary of a Borrower or Acquisition Subsidiary, Administrative Agent shall have received a Joinder Agreement executed by such Acquisition Target, together with such other collateral documents and opinions of counsel as may be reasonably requested by Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent; and

          (j) Pro forma EBITDA of the Acquisition Target for the 12-month period ending on the last day of the most recent month for which Administrative Agent has received financial statements shall be equal to or greater than $0.

          Permitted Asset Disposition - (i) if at the time of and after giving pro forma effect to such Asset Disposition there are no Revolver Loans outstanding and the LC Obligations that have not been Cash Collateralized do not exceed $2,000,000, any Asset Disposition; and (ii) if at the time of or after giving pro forma effect to such Asset disposition there are Revolver Loans outstanding or the LC Obligations that have not been Cash Collateralized exceed $2,000,000, any Asset Disposition that consists of any of the following:

          (a) the disposition of damaged, obsolete or worn out Property in the Ordinary Course of Business;

          (b) the sale of inventory in the Ordinary Course of Business;

          (c) dispositions permitted by SECTION 10.2.1;

          (d) the sale of Equity Interests of any Subsidiary of InSight Health to a Borrower or a Guarantor;

          (e) any disposition of real Property to a Governmental Authority as a result of a condemnation of such real Property;

          (f) the abandonment or cancellation of Intellectual Property that is not material or is no longer used or useful in any material respect in the business of Borrowers and their Subsidiaries, taken as a whole;

          (g) licenses, leases and subleases of real or personal Property in the Ordinary Course of Business;

          (h) dispositions of Property to any Borrower, Guarantor or Subsidiary thereof, provided that if the transferor is a Borrower or a Guarantor then the transferee must be a Borrower or Guarantor;

          (i) sales of Cash Equivalents in the Ordinary Course of Business on ordinary business terms;

          (j) non-exclusive licenses and sublicenses of Intellectual Property in the Ordinary Course of Business;

          (k) sales or forgiveness of Accounts in the Ordinary Course of Business in connection with the collection or compromise thereof, including sales of Accounts which arise from or constitute a workers' compensation claim or a personal injury claim; and

          (l) the disposition of Property (other than Collateral) having a fair market value not to exceed $10,000,000 in the aggregate for any Fiscal Year.

          Permitted Business Field - the business engaged in by Borrowers on the Restatement Effective Date or a business substantially similar or reasonably related, complementary or incidental to the business engaged in by Borrowers on the Restatement Effective Date and reasonable extensions thereof.

          Permitted Contingent Obligations - Contingent Obligations arising from endorsements of items of payment for collection or deposit in the Ordinary Course of Business; Contingent Obligations arising from Hedging Agreements entered into in the Ordinary Course of Business; Contingent Obligations of any Borrower and its Subsidiaries existing as of the Restatement Effective Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies; Contingent Obligations with respect to customary indemnification obligations in contracts entered into in the Ordinary Course of Business and in favor of sellers in connection with Permitted Acquisitions; Contingent Obligations consisting of reimbursement obligations from time to time owing by any Borrower to Issuing Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers); Contingent Obligations of an Obligor in respect of Debt of another Obligor; Contingent Obligations of an Obligor or any Subsidiary thereof on an unsecured basis that do not constitute Debt of such Obligor; Contingent Obligations of a Subsidiary that is not an Obligor in respect of obligations (including
     Debt) of another Subsidiary that is not an Obligor; and other Contingent Obligations not to exceed $25,000,000 in the aggregate at any time.

          Permitted Lien - a Lien of a kind specified in SECTION 10.2.5.

          Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and their Subsidiaries that is unsecured or is secured only by a Purchase Money Lien. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

          Permitted Restrictive Agreement - an agreement of a Borrower or a Subsidiary which is a Restrictive Agreement by virtue of the following:

          (a) conditions imposed by Applicable Law or by any Loan Document;

          (b) in the case of clause (b) of the definition of Restrictive Agreement, an agreement that applies to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

          (c) restrictions and conditions contained in such agreement existing on the Restatement Effective Date (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

          (d) restrictions in such agreement in effect at the time any Person becomes a Subsidiary of a Borrower, provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Borrower;

          (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Borrower (or the assets of a Subsidiary of a Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary of such Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

          (f) in the case of clause (b) of the definition of Restrictive Agreement, customary provisions in leases and contracts in the Ordinary Course of Business between a Borrower or any of its Subsidiaries and its customers and other contracts restricting the assignment thereof;

          (g) restrictions in the Senior Note Documents and the Senior Subordinated Note Documents;

          (h) restrictions in agreements governing Debt listed in SCHEDULE
     10.2.3 and Refinancing Debt thereof and that are no more restrictive, taken as a whole, with respect to such restrictions than those contained in such agreements on the Restatement Effective Date;

          (i) customary provisions with respect to the disposition or distribution of assets or Property, and provisions restricting the incurrence of the Obligations, in joint venture agreements, limited liability company operating agreements, partnership agreements and stockholders agreements for Affiliates that are not Borrowers; and

          (j) customary provisions with respect to the disposition or distribution of assets or Property in asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or Property that are the subject of such agreements.

          Permitted Senior Subordinated Note Repurchase - the repurchase or redemption of Senior Subordinated Notes (i) on or within 2 Business Days after the Restatement Effective Date for an amount equal to $50,000,000 and (ii) any subsequent repurchase or redemption of Senior Subordinated Notes so long as the following conditions are satisfied, as determined by Administrative Agent:

          (a) if there are any Revolver Loans outstanding at the time of or if Revolver Loans are employed for such repurchase or redemption, the Fixed Charge Coverage Ratio for the 12-month period ending as of the last day of the most recent month for which financial statements have been received by Administrative Agent in accordance with SECTION 10.1.3(A) preceding the date of repurchase or redemption is at least 1.1 to 1.0 on a pro forma basis after giving effect to such repurchase or redemption;

          (b) Liquidity at the time of such repurchase and after giving pro forma effect thereto is at least $22,500,000;

          (c) no Event of Default exists or would result therefrom;

          (d) Borrower Agent shall have given Administrative Agent at least 5 Business Days prior written notice of such Permitted Senior Subordinated Notes Repurchase;

          (e) simultaneously with any Permitted Senior Subordinated Notes Repurchase, the acquired Senior Subordinated Notes shall be cancelled;

          (f) both before and after giving pro forma effect to any Permitted Senior Subordinated Notes Repurchase, each Borrower and each of its Subsidiaries is Solvent; and

          (g) on or immediately before the effective date of any Permitted Senior Subordinated Notes Repurchase, Borrower Agent shall have furnished to Administrative Agent a certificate setting forth, in reasonable detail, Borrower Agent's calculation of the amounts to be paid in Cash in respect of principal of Senior Subordinated Notes to be repurchased and the accrued and unpaid interest, premium, fees, expenses and commissions payable in connection with closing such Permitted Senior Subordinated Notes Repurchase, together with the calculations required to determine compliance with this definition of Permitted Senior Subordinated Note Repurchase.

          Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

          Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by Borrower for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

          Private Provider Agreement - an agreement entered into between any Borrower and a Healthcare Purchaser under which such Borrower agrees to provide services for Members of a health plan offered by such Healthcare Purchaser.

          Professional Fees Allowance - on any date, an amount equal to that portion of aggregate uncollected Retail Receivables that, upon collection, will be payable to physicians as fees and other amounts due from Borrowers under all PSAs.

          Professional Fees Reserve - on any date, an amount equal to that portion of Accounts that have been collected by Borrowers as of such date that is due from Borrowers to physicians as fees and other amounts due from Borrowers under all PSAs, as adjusted to deduct amounts attributable to and owing by Subsidiaries that are not Borrowers to the extent that such Subsidiaries have sufficient Cash on hand to pay such amounts as are due and payable as of such date.

          Pro Rata - with respect to any Lender on any date, a percentage ( expressed as a decimal rounded to the ninth decimal place) arrived at by dividing the amount of the Total Commitments of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date.

          Projections - (i) prior to the Restatement Effective Date and thereafter until Administrative Agent and Lenders receive new projections pursuant to SECTION 10.1.5, the projections of Borrowers' financial condition, results of operations, and cash flow for the Fiscal Year ending June 30, 2006; and (ii) thereafter, the projections most recently received by Administrative Agent and Lenders pursuant to and as required by SECTION 10.1.5.

          Properly Contested - in the case of any Debt or Tax of an Obligor that is not paid as and when due or payable by reason of such Obligor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt or Tax is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt or Tax will not reasonably be expected to have a Material Adverse Effect and will not result in a forfeiture or sale of any Collateral; (iv) no Lien is imposed upon any Collateral with respect to such Debt or Tax unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Administrative Agent (except only with respect to property taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (v) if the Debt or Tax results from, or is determined by the entry, rendition or issuance against an Obligor of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

          Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

          Provider Agreement - the Medicaid Provider Agreement, the Medicare provider Agreement, any Private Provider Agreement or any other agreement by which a Third Party Payor is obligated to pay for services rendered to patients of any Borrower, or all of them, as the context requires.

          PSA - each Professional Services Agreement entered into by a Borrower and a physician or group of physicians in connection with the provision of diagnostic imaging services.

          Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed asset, (ii) any Debt (other than the Obligations) incurred at the time of or within 90 days prior to or after the acquisition of any fixed asset for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

          Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien.

          RCRA - the Resource Conservation and Recovery Act (42 U.S.C. Sections 6991-6991i).

          Refinancing Conditions - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under SECTION 10.2.3: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced (except by an amount equal to accrued interest thereon and the amount of all reasonable costs, expenses and premiums incurred in connection with such extension, renewal or refinancing), (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds, as of the date of such extension, renewal or refinancing, a market rate (as determined in good faith by a Senior Officer) for Debt of such type issued by an entity similar to the Borrower that is liable on the Debt being extended, renewed or refinanced, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent (except in the case of Permitted Senior Subordinated Note Repurchases with the proceeds of Senior Notes or Revolver Loans hereunder), (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt, taken as a whole, are not materially less favorable to Borrowers than those relating to the Debt being extended, renewed or refinanced, (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist, (vii) no additional Lien is granted to secure the repayment of the Refinancing Debt (except in the case of Permitted Senior Subordinated Note Repurchases with the proceeds of Senior Notes or Revolver Loans hereunder), and (viii) no additional Obligor is or may become obligated on the Refinancing Debt.

          Refinancing Debt - Debt for Money Borrowed that is permitted by
     SECTION 10.2.3 and that is the subject or the result of an extension, renewal or refinancing.

          Register - the register maintained by Administrative Agent in accordance with SECTION 5.8.2.

          Regulation D - Regulation D of the Board of Governors.

          Reimbursement Date - as defined in SECTION 2.3.1(III).

          Rentals - all payments which a lessee is required to make under the terms of any lease.

          Report - as defined in SECTION 13.1.5.

          Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

          Required Lenders - at any date of determination thereof, Lenders having Commitments representing at least 51% of the aggregate Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Administrative Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) having Commitments representing at least 51% of the aggregate

     Commitments (excluding the Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, that if all of the Commitments have been terminated, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) holding Loans (including Swingline Loans) representing at least 51% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.

          Restatement Effective Date - September 22, 2005.

          Restricted Investment - any acquisition of Property by a Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Borrower or any Subsidiary of any other Property, or a loan, advance or capital contribution, except the following: (i) acquisitions of fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (ii) acquisitions of goods to be used in the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) acquisitions of Current Assets in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (iv) investments to the extent existing on the Restatement Effective Date; (v) Cash Equivalents; (vi) loans and other advances of money to the extent not prohibited by SECTION 10.2.2; (vii) Permitted Acquisitions; (viii) Permitted Senior Subordinated Note Repurchases; (vii) Hedging Agreements entered into in the Ordinary Course of Business and not for speculative purposes; (ix) Debt permitted pursuant to Section 10.2.3; (x) Distributions to the extent permitted under this Agreement; (xi) extensions of trade credit in the Ordinary Course of Business; (xii) Permitted Contingent Obligations; (xii) loans and advances to employees, officers and directors of any Borrower or Guarantor or Subsidiary thereof (a) to the extent the proceeds thereof are used to acquire Equity Interests of Parent so long as any cash proceeds received by Parent are contemporaneously remitted to InSight Health and (b) in the Ordinary Course of Business (including for travel, entertainment and relocation expenses) in an aggregate amount for all such loans and advances permitted by this clause (b) not to exceed $500,000 at any one time outstanding; (xiii) investments consisting of Equity Interests, obligations, securities or other Property received by any Guarantor, Borrower or Subsidiary thereof in settlement of Accounts (created in the Ordinary Course of Business); (xiv) intercompany investments (a) by any Subsidiary of InSight Health in InSight Health or another Borrower or Guarantor, and (b) by any Subsidiary of InSight Health that is not a Borrower or Guarantor in any Person that is not a Borrower or Guarantor;
     (xv) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the Ordinary Course of Business; and (xvi) expenditures of Cash to purchase Equity Interests of or funding of loans to joint ventures or other business organizations that are Affiliates but not Obligors.

          Restrictive Agreement - an agreement that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor's or Subsidiary's right to:
     (a) incur or repay any of the Obligations; (b) grant Liens upon any of such Obligor's or Subsidiary's assets (including Liens granted in favor of Administrative Agent pursuant to the Loan Documents); or (c) declare or make Distributions; amend, modify, extend or renew any of the Loan Documents;

          Restrictive Trigger Event - for purposes of Section 8.2.5(ii), if Liquidity is less than $15,000,000 and there are any Revolver Loans outstanding.

          Retail Collection Account - shall have the meaning ascribed to it in
     SECTION 8.2.5(I).

          Retail Receivable - an Account arising from (i) the provision of diagnostic imaging services or (ii) the provision of management of services by InSight Health to any Subsidiary that is not a Borrower.

          Retained Rights - with respect to any Governmental Receivable, the rights of any Obligor or any Subsidiary thereof granted by Applicable Law with respect to such Governmental Receivable, including, and as applicable, the collection thereof and discretion over the transfer thereof to any Person (including Administrative Agent) and to enforce the claim giving rise to such Governmental Receivable against the applicable Governmental Authority, in the absence of a court order in the manner expressly contemplated by Applicable Law.

          Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolver Commitment" on the signature pages of this Agreement or the principal amount set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and "Revolver Commitments" means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which on any date shall be $30,000,000, as reduced from time to time pursuant to SECTION 2.1.5.

          Revolver Loan - a loan made by Lenders as provided in SECTION 2.1 (including any Out-of-Formula Loan) or a Swingline Loan funded solely by BofA.

          Revolver Note - a Revolver Note to be executed by Borrowers in favor of each Lender in the form of EXHIBIT A attached hereto, which shall be in the face amount of such Lender's Revolver Commitment and which shall evidence all Revolver Loans (other than Swingline Loans) made by such Lender to Borrowers pursuant to this Agreement.

          S&P - Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

          Schedule of Accounts - as defined in SECTION 8.2.1.

          SEC - Securities and Exchange Commission.

          Secured Parties - Administrative Agent, Issuing Bank, Lenders (including BofA as the provider of Swingline Loans) and BofA (and any Affiliate of BofA) as the provider of any Bank Products.

          Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

          Security Agreement - the Security Agreement executed and delivered by Parent on or before the Restatement Effective Date to secure its Debt under its Guaranty.

          Security Documents - each Guaranty, the Control Agreements, the Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

          Senior Note Documents - the Senior Notes, the Senior Notes Indenture and any and all other agreements, instruments and documents executed in connection therewith or related thereto.

          Senior Note Indenture - the indenture to be entered into by InSight Health and Guarantors in connection with the issuance of the Senior Notes.

          Senior Notes - the $300,000,000 Senior Secured Floating Rate Notes of InSight Health due 2011 that shall be issued under the Senior Notes Indenture (and any Senior Secured Floating Rate Notes of InSight Health due 2011 issued in exchange therefor in an exchange offer) (plus any principal amounts issued in lieu of Cash interest).

          Senior Notes Trustee - U.S. Bank National Association, and any of its successors and assigns.

          Senior Officer - the chairman of the board of directors, the president or the chief financial officer of a Borrower.

          Senior Subordinated Notes - the 9-7/8% Senior Subordinated Notes due 2001 issued by InSight Health, in the aggregate original principal amount of $250,000,000.

          Senior Subordinated Note Documents - the Senior Subordinated Notes, the Senior Subordinated Notes Indenture and any and all other agreements, instruments and documents executed in connection therewith or related thereto.

          Senior Subordinated Notes Indenture - the Indenture dated October 31, 2001, among U.S. Bank National Association, as Trustee, and InSight Health and Guarantors, pursuant to which InSight Health issued the Senior Subordinated Notes.

          Settlement Report - a report delivered by Administrative Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

          Social Security Act - the Social Security Act as codified at 42 U.S.C.
     Section 1395 et seq.

          Software - shall have the meaning given to the term "software" in the UCC.

          Solvent - as to any Person, such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of such Person's debts (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), of such Person as they become absolute and matured, (iii) is able to pay all of its debts as such debts mature, (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (v) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code, and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries. As used herein, the term "fair salable value" of a Person's assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

          Sponsor Related Party - (i) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more of the Sponsors and/or such other Persons referred to in the immediately preceding clause (i).

          Sponsors - means J.W. Childs Associates, L.P., J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C, Halifax Capital Partners, L.P. and their respective Affiliates

          Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including all basic, emergency, supplemental or other marginal reserve requirements and taking into account any transitional adjustments or other scheduled in reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

          Subordinated Debt - Debt incurred by a Borrower that is expressly subordinated and made junior in right of payment to the Full Payment of the Obligations and, to the extent that such Debt is incurred on or after the Restatement Effective Date, such Debt is payable on terms and conditions (including terms relating to interest, fees, repayment and subordination) that are reasonably satisfactory to Administrative Agent.

          Subsidiary - any Person in which more than 50% of its outstanding Voting Securities is owned directly or indirectly by a Borrower, by one or more other Subsidiaries of such Borrower or by a Borrower and one or more other Subsidiaries.

          Supporting LC - an irrevocable letter of credit that is in form and substance reasonably acceptable to Administrative Agent, issued or confirmed by a bank reasonably acceptable to Administrative Agent, and payable in Dollars at a place of payment within the United States that is reasonably acceptable to Administrative Agent, which letter of credit names Administrative Agent as the beneficiary thereof.

          Supporting Obligation - shall have the meaning given to the term "supporting obligation" in the UCC.

          Swingline Loan - as defined in SECTION 4.1.3 (II).

          Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding Excluded Taxes.

          Term - as defined in SECTION 6.1.

          Third Party Payor - any Person (other than the customer or patient) that is responsible for payment of all or any portion of an Account, including any commercial or non-profit insurer, any

     Healthcare Purchaser and any Governmental Authority making payment pursuant to any Healthcare Law. For the avoidance of doubt, the term "Third Party Payors" shall include all Government Payors and all Commercial Payors.

          Transferee - as defined in SECTION 14.3.3.

          Type - any type of a Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

          UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

          Undrawn Amount - on any date with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

          Unused Line Fee - as defined in SECTION 3.2.2.

          Upstream Payment - collectively:

          (a) Distributions by a Subsidiary to a Borrower or any Obligor (other than Parent);

          (b) Distributions by a Subsidiary of a Borrower that is not wholly-owned by such Borrower to the holders of its Equity Interests, provided that such Distributions are made pro rata to all holders of its Equity Interests, taking into account the relative preferences, if any, on the various classes of Equity Interests of such non-wholly owned Subsidiary;

          (c) so long as no Default or Event of Default shall have occurred and be continuing, Distributions by InSight Health to Parent to permit Parent to purchase, redeem or otherwise acquire or retire for value Parent's Equity Interests from present or former officers, directors or employees of any Obligor or Subsidiary thereof (or permitted transferees, assigns, estates or heirs of the foregoing) upon the death, disability or termination of employment of such officer, director or employee, provided, that the aggregate amount of payments under this paragraph (c) after the Restatement Effective Date (net of (i) repayment of loans related to Equity Interests made by an Obligor or Subsidiary thereof pursuant to clause
     (xii)(a) of the definition of Restricted Investment and repaid in connection with such purchase, redemption or other acquisition for value of such Equity Interests and (ii) any proceeds received by Parent and contributed to InSight Health after the date hereof in connection with resales of any Equity Interests so purchased) shall not exceed $7,500,000 in the aggregate;

          (d) Distributions to Parent for its proportionate share (as determined based upon pre-tax income) of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated basis), provided that any refunds received by Parent attributable to InSight Health or any of its Subsidiaries shall promptly be returned by Parent to InSight Health through a contribution or purchase of common Equity Interests of InSight Health from InSight Health;

          (e) Distributions to Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other customary operating costs of Parent to the extent attributable to the ownership and operation of InSight Health and its

     Subsidiaries, including in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other customary costs and expenses including all costs and expenses with respect to filings with the SEC;

          (f) Distributions to Parent to the extent necessary to enable the payment of management fees permitted under SECTION 10.2.4; and

          (g) cashless exercises of options or warrants.

          USA Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

          Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or individuals performing similar functions.

          Wholesale Collection Account - shall have the meaning ascribed to it in SECTION 8.2.5(I).

          Wholesale Receivable - an Account that is not a Retail Receivable.

     1.2. ACCOUNTING TERMS. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrowers and their Subsidiaries heretofore delivered to Administrative Agent and Lenders, except for any change required by GAAP.

     1.3. OTHER TERMS. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

     1.4. CERTAIN MATTERS OF CONSTRUCTION. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; to any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person (including, Administrative Agent, a Borrower, a Lender or BofA) shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation" (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in this Agreement; or to the "discretion" of Administrative Agent or a Lender shall mean the reasonable discretion of such Person. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such

Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Administrative Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Administrative Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable). All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever the phrase "to the best of Borrowers' knowledge" or words of similar import relating to the knowledge or the awareness of a Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of any Borrower.

SECTION 2. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective shares of the Commitments available to Borrowers in an aggregate amount up to $30,000,000, as set forth hereinbelow:

     2.1. COMMITMENT.

          2.1.1. Revolver Loans. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the Restatement Effective Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender's Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans then outstanding (including Swingline Loans) and Pending Revolver Loans exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for BofA with respect to Swingline Loans). The Revolver Loans shall bear interest as set forth in SECTION 3.1. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.

          2.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an "Out-of-Formula Condition"), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lenders are willing in their discretion to make Out-of-Formula Loans or are required to do so by SECTION 13.9.4, such Out-of-Formula Loans shall be payable within 2 Business Days of demand and shall bear interest as provided in SECTION 3.1.5 or as otherwise agreed among Administrative Agent, Borrowers and Lenders.

          2.1.3. Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to pay any of the Obligations in accordance with this Agreement; and (ii) to make expenditures for other lawful corporate purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by any Borrower (iii) to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors, or (iv) to fund any operations or finance any investments or activities in, or to make payments to, a Blocked Person.

          2.1.4. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be executed by Borrowers, completed in conformity with this Agreement and delivered to such Lender. All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in SECTION 5.2.

          2.1.5. Voluntary Reductions of Revolver Commitments. Borrowers shall have the right to permanently reduce the amount of the Revolver Commitments, on a Pro Rata basis for each Lender, at any time and from time to time upon written notice to Administrative Agent of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, shall be given at least 5 Business Days prior to the requested reduction. Administrative Agent shall promptly transmit such notice to each Lender. If on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of SECTION 5.2.1(III) shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers. If the Commitments are reduced to zero, then such reduction shall be deemed a termination of the Commitments by Borrowers pursuant to SECTION 6.2.2. The Revolver Commitments, once reduced, may not be reinstated without the written consent of all Lenders.

     2.2. RESERVED.

     2.3. LC FACILITY.

          2.3.1. Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, Issuing Bank agrees to establish the LC Facility pursuant to which, during the period from the date hereof to the last day of the Term, Issuing Bank shall issue one or more Letters of Credit on Administrative Agent's request therefor from time to time, subject to the following terms and conditions:

               (i) Each Borrower acknowledges that Issuing Bank's willingness to issue any Letter of Credit is conditioned upon Issuing Bank's receipt of
     (A) an LC Application with respect to the requested Letter of Credit and
     (B) such other instruments and agreements as Issuing Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit. Issuing Bank shall have no obligation to issue any Letter of Credit unless (x) Issuing Bank receives an LC Request and LC Application at least 3 Business Days prior to the date of issuance of a Letter of Credit, and (y) each of the LC Conditions is satisfied on the date of Issuing Bank's receipt of the LC Request and at the time of the requested issuance of a Letter of Credit.

               (ii) Letters of Credit may be requested by a Borrower only if they are to be used (a) to support obligations of such Borrower incurred in the Ordinary Course of Business of such Borrower, on a standby basis, or
     (b) for such other purposes as Administrative Agent and Lenders may approve from time to time in writing.

               (iii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Issuing Bank that are contained in any LC Application or in any other agreement customarily or reasonably required by Issuing Bank in connection with the issuance of any Letter of Credit. If Issuing Bank shall honor any request for payment under a Letter of Credit,

     Borrowers shall be jointly and severally obligated to pay to Issuing Bank, in Dollars on the same day as the date on which payment was made by Issuing Bank (the "Reimbursement Date"), an amount equal to the amount paid by Issuing Bank under such Letter of Credit (or, if payment thereunder was made by Issuing Bank in a currency other than Dollars, an amount equal to the Dollar equivalent of such currency, as determined by Issuing Bank, as of the time of Issuing Bank's payment under such Letter of Credit, in each case), together with interest from and after the Reimbursement Date until Full Payment is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Issuing Bank has received payment from Borrowers in accordance with the foregoing provisions of this clause (iii), Issuing Bank, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Administrative Agent, Borrowers shall be deemed to have requested from Lenders a Borrowing of Base Rate Loans in an amount necessary to pay to Issuing Bank all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not any Default or Event of Default has occurred or exists, the Commitments have been terminated, the funding of the Borrowing would result in (or increase the amount of) any Out-of-Formula Condition, or any of the conditions set forth in Section 11 are not satisfied.

               (iv) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse Issuing Bank for any payment made by Issuing Bank under a Letter of Credit shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit. The rights, remedies, powers and privileges of Issuing Bank under this Agreement with respect to Letters of Credit shall be in addition to, and cumulative with, all rights, remedies, powers and privileges of Issuing Bank under any of the LC Documents. Nothing herein shall be deemed to release Issuing Bank from any liability or obligation that it may have in respect to any Letter of Credit arising out of and directly resulting from its own gross negligence or willful misconduct.

               (v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

               (vi) Unless otherwise provided in any of the LC Documents, each LC Application and each standby Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce No. 500, and any amendments or revisions thereto.

          2.3.2. Participations.

               (i) Immediately upon the issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Lender (a "Participating Lender") in all LC Obligations arising in connection with such Letter of Credit, but in no event greater than an amount which, when added to such Lender's Pro Rata share of all Revolver Loans and LC Obligations then outstanding, exceeds such Lender's Revolver Commitment; provided, however, that if Issuing Bank shall have received written notice from a Lender on or before the Business Day immediately prior to the date of Issuing Bank's issuance of a Letter of Credit that one or more of the conditions set forth in Section 11 or Section 2.3.1 has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit or any other Letter of Credit until such notice is withdrawn in writing by that Lender or until the Required Lenders shall have effectively waived such condition in accordance with this Agreement. In no event shall Issuing Bank be deemed to have notice or knowledge of any existence of any Default or Event of Default or the failure of any conditions in Sections 11 or 2.3.1 to be satisfied prior to its receipt of such notice from a Lender.

               (ii) If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Issuing Bank shall promptly notify Administrative Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly (and in any event within 1 Business Day after its receipt of notice from Administrative Agent) and unconditionally pay to Administrative Agent, for the account of Issuing Bank, in immediately available funds, the amount of such Participating Lender's Pro Rata share of such payment, and Administrative Agent shall promptly pay such amounts to Issuing Bank. If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Administrative Agent on a timely basis as herein provided, such Participating Lender agrees to pay to Administrative Agent for the account of Issuing Bank, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid. The failure of any Participating Lender to make available to Administrative Agent for the account of Issuing Bank such Participating Lender's Pro Rata share of the LC Obligations shall not relieve any other Participating Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata share of the LC Obligations. No Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Administrative Agent its Pro Rata share of the LC Obligations on the date such payment is to be made.

               (iii) Whenever Issuing Bank receives a payment on account of the LC Obligations, including any interest thereon, as to which Administrative Agent has previously received payments from any Participating Lender for the account of Issuing Bank, Issuing Bank shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender's Pro Rata share thereof.

               (iv) The obligation of each Participating Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not Borrowers may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; the existence of any Default or Event of Default;

     any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Commitments.

               (v) Neither Issuing Bank nor any of its officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of actual gross negligence or willful misconduct on the part of Issuing Bank. Issuing Bank does not assume any responsibility for any failure or delay in performance or breach by a Borrower or any other Person of its obligations under any of the LC Documents. Issuing Bank does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor. Issuing Bank shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of or any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Issuing Bank with reasonable care. Issuing Bank shall not have any liability to any Participating Lender by reason of Issuing Bank's refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

               (vi) Upon the request of any Participating Lender, Issuing Bank shall furnish to such Participating Lender copies (to the extent then available to Issuing Bank) of each outstanding Letter of Credit and related LC Documents as may be in the possession of Issuing Bank and reasonably requested from time to time by such Participating Lender.

          2.3.3. Cash Collateral Account. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) at any time that an Event of Default exists, (ii) on any date that Availability is less than zero or
(iii) on or at any time after the Commitment Termination Date, then Borrowers shall, on Issuing Bank's or Administrative Agent's request, forthwith pay to Issuing Bank the amount of any LC Obligations that are then due and payable and shall, upon the occurrence of any of the events described in clauses (i) and
(iii) hereinabove, Cash Collateralize all outstanding Letters of Credit or deliver to Administrative Agent a Supporting LC in a face amount equal to 104% of the aggregate Undrawn Amounts of such Letters of Credit. If notwithstanding the occurrence of one or more of the events described in clauses (i) and (iii) in the immediately preceding sentence Borrowers fail to Cash Collateralize, or provide a Supporting LC as provided hereinabove with respect to, any outstanding Letters of Credit on the first Business Day following Administrative Agent's or Issuing Bank's demand therefor, Lenders may (and shall upon direction of Administrative Agent) advance such amount as Revolver Loans (whether or not the Commitment Termination Date has occurred or an Out-of-Formula Condition is created thereby). Such cash (together with any interest accrued thereon) shall be held by

Administrative Agent in the Cash Collateral Account and may be invested, in Administrative Agent's discretion, in Cash Equivalents. Each Borrower hereby pledges to Administrative Agent and grants to Administrative Agent a security interest in, for the benefit of Administrative Agent in such capacity and for the Pro Rata Benefit of Lenders, all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations (including LC Obligations), whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Administrative Agent may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall be or shall become due and payable by Borrowers to Issuing Bank, Administrative Agent or any Lender with respect to the LC Obligations. Neither Borrowers nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account (plus accrued interest thereon, if any)shall be returned to Borrowers unless an Event of Default then exists (in which event Administrative Agent may apply such Cash Collateral to the payment of any other Obligations outstanding and, to the extent so applied, such Cash Collateral shall be applied in accordance with the provisions of
SECTION 5.6, with any surplus to be turned over to Borrowers).

          2.3.4. Indemnifications

               (i) In addition to and without limiting any other indemnity which Borrowers may have to any Indemnitees under any of the Loan Documents, each Borrower hereby agrees to indemnify and defend each of the Indemnitees and to hold each of the Indemnitees harmless from and against any and all Claims which any Indemnitee may suffer, incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit, (b) any suit, investigation or proceeding as to which Administrative Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder or (c) Issuing Bank following any instructions of a Borrower with respect to any Letter of Credit or any Document received by Issuing Bank with reference to any Letter of Credit. The foregoing indemnity obligations of Borrowers are subject to the provisions of SECTION 15.3 hereof.

               (ii) Each Participating Lender agrees to indemnify and defend each of the Issuing Bank Indemnitees (to the extent the Issuing Bank Indemnitees are not reimbursed by Borrowers or any other Obligor, but without limiting the indemnification obligations of Borrowers under this Agreement), to the extent of such Lender's Pro Rata share of the Revolver Commitments, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Issuing Bank Indemnitees in any way related to or arising out of Issuing Bank's administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrowers are obligated to pay under SECTION 15.2).

     2.4. BANK PRODUCTS. Borrowers may request BofA to provide, or to arrange for one or more of its Affiliates to provide, Bank Products, but BofA shall have no obligation whatsoever to provide, or to arrange for the provision of, any Bank Products. If Bank Products are provided by an Affiliate of BofA under any of the Loan Documents, Borrowers agree to indemnify and hold Administrative Agent, BofA and Lenders harmless from and against any and all Claims at any time incurred by Administrative Agent, BofA or any Lenders that arise from any indemnity given to such Affiliates that relate to such Bank Products. Borrowers acknowledge that obtaining Bank Products from BofA or BofA's Affiliates hereunder is in the discretion of BofA or BofA's Affiliates and is subject to all rules and regulations of BofA or BofA's Affiliates that are applicable to such Bank Products.

SECTION 3. INTEREST, FEES AND CHARGES

     3.1. INTEREST.

          3.1.1. Rates of Interest. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

               (i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or

               (ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

          Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone and, if so requested by Borrowers, confirm the same in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan.

          3.1.2. Conversions and Continuations.

               (i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect
     (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, during the period that any Event of Default exists, Administrative Agent may (and shall at the direction of the Required Lenders) declare that no Loan may be made or continued as or converted into a LIBOR Loan. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Loans must be allocated among Lenders on a Pro Rata basis and the Interest Period for Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.

               (ii) Whenever Borrowers desire to convert or continue Loans under
     SECTION 3.1.2(I), Borrower Agent shall give Administrative Agent written notice (or telephonic notice promptly confirmed in writing) substantially in the form of EXHIBIT C (a "Notice of Conversion/Continuation"), signed by an authorized officer of Borrower Agent, at least 1 Business Day before the requested conversion date, in the case of a conversion into Base Rate

     Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Promptly after receipt of a Notice of Conversion/Continuation, Administrative Agent shall notify each Lender in writing of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

          3.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an "Interest Period") to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:

               (i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;

               (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

               (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

               (iv) no Interest Period shall extend beyond the last day of the Term.

          3.1.4. Interest Rate Not Ascertainable. If Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Administrative Agent shall forthwith give notice (by telephone promptly confirmed in writing) to Borrowers of such determination. Until Administrative Agent notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist (which Administrative Agent agrees to do promptly after such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

          3.1.5. Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to any portion of the principal amount of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until Full Payment thereof; (ii) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower Agent's receipt of notice from Administrative Agent of the Required Lenders' election to charge the Default Rate based upon the existence of any Event of Default under SECTION 10.3 (which notice Administrative Agent shall send only with the consent or at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding whether or not under the circumstances described in clauses (i) or (ii) hereof Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (iii) with respect to the principal amount of any Out-of-Formula Loans (unless otherwise agreed in writing by the Required Lenders), whether or not demand for payment thereof has been made by Administrative Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Administrative Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders for such added cost and expense. Interest accrued at the Default Rate shall be due and payable ON DEMAND.

     3.2. FEES. In consideration of Lenders' establishment of the Commitments in favor of Borrowers, and Administrative Agent's agreement to serve as collateral and administrative agent hereunder, Borrowers jointly and severally agree to pay the following fees:

          3.2.1. Closing Fee. Borrowers shall be jointly and severally obligated to pay to Administrative Agent, for the Pro Rata Benefit of the Initial Lender, a closing fee in the amount set forth in the Fee Letter, which shall be paid on the Restatement Effective Date.

          3.2.2. Unused Line Fee. Borrowers shall be jointly and severally obligated to pay to Administrative Agent for the Pro Rata benefit of Lenders a fee (the "Unused Line Fee") equal to the Applicable Margin for the Unused Line Fee divided by 360 days and multiplied by the number of days in the Fiscal Quarter and then multiplied by the amount by which the Average Revolver Loan Balance for any Fiscal Quarter (or portion thereof that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments, such fee to be paid quarterly, in arrears, on the first day of each Fiscal Quarter; but if the Commitments are terminated on a day other than the first day of a Fiscal Quarter, then any such Unused Line Fee payable for the Fiscal Quarter in which termination shall occur shall be paid on the effective date of such termination.

          3.2.3. LC Facility Fees. Borrowers shall be jointly and severally obligated to pay: (a)(i) to Administrative Agent for the Pro Rata account of each Lender for all Letters of Credit, the Applicable Margin in effect for Revolver Loans that are LIBOR Loans on a per annum basis based on the average amount available to be drawn under Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; (ii) to Issuing Bank for its own account a Letter of Credit fronting fee of .125% per annum based upon the face amount of each Letter of Credit issued during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; and (iii) to Issuing Bank for its own account all customary charges associated with the issuance, amending, negotiating, payment, processing and administration of all Letters of Credit. All Letter of Credit fees that are expressed as a percentage shall be increased to a percentage that is 2% greater than the percentage that would otherwise be applicable to Revolver Loans when the Default Rate is in effect.

          3.2.4. Audit and Appraisal Fees and Expenses. Borrowers shall reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with examinations and reviews of any Obligor's books and records up to 2 times per Loan Year unless an Event of Default exists (in which event, there shall be no limit on the number of examinations and reviews for which Borrowers shall be obligated to reimburse Administrative Agent) and, in each case, shall pay to Administrative Agent the standard amount charged by Administrative Agent per day ($850 per day as of the Restatement Effective Date) for each day that an employee or agent of Administrative Agent shall be engaged in an examination or review of any Obligor's books and records. The foregoing shall not be construed to limit Administrative Agent's right to conduct audits as provided in SECTION 10.1.1.

          3.2.5. Agency Fee. In consideration of BofA's service as Administrative Agent hereunder, Borrowers shall be jointly and severally obligated to pay to Administrative Agent, an agency fee in the amount set forth in the Fee Letter, which shall be paid on the Restatement Effective Date and thereafter on each anniversary of the Restatement Effective Date.

          3.2.6. General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in SECTION 3.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

     3.3. COMPUTATION OF INTEREST AND FEES. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, each Payment Item and other form of payment received by Administrative Agent (with the date of such receipt to be governed by SECTION 5.7) shall be deemed applied by Administrative Agent and Lenders on account of the Obligations (subject to final payment of such items) on the Business Day on which Administrative Agent receives collected funds in the Payment Account, and Administrative Agent shall be deemed to have received such Payment Item on the date specified in SECTION 5.7. Each determination by Administrative Agent of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

     3.4. REIMBURSEMENT OBLIGATIONS.

          3.4.1. Borrowers shall reimburse Administrative Agent and Lenders for any Extraordinary Expenses incurred by Administrative Agent or any Lender, on the sooner to occur of Administrative Agent's demand therefor or Administrative Agent's receipt of any proceeds of Collateral in connection with any Enforcement Action (subject to the provisions of SECTION 5.6 with respect to the application of any proceeds of Collateral). Borrowers shall also reimburse Administrative Agent for all legal, accounting, appraisal, consulting and other fees and expenses suffered or incurred by Administrative Agent in connection with: (i) the negotiation and preparation (and internal legal review) of any of the Loan Documents, any amendment or modification thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby; (iii) action taken to perfect or maintain the perfection or priority of any of Administrative Agent's Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted by Administrative Agent with respect to any Obligor's books and records in accordance with SECTION 3.2.4; (v) any effort by Administrative Agent to verify or appraise any of the Collateral. All amounts chargeable to or reimbursable by Borrowers under this SECTION 3.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable ON DEMAND to Administrative Agent. Borrowers shall also reimburse

Administrative Agent for reasonable out-of-pocket expenses incurred by Administrative Agent in its administration of any of the Collateral to the extent and in the manner provided in SECTION 8 or in any of the other Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the indemnification or reimbursement by Borrowers of Claims suffered or incurred by Administrative Agent or any Lender.

          3.4.2. If at any time Lender shall agree to indemnify any Person against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrowers, or shall guarantee or otherwise assure payment of any liability or obligation of Borrowers to such Person, or otherwise shall provide assurances of Borrowers' payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Lender with respect to Banking Relationship Debt, then the Contingent Obligation of Lender providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Lender in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, on demand, any amount so paid or any liability incurred by Lender in connection with any such indemnity, guaranty, or assurance. Nothing herein shall be construed to impose upon Lender any obligation to provide any such indemnity, guaranty or assurance. The foregoing agreement of Borrowers shall apply whether or not such indemnity, guaranty or assurance is in writing or oral, provided that Administrative Agent provides Borrower's with notice of the existence thereof, shall survive termination of the Commitment and Full Payment of the Obligations and any other provisions of the Loan Documents regarding reimbursement or indemnification by Borrowers of Claims suffered or incurred by Lender.

     3.5. BANK CHARGES. Borrowers shall pay to Administrative Agent, ON DEMAND, any and all fees, costs or expenses which Administrative Agent pays to a bank or other similar institution (including any fees paid by Administrative Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by Administrative Agent of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent of any Payment Item received or delivered to Administrative Agent on account of the Obligations. Each Borrower acknowledges and agrees that Administrative Agent may charge such costs, fees and expenses to Borrowers based upon Administrative Agent's good faith estimate of such costs, fees and expenses as they are incurred by Administrative Agent.

     3.6. ILLEGALITY. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change after the date hereof in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give after such determination Administrative Agent and Borrowers notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan from such Lender shall be deemed a request for a Base Rate Loan unless such Lender's declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this SECTION 3.6 insofar as such Lender determines the continuance of LIBOR Loans to be impracticable, in which event all such LIBOR Loans of such Lender shall be converted automatically to Base Rate Loans as of the date of any Borrower's receipt of the aforesaid notice from such Lender.

     3.7. INCREASED COSTS. If, by reason of (a) the introduction after the date hereof or any change after the date hereof (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance after the date hereof with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):

               (i) any Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or to participate in the LC Obligations arising from the issuance of Letters of Credit, or a change shall result in the basis of taxation of payment to Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loan, issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit (except for Excluded Taxes); or

               (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or Letters of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising form the issuance of Letters of Credit shall be imposed on such Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or issuing Letters of Credit (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give any Borrower notice thereof and Borrowers shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, within 5 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs. A certificate as to the amount of such increased costs (and setting forth the calculation thereof in reasonable detail), submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

     If any Lender shall advise Administrative Agent at any time that, because of the circumstances described hereinabove in this SECTION 3.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the Adjusted LIBOR Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or issuing Letters of Credit, then, and in any such event:

               (i) Administrative Agent shall forthwith give notice (by telephone confirmed promptly in writing) to Borrowers and Lenders of such event;

               (ii) Borrowers' right to request and such Lender's obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be immediately suspended and Borrowers' right to continue a LIBOR Loan as such beyond the then applicable Interest Period or to request a Letter of Credit shall also be suspended, until each condition giving rise to such suspension no longer exists; and

               (iii) such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

     For purposes of this SECTION 3.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender. If any Lender provides notice that, due to the circumstances described in this SECTION 3.7, the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or participating in the LC Obligations arising from the issuance of Letters of Credit, then such Lender may be replaced pursuant to the provisions of SECTION 13.17.

     3.8. CAPITAL ADEQUACY. If any Lender determines that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change after the date hereof in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance after the date hereof by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and (taking into consideration such Lender's or such corporation's or other entity's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then: (a) Administrative Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender's determination of such occurrence, give notice thereof to Borrowers and Lenders; and (b) Borrowers shall pay to Administrative Agent, for the account of such Lender, as an additional fee from time to time, ON DEMAND, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for Lender's determination of such amount), and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this SECTION 3.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

     3.9. MITIGATION. Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under SECTIONS 3.6, 3.7 OR 3.8, or is or has become subject to U.S. withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Lender or the Loans of such Lender through another lending office of such Lender or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.

     3.10. FUNDING LOSSES. If for any reason (other than due to a default by Lender or as a result of a Lender's refusal to honor a LIBOR Loan request due to circumstances described in this Agreement) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to SECTION 3.1.2) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to Administrative Agent an administrative fee of $150 and to each Lender an amount equal to all losses and expenses (other than loss of profit) which such Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall pay all such amounts due to any Lender upon presentation by such Lender of a statement setting forth the amount and such Lender's calculation thereof, which statement shall be deemed true and correct absent manifest error. For purposes of this SECTION 3.10, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

     3.11. MAXIMUM INTEREST. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Administrative Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Administrative Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Administrative Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate, and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate ("Excess"), Borrowers stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal of such Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in SECTION 3.1.1, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Administrative Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Administrative Agent or any Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Administrative Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this SECTION 3.11 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of

Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this SECTION 3.11.

SECTION 4. LOAN ADMINISTRATION

     4.1. MANNER OF BORROWING AND FUNDING REVOLVER LOANS. Borrowings under the Commitments established pursuant TO SECTION 2.1 shall be made and funded as follows:

          4.1.1. Notice of Borrowing.

               (i) Whenever Borrowers desire to make a Borrowing under SECTION
     2.1 (other than a Borrowing resulting from a conversion or continuation pursuant to SECTION 3.1.2), Borrowers shall give Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a "Notice of Borrowing"), which shall be in the form of EXHIBIT D annexed hereto and signed by an authorized officer of Borrower Agent. Such Notice of Borrowing shall be given by Borrower Agent no later than 2:00 p.m. at the office designated by Administrative Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 2 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after 2:00 p.m. shall be deemed received on the next Business Day. Any Revolver Loans made by each Lender on the Restatement Effective Date shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing,
     (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed.

               (ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including Extraordinary Expenses and LC Obligations, and any amounts owed to BofA or any Affiliate of BofA for Banking Relationship Debt) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans.

               (iii) If Borrowers elect to establish a Controlled Disbursement Account with BofA or any Affiliate of BofA, then the presentation for payment by BofA of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans.

               (iv) Neither Administrative Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in SECTION 11 is not satisfied, but may do so in the discretion of Administrative Agent (or at the direction of the Required Lenders) and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

          4.1.2. Fundings by Lenders. Subject to its receipt of notice from Administrative Agent of a Notice of Borrowing as provided in SECTION 4.1.1(I) (except in the case of a deemed request by Borrower Agent for a Revolver Loan as provided in SECTION 4.1.1(II) or (III) or SECTION 4.1.3(II), in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested and that Borrowers are entitled to receive under the Loan Agreement. Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to SECTION 4.1.1(II) or (III)), by 2:00 p.m. on the proposed funding date (in the case of Base Rate Loans) or by 2:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Loans). Each Lender shall deposit with Administrative Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by Borrowers at Administrative Agent's designated bank in immediately available funds not later than 2:00 p.m. on the date of funding of such Borrowing, unless Administrative Agent's notice to Lenders is received after 2:00 p.m. on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Administrative Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall make the proceeds of the Revolver Loans received by it available to Borrowers by disbursing such proceeds in accordance with Borrower Agent's disbursement instructions set forth in the applicable Notice of Borrowing. Neither Administrative Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Administrative Agent in accordance with wiring instructions provided to Administrative Agent. Unless Administrative Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Administrative Agent an amount equal to such Lender's Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to clauses (ii) or (iii) of SECTION 4.1.1), Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent and Administrative Agent may in its discretion disburse a corresponding amount to Borrowers on the applicable funding date. If a Lender's Pro Rata share of such Borrowing is not in fact deposited with Administrative Agent, then, if Administrative Agent has disbursed to Borrowers an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Administrative Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Administrative Agent,
(a) in the case of Borrowers, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Administrative Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Administrative Agent shall promptly return to Borrowers such corresponding amount in same day funds. A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this SECTION 4.1.2 shall be conclusive, absent manifest error.

          4.1.3. Settlement and Swingline Loans.

               (i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders and Administrative Agent agree (which agreement shall be solely between Lenders and Administrative Agent and shall not be for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Administrative Agent (each a

     "Settlement Date"), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in SECTION 11 have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Administrative Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Obligations. Administrative Agent shall request settlement with the Lenders on a basis not less frequently than once every 5 Business Days.

               (ii) Between Settlement Dates, Administrative Agent may request BofA to advance, and BofA may, but shall in no event be obligated to, advance to Borrowers out of BofA's own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by BofA being referred to as a "Swingline Loan"). Each Swingline Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to BofA solely for its own account. The obligation of Borrowers to repay such Swingline Loans to BofA shall be evidenced by the records of BofA and need not be evidenced by any promissory note. Unless a funding is required by all Lenders pursuant to SECTION 13.9.4, Administrative Agent may but shall not be required to request BofA to make any Swingline Loan if (A) Administrative Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in
     SECTION 11 will not be satisfied on the requested funding date for the applicable Borrowing and Administrative Agent has made a determination (without any liability to any Person) that such condition precedent will not be satisfied, (B) the requested Borrowing would exceed the amount of Availability on the funding date or (C) the aggregate amount of Swingline Loans outstanding exceeds (or with the funding of the requested Swingline Loan, would exceed) $5,000,000. BofA shall not be required to determine whether the applicable conditions precedent set forth in SECTION 11 have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its discretion, any Swingline Loan. On each Settlement Date, or, if earlier, on demand by Administrative Agent for payment thereof, the then outstanding Swingline Loans shall be immediately due and payable. As provided in
     SECTION 4.1.1(II), Borrowers shall be deemed to have requested (without the necessity of submitting any Notice of Borrowing) Revolver Loans to be made on each Settlement Date in the amount of all outstanding Swingline Loans and to have Administrative Agent cause the proceeds of such Revolver Loans to be applied to the repayment of such Swingline Loans and interest accrued thereon. Administrative Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 11:00 a.m. on each Settlement Date and each Lender (other than BofA) shall deposit with Administrative Agent an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 2:00 p.m. on such Settlement Date. Each Lender's obligation to make such deposit with Administrative Agent shall be absolute and unconditional, without defense, offset, counterclaim or other defense, and without regard to whether any of the conditions precedent set forth in SECTION 11 are satisfied, any Out-of-Formula Condition exists or the Commitment Termination Date has occurred. If, as the result of the commencement by or against Borrowers of any Insolvency Proceeding or otherwise, any Swingline Loan may not be repaid by the funding by Lenders of Revolver Loans, then each Lender (other than BofA) shall be deemed to have purchased a participating interest in any unpaid Swingline Loan in an amount equal to such Lender's Pro Rata share of such Swingline Loan and shall transfer to BofA, in immediately available funds not later than the second Business Day after BofA's request therefor, the amount of such Lender's participation. The proceeds of Swingline Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with SECTION 2.1.3. If any amounts received by BofA in respect of any Swingline Loans are later required to be returned or repaid by BofA to Borrowers or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, on demand by BofA with notice to Administrative Agent, pay to Administrative Agent for the account of BofA, an amount equal to each other Lender's Pro Rata share of all such amounts required to be returned or repaid.

          4.1.4. Disbursement Authorization. Each Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to SECTION 4.1.1 or SECTION 4.1.3(II) as follows: (i) the proceeds of each Revolver Loan requested under SECTION 4.1.1(I) shall be disbursed by Administrative Agent in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by transfer to such bank account of Borrowers as may be directed by Borrowers from time to time or elsewhere if pursuant to a written direction from any Borrower; and (ii) the proceeds of each Revolver Loan requested under
SECTION 4.1.1(II) or SECTION 4.1.3(II) shall be disbursed by Administrative Agent by way of direct payment of the relevant interest or other Obligation. Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

          4.1.5. Telephonic Notices. Each Borrower authorizes Administrative Agent and Lenders to extend, convert or continue Loans, effect selections of Types of Loans and transfer funds to or on behalf of Borrowers based on telephonic notices or instructions from any individual whom Administrative Agent or any Lender in good faith believes to be acting on behalf of any Borrower. If requested by Administrative Agent, Borrowers shall confirm each such telephonic request for a Borrowing or conversion or continuation of Loans by prompt delivery to Administrative Agent of the required Notice of Borrowing or Notice of Conversion/Continuation, as applicable, duly executed by an authorized officer of Borrower Agent. If the written confirmation differs in any material respect from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by any Borrower as a result of Administrative Agent's or any Lender's acting upon its understanding of telephonic instructions or requests from a person believed in good faith by Administrative Agent or any Lender to be a person authorized by a Borrower to give such instructions or to make such requests on Borrowers' behalf.

     4.2. DEFAULTING LENDER. If any Lender shall, at any time, fail to make any payment to Administrative Agent or BofA that is required hereunder, Administrative Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender's defaulted obligations hereunder, at such time, and in such order, as Administrative Agent may elect in its discretion. With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan or payment in respect of an LC Obligation. Solely as among the Lenders and solely for purposes of (i) voting upon or consenting to amendments, waivers, actions or inactions under any of the Loan Documents, or with respect to the Collateral or any Obligations, and (ii) determining a defaulting Lender's share of payments and proceeds of Collateral pending such defaulting Lender's cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). The provisions of this Section 4.2 shall be solely for the benefit of Administrative Agent and Lenders and may not be enforced by Borrowers.

     4.3. SPECIAL PROVISIONS GOVERNING LIBOR LOANS.

          4.3.1. Number of LIBOR Loans. In no event may the number of LIBOR Loans outstanding at any time to any Lender exceed 4.

          4.3.2. Minimum Amounts. Each Borrowing of LIBOR Loans pursuant to
SECTION 4.1.1(I), and each continuation of or conversion to LIBOR Loans pursuant to SECTION 3.1.2, shall be in a minimum amount of $1,000,000 and integral multiples of $50,000 in excess of that amount.

          4.3.3. LIBOR Lending Office. Each Lender's initial LIBOR Lending Office is set forth opposite its name on the signature pages hereof. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender's LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

          4.3.4. Funding of LIBOR Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility and provided Borrowers bear no increased costs as a result of Lenders funding through a foreign branch or Affiliate. The calculation of all amounts payable to Lender under SECTIONS 3.7 and 3.10 shall be made as if each Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under SECTIONS 3.7 and 3.10.

     4.4. BORROWER AGENT. Each Borrower hereby irrevocably appoints InSight Health, and InSight Health agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, "Borrower Agent"), including requesting Borrowings, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent. Administrative Agent may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of "the Borrowers," and Administrative Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion Continuation, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers' liability for the Obligations be affected, provided that the provisions of this SECTION 4.3 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by "a Borrower" hereunder. Administrative Agent may maintain a single

Loan Account in the name of "InSight Health Services Corp." hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower's liability for the Obligations.

     4.5. ALL LOANS TO CONSTITUTE ONE OBLIGATION. The Loans and LC Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Administrative Agent's Lien upon all of the Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to Administrative Agent or such Lender.

SECTION 5. PAYMENTS

     5.1. GENERAL PAYMENT PROVISIONS. All payments (including all prepayments) of principal of and interest on the Loans, LC Obligations and other Obligations that are payable to Administrative Agent or any Lender shall be made to Administrative Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes other than Excluded Taxes, as required by Applicable Law, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 2:00 p.m. on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time Borrowers make any payment under this Agreement, specify to Administrative Agent the Obligations to which such payment is to be applied and, if Borrowers fail so to specify or if the application specified by Borrowers would be inconsistent with the terms of this Agreement or if an Event of Default exists, Administrative Agent shall distribute such payment to Lenders for application to the Obligations in such manner as Administrative Agent, subject to the provisions of this Agreement, may determine to be appropriate. All payments received by Administrative Agent shall be subject to the rights of offset that Administrative Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Administrative Agent from such Lender under any of the Loan Documents, without prejudice to the rights of Borrowers.

     5.2. REPAYMENT OF REVOLVER LOANS.

          5.2.1. Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:

               (i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders (or, in the case of Swingline Loans, for the sole benefit of BofA) unless timely converted to a LIBOR Loan in accordance with this Agreement, (a) if a Restrictive Trigger Event has occurred and is continuing, upon each receipt by Administrative Agent or any Lender of any proceeds of Accounts (other than that portion thereof payable to physicians pursuant to PSAs), or within 7 Business Days of each receipt by Borrowers of any such proceeds, in each case to the extent of such proceeds, (b) the Commitment Termination Date, and (c) in the case of Swingline Loans, if a Restrictive Trigger Event has occurred and is continuing, the earlier of BofA's demand for payment or on each Settlement Date with respect to all Swingline Loans outstanding on such date.

               (ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders, unless continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the

     Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless (x) otherwise agreed in writing by Administrative Agent or Borrowers are otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Loan outstanding on a date other than the last day of the Interest Period applicable thereto, and (y) Borrowers pay to Administrative Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Administrative Agent and Lenders under SECTION 3.10 as a consequence of such prepayment. Notwithstanding the foregoing provisions of this SECTION 5.2.1(II), if, on any date that Administrative Agent receives proceeds of Accounts or other Collateral, there are no Revolver Loans outstanding as Base Rate Loans, Administrative Agent may either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

               (iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of 2 Business Days after Administrative Agent's demand or 2 Business Days after any Borrower has obtained knowledge of such Out-of-Formula Condition, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Administrative Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Administrative Agent may (a) hold such deposit as cash security pending disbursement of same for application to the Obligations, or (b) if an Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Administrative Agent for the benefit of Lenders any amounts required by SECTION 3.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).

          5.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to any Revolver Loan that is a Base Rate Loan and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to SECTION 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

     5.3. RESERVED.

     5.4. PAYMENT OF OTHER OBLIGATIONS. The balance of the Obligations requiring the payment of money, including LC Obligations and Extraordinary Expenses incurred by Administrative Agent or any Lender, shall be repaid by Borrowers to Administrative Agent for allocation among Administrative Agent and Lenders as provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, ON DEMAND.

     5.5. MARSHALING; PAYMENTS SET ASIDE. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of Borrowers or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment to Administrative Agent or Lenders or Administrative Agent or any Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Administrative Agent or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this SECTION 5.5 shall survive any termination of the Commitments and Full Payment of the Obligations.

     5.6. ALLOCATION OF PAYMENTS.

          5.6.1. Allocation. At any time that an Event of Default exists or Administrative Agent receives a payment or Collateral proceeds in an amount that is insufficient to pay all amounts then due and payable to Administrative Agent and Lenders, all monies to be applied to the Obligations, whether such monies represent voluntary or mandatory payments or prepayments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral and irrespective of any designation by Borrowers of the Obligations that are intended to be satisfied, shall be allocated among Administrative Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to Administrative Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to Administrative Agent by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (ii) second, to Administrative Agent to pay principal and accrued interest on any portion of the Revolver Loans which Administrative Agent may have advanced on behalf of any Lender and for which Administrative Agent has not been reimbursed by such Lender or Borrowers, until Full Payment of all such Obligations; (iii) third, to BofA to pay the principal and accrued interest on any portion of the Swingline Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations; (iv) fourth, to the extent that Issuing Bank has not received from any Participating Lender a payment as required by SECTION 2.3.2, to Issuing Bank to pay all such required payments from each Participating Lender, until Full Payment of all such Obligations; (v) fifth, to Administrative Agent to pay any Claims that have not been paid pursuant to any indemnity of Administrative Agent Indemnitees by any Obligor, or to pay amounts owing by Lenders to Administrative Agent Indemnitees pursuant to
SECTION 13.6, in each case together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (vi) sixth, to Administrative Agent to pay any fees due and payable to Administrative Agent, until Full Payment of all such Obligations;
(vii) seventh, to each Lender, ratably, for any Claims that such Lender has paid to Administrative Agent Indemnitees pursuant to its indemnity of Administrative Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to Administrative Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by Obligors therefor, until Full Payment of all such Obligations; (viii) eighth, to Issuing Bank to pay principal and interest with respect to LC Obligations (or to the extent any of the LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize the LC Obligations), which payment shall be shared with the Participating Lenders in accordance with SECTION 2.3.2(III), until Full Payment of all such Obligations; (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Obligations (excluding Banking Relationship Debt) then outstanding, in such order of application as shall be designated by Administrative Agent (acting at the direction or with the consent of the Required Lenders), until Full Payment of all such Obligations; (x) tenth, to BofA or any Affiliate of BofA in payment of any Banking Relationship Debt owed to such Person and secured by the Collateral hereunder, until Full Payment of all such Obligations; and (xi) eleventh, to Borrowers as provided in
SECTION 5.7. The allocations set forth in this SECTION 5.6 are solely to determine the rights and priorities of Administrative Agent and Lenders as among themselves and may be changed by Administrative Agent and Lenders without notice to or the consent or approval of any Borrower or any other Person.

          5.6.2. Erroneous Allocation. Administrative Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

     5.7. APPLICATION OF PAYMENTS AND COLLATERAL PROCEEDS. All Payment Items received by Administrative Agent by 2:00 p.m., on any Business Day shall be deemed received on that Business Day. All Payment Items received by Administrative Agent after 2:00 p.m., on any Business Day shall be deemed received on the following Business Day. Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Administrative Agent or any Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Administrative Agent or its agent against the Obligations, in such manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent upon any of its books and records; provided, however, that any payments or proceeds of Collateral received by Administrative Agent on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds. If, as the result of Administrative Agent's collection of proceeds of Accounts and other Collateral as authorized by SECTION 8.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be remitted to Borrowers unless (x) there exists an Event of Default and (y) there are LC Obligations outstanding that have not been Cash Collateralized. Administrative Agent may apply such credit balance against any of the Obligations upon and after the occurrence of an Event of Default, and to the extent so applied, such credit balance shall be applied in the manner specified in SECTION 5.6.1.

     5.8. LOAN ACCOUNTS; ACCOUNT STATED.

          5.8.1. Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a "Loan Account") evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing hereunder to such Lender.

          5.8.2. The Register. Administrative Agent shall maintain a register (the "Register"), which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by

Administrative Agent from Borrowers or any other Obligor and each Lender's Pro Rata share thereof. The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent. The Obligations and Letters of Credit are registered obligations and the right, title and interest of any Lender and their assignees in and to such Obligations and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this SECTION 5.8.2 and for tax purposes only, Administrative Agent shall be Borrowers' agent for purposes of maintaining the Register (but Administrative Agent shall have no liability whatsoever to any Borrower or any other Person on account of any inaccuracies contained in the Register). This SECTION 5.8.2 shall be construed so that the Obligations and Letters of Credit are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code of 1986, as amended, or such regulations).

          5.8.3. Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable, shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Administrative Agent in writing within 30 days after such Person's receipt of such copy or such Person's inspection of the Register or Loan Account of its intention to dispute the information contained therein.

     5.9. TAXES.

          5.9.1. Gross Up. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Administrative Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

          5.9.2. Refund. If Administrative Agent or any Lender receives a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this SECTION 5.9, such Person shall, within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this SECTION 5.9), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

          5.9.3. Foreign Lenders. Each Foreign Lender, on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it designates a new lending office, and on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by Borrowers, shall provide Borrowers with duplicate executed originals of (A) Internal Revenue Service Form W-8 BEN, or any successor form, certifying that such Lender is entitled to benefits under any income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest, or (B) Internal Revenue Service Form W-8ECI, or any successor form, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; or (C) with respect to any Lender that is not a bank and is eligible for exemption from tax under SECTION 881(C) or 871(H) of the Internal Revenue Code of 1986, as amended, Internal Revenue Service Form W-8 BEN, or any successor form, and a certificate substantially in the form of Exhibit J hereto. Each Foreign Lender who does not deliver a Form W-8ECI represents that all services performed hereunder with respect to any fees received or to be received will have been, and will be, performed outside of the United States.

          5.9.4. Remedy. In the event that Borrowers are required to pay additional amounts pursuant to SECTION 3.7 or SECTION 5.9.1 hereof, Borrowers may, upon notice to such Lender, either prepay in whole or in part the outstanding balance on any Loan held by such Lender or require such Lender to assign and delegate, without recourse all of its interests, rights and obligations under this Agreement to an assignee selected by Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment).

     5.10. NATURE AND EXTENT OF EACH BORROWER'S LIABILITY.

          5.10.1. Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Administrative Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

          5.10.2. Unconditional Nature of Liability. Each Borrower's joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Administrative Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Administrative Agent or any Lender, (iv) the failure by Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Administrative Agent's release of any Collateral or of its Liens upon any Collateral, (v) Administrative Agent's or Lenders' election, in any proceeding instituted under the Bankruptcy Code, for the application of
Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations,
(viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Administrative Agent's or any Lender's claims against any other Obligor for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor (other than prior payment). After the occurrence and during the continuance of any Event of Default, Administrative Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law that might otherwise require Administrative Agent to pursue or exhaust its remedies against any Collateral or Obligor before pursuing another Obligor. Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

          5.10.3. No Reduction in Liability for Obligations. No payment or payments made by an Obligor or received or collected by Administrative Agent from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until Full Payment of the Obligations.

          5.10.4. Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower's Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an "Accommodation Payment"), then each of the other Borrowers (each such Borrower being referred to as a "Contributing Borrower") shall be obligated to make contribution to such Borrower (the "Paying Borrower") in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower's recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term "Allocable Percentage" shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower's Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

          5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of the Obligations (other than contingent indemnification obligations for which no claim has been made).

SECTION 6. TERM AND TERMINATION OF COMMITMENT

     6.1. TERM OF COMMITMENTS. Subject to each Lender's right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in SECTION 6.2, the Commitments shall be in effect for a period (the "Term") commencing on the date hereof and continuing until the close of business on September 22, 2010, unless sooner terminated as provided in SECTION 6.2.

     6.2. TERMINATION.

          6.2.1. Termination by Administrative Agent. Administrative Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitment without notice at any time that an Event of Default exists; provided, however, that the Commitment shall automatically terminate as provided in SECTION 12.2.

          6.2.2. Termination by Borrowers. Upon at least 30 days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Commitments; provided, however, no such termination by Borrowers shall be effective until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made). Any notice of termination given by Borrowers shall be irrevocable unless Administrative Agent otherwise agrees in writing. Borrowers may elect to terminate the Commitments in their entirety only, provided that nothing contained herein shall affect Borrowers' right to voluntarily reduce the Revolver Commitments as provided in
SECTION 2.1.5. No section of this Agreement, Type of Loan available hereunder or Commitment may be terminated by Borrowers singly.

          6.2.3. Reserved.

          6.2.4. Effect of Termination. On the effective date of termination of the Commitments by Administrative Agent or by Borrowers, all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall be immediately due and payable; Lenders shall have no obligation to make any Loans; Issuing Bank shall have no obligation to issue any Letters of Credit, and BofA may terminate any Bank Products (including any services or products under Cash Management Agreements). All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made). Notwithstanding the Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made), Administrative Agent shall not be required to terminate its Liens in any of the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Administrative Agent shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Administrative Agent whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent and Lenders from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent from any such loss or damage. The provisions of SECTIONS 3.4, 5.5, 5.9 and this
SECTION 6.2.4 and all obligations of Borrowers to indemnify Administrative Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Commitment and Full Payment of the Obligations.

SECTION 7. COLLATERAL

     7.1. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: (i) all Accounts; (ii) all Instruments, Chattel Paper (including Electronic Chattel Paper), Documents, Letter-of-Credit Rights and Supporting Obligations, in each case to the extent arising out of, relating to, or given in exchange or settlement for or to evidence the obligation to pay any Account; (iii) all General Intangibles that arise out of or are related to any Account or from which any Account arises;
(iv) all of the Deposit Accounts Collateral; (v) all monies now or at any time or times hereafter in the possession or under the control of Administrative Agent or a bailee of Administrative Agent, including any Cash Collateral in any Cash Collateral Account; (vi) all products and cash and non-cash proceeds of the foregoing, including proceeds of insurance in respect of any of the foregoing;
(vii) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and other computer materials and records) of such Borrower pertaining to any of the foregoing.

     7.2. RESERVED.

     7.3. RESERVED.

     7.4. CERTAIN AFTER-ACQUIRED COLLATERAL. Borrowers shall promptly notify Administrative Agent in writing upon any Borrower's obtaining any Collateral after the Restatement Effective Date consisting of Deposit Accounts (other than Deposit Accounts into which payments with respect to Governmental Receivables are directly deposited or transferred), Letter-of-Credit Rights or Chattel Paper, to the extent such Deposit Accounts, Letter-of-Credit Rights or Chattel Paper arise out of, relate to or are given in exchange or settlement for or to evidence the obligation to pay any Account, and, upon Administrative Agent's request, shall promptly execute such documents and do such other acts or things reasonably deemed appropriate by Administrative Agent to confer upon Administrative Agent a duly perfected first priority Lien (subject to Permitted Liens), upon and (to the extent applicable for the perfection of a Lien) control with respect to such Collateral; and promptly notify Administrative Agent in writing upon any Borrower's obtaining any Collateral after the Restatement Effective Date consisting of Documents or Instruments to the extent they arise out of, relate to or are given in exchange or settlement for or to evidence the obligation to pay any Account, and, upon Administrative Agent's request, shall promptly execute such documents and do such other acts or things reasonably deemed appropriate by Administrative Agent to deliver to it possession of such Documents as are negotiable and such Instruments, to the extent they arise out of, relate to or are given in exchange or settlement for or to evidence the obligation to pay any Account.

     7.5. NO ASSUMPTION OF LIABILITY. The security interest granted pursuant to this Agreement is granted as security only and shall not subject Administrative Agent or any Lender to, or in any way alter or modify, any obligation or liability of Borrowers with respect to or arising out of the Collateral.

     7.6. LIEN PERFECTION; FURTHER ASSURANCES. Promptly after Administrative Agent's request therefor, Borrowers shall execute or cause to be executed and deliver to Administrative Agent such instruments, assignments or other documents as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Administrative Agent's Lien upon the Collateral and shall take such other action as may be requested by Administrative Agent to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by Applicable Law, each Borrower hereby irrevocably authorizes Administrative Agent to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower's behalf, including financing statements that indicate the Collateral as set forth in this SECTION 7. Each Borrower also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

SECTION 8. COLLATERAL ADMINISTRATION

     8.1. GENERAL PROVISIONS.

          8.1.1. Location of Collateral. Collateral shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in
SCHEDULE 9.1.6 hereto and shall not be moved therefrom, without the prior written approval of Administrative Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may move any record relating to any Collateral to a location in the United States other than those shown on SCHEDULE 9.1.6 hereto so long as Borrowers have given Administrative Agent at least 5 days prior written notice of such new location and prior to moving to such location there have been filed any UCC-1 financing statements or other appropriate documentation necessary to perfect or continue perfection of Administrative Agent's first priority Liens subject to Permitted Liens with respect to such Collateral.

          8.1.2. Insurance of Collateral; Condemnation Proceeds. Borrowers shall, upon request by Administrative Agent, deliver the originals or certified copies of all insurance policies to Administrative Agent with certificates of insurance reasonably satisfactory to Administrative Agent naming Administrative Agent as an additional insured with respect to Borrowers' general liability insurance. If any Borrower fails to provide and pay for such insurance, Administrative Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Each Borrower agrees to deliver to Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies (other than reports with respect to professional liability insurance).

          8.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers' sole risk.

          8.1.4. Defense of Title to Collateral. Each Borrower shall at all times defend such Borrower's title to the Collateral and Administrative Agent's Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens and Permitted Asset Dispositions.

     8.2. ADMINISTRATION OF ACCOUNTS.

          8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon. Each Borrower shall also provide to Administrative Agent on or before the 25th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Administrative Agent's request therefor, copies of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall reasonably request. In addition, at any time that there are Revolver Loans outstanding or LC Obligations that have not been Cash Collateralized exceed $2,000,000, if an Account in the face amount in excess of $1,000,000 ceases to be an Eligible Account in whole or in part, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within 7 Business Days) after any Borrower's having obtained knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. To the extent permitted by Applicable Law, each Borrower shall deliver to Administrative Agent copies of invoices or invoice registers related to all of its Accounts.

          8.2.2. Discounts, Disputes and Returns. At any time that there are Revolver Loans outstanding or LC Obligations that have not been Cash Collateralized exceed $2,000,000, if any Borrower grants any discounts, allowances or credits on an Eligible Account in excess of 5% of the amount of such Account that are not shown on the face of the invoice for the Eligible Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to Administrative Agent as part of the next required Schedule of Accounts. At any time that there are Revolver Loans outstanding or LC Obligations that have not been Cash Collateralized exceed $2,000,000, if any amounts due and owing in excess of $750,000 are in dispute between any Borrower and any Account Debtor, such Borrower shall provide Administrative Agent with written notice thereof at the time of submission of the next Schedule of Accounts.

          8.2.3. Taxes. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due by Borrowers.

          8.2.4. Account Verification. Whether or not a Default or an Event of Default exists, Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower to verify the validity, amount or any other matter relating to any Wholesale Receivable of such Borrower by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

          8.2.5. MAINTENANCE OF DOMINION ACCOUNT.

               (i) Borrowers shall establish and maintain a system of cash management that is acceptable to Agent with BofA or such other bank or banks as may be selected by Borrowers and be reasonably acceptable to Administrative Agent. Such system of cash management shall include (i) a lockbox (or lockboxes), and related Deposit Account (or Deposit Accounts), for remittance and deposit (including by way of electronic funds transfer) of collections or payments with respect to Wholesale Receivables (each a "Wholesale Collection Account"), (ii) a Deposit Account (or Deposit Accounts) into which collections and payments with respect to Retail Receivables (including Governmental Receivables) are deposited or remitted by electronic funds transfer or otherwise (each a "Retail Collection Account"), (iii) a Deposit Account that constitutes a "concentration account" (the "Concentration Account") into which collected funds from the Collection Accounts (other than amounts payable to physicians pursuant to PSAs) shall be transferred within 7 Business Days of receipt thereof and
     (iv) such other Deposit Accounts and/or lockboxes as Borrowers shall deem to be necessary or appropriate to conduct their business operations. Borrowers shall have access to the funds that are deposited in the foregoing Deposit Accounts, provided that (a) Borrowers shall not deposit proceeds of Property constituting collateral security for the Senior Notes therein, (b) Borrowers shall not deposit the proceeds of any Collateral into any Deposit Account maintained for or in connection with the Senior Notes or into which the proceeds of collateral security for the Senior Notes are, or are intended to be, deposited and (c) the provisions of SECTION 8.2.5(II) shall control after the occurrence of a Restrictive Trigger Event.

               (ii) If a Restrictive Trigger Event occurs at any time, then all monies in the Concentration Account and in each Wholesale Collection Account shall be deposited each day in the Payment Account and applied to the Obligations as determined by Administrative Agent in accordance with this Agreement. If thereafter, a Restrictive Trigger Event does not exist during any period of 90 consecutive days, then as soon as practicable, but in any event within 5 Business Days, Administrative Agent will permit Borrowers to access the monies in the Concentration Account and in each Wholesale Collection Account for use as provided in SECTIONS 2.1.3 and 8.2.5(I) hereof.

          8.2.6. Collection of Accounts and Proceeds of Collateral. To expedite collection of Accounts, each Borrower shall endeavor in the first instance to make collection of such Borrower's Accounts for Administrative Agent and Lenders and, in connection therewith, shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or collateral security relating to each such Account. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Administrative Agent's and Lenders' benefit; Borrowers shall promptly, and in any event no later than the seventh Business Day after the date of receipt thereof, deposit the same in kind in the Collection Accounts; and Administrative Agent may remit such proceeds to Lenders for application to the Obligations in the manner authorized by this Agreement. Administrative Agent retains the right at all times that an Event of Default exists to notify Account Debtors on Wholesale Receivables of any Borrower that Wholesale Receivables have been assigned to Administrative Agent, to collect Wholesale Receivables directly in its own name (and, in connection therewith, and to charge to Borrowers the collection costs and expenses incurred by Administrative Agent, including reasonable attorneys'
fees). At any time an Event of Default exists, Administrative Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor on Wholesale Receivables and to compromise the amount or extend the time for payment of any Wholesale Receivables upon such terms and conditions as Administrative Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to Borrowers.

     8.3. ADMINISTRATION OF DEPOSIT ACCOUNTS. Each Borrower represents that, as of the Restatement Effective Date, SCHEDULE 8.3 (as the same may be amended or supplemented from time to time) sets forth all of the Deposit Accounts maintained by each Borrower that arise out or relate to the Accounts, including Deposit Accounts into which all Payment Items relating to any Collateral are deposited; a Borrower is the sole account holder of each such Deposit Account and is not aware of any Person (other than Administrative Agent) having either dominion or control (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any property deposited therein (other than any such control that has been released or terminated on or before the Restatement Effective Date and control arising by operation of law in favor the depository bank in which such Deposit Account is maintained); and each Borrower has taken all actions required to establish Administrative Agent's "control" (within the meaning of Section 9-104 of the UCC) over the Concentration Account, the Investment Accounts and any other Deposit Account that relates to the Accounts (other than any Deposit Account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower's employees or into which payments with respect to Governmental Receivables are directly deposited or transferred). Each Borrower shall promptly notify Administrative Agent of any additional Deposit Account of the type described above in this SECTION 8.3 opened and any Deposit Account of the type described above in SECTION 8.3 that is closed, and will amend SCHEDULE 8.3 to reflect such addition or deletion.

     8.4. BORROWING BASE CERTIFICATES. Borrowers shall deliver to Administrative Agent (and Administrative Agent shall, on request from a Lender, promptly deliver to such Lender) a Borrowing Base Certificate: (a) on the Restatement Effective Date; (b) if there are no Revolver Loans outstanding and the LC Obligations that have not been Cash Collateralized do not exceed $2,000,000, on the 25th day of the month following the end of each Fiscal Quarter, prepared as of the last day of such Fiscal Quarter, or if there are Revolver Loans outstanding or LC Obligations that have not been Cash Collateralized exceed $2,000,000, on the Business Day that the initial Revolver Loan is requested, or deemed requested by Borrower or the LC Obligations that are not Cash Collateralized initially exceed $2,000,000, and on the 25th day of each month thereafter, prepared as of the last day of the previous month; (c) if there are Revolver Loans outstanding or the LC Obligations that have not been Cash Collateralized exceed $2,000,000, on any Business Day on which Borrowers shall dispose of any Eligible Accounts having a face amount in excess of $250,000 to the extent permitted pursuant to clause (ii)(k) of the definition of Permitted Asset Disposition; (d) during the continuance of an Event of Default, at such other times as Administrative Agent may request, provided that Borrowers may deliver Borrowing Base Certificates more frequently at their option. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by an authorized officer to Administrative Agent, provided that Administrative Agent shall have the right to review and adjust, in the exercise of its Credit Judgment, any such calculation to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate most recently received by Administrative Agent, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Administrative Agent as herein authorized.

SECTION 9. REPRESENTATIONS AND WARRANTIES

     9.1. GENERAL REPRESENTATIONS AND WARRANTIES. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, each Borrower warrants and represents to Administrative Agent and Lenders that:

          9.1.1. Organization and Qualification. Each Borrower and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all states and jurisdictions in which the failure of such Borrower or Subsidiary, as the case may be, to be so qualified would reasonably be expected to have a Material Adverse Effect.

          9.1.2. Power and Authority. Each Borrower and each Guarantor is duly authorized and empowered to enter into, execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Subsidiary other than those obtained on or prior to the date hereof; (ii) contravene the Organic Documents of any Borrower or any of its Subsidiaries;
(iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any

Borrower or any of its Subsidiaries, except in the case of clauses (iii), (iv) or (v) of this SECTION 9.1.2 as would not reasonably be expected to have a Material Adverse Effect.

          9.1.3. Legally Enforceable Agreement. The Loan Documents when delivered will be, legal, valid and binding obligations of each Borrower and each of its Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

          9.1.4. Capital Structure. As of the date hereof, SCHEDULE 9.1.4 hereto states (i) the correct name of each Borrower, its jurisdiction of incorporation and the percentage of its Equity Interests having voting powers owned by each Person. Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable.

          9.1.5. Corporate Names. To the best of its knowledge, during the 5-year period preceding the date of this Agreement, no Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on SCHEDULE 9.1.5 hereto. To the best of its knowledge, except as set forth on SCHEDULE 9.1.5, no Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

          9.1.6. Business Locations; Agent for Process. As of the date hereof, the chief executive office and other places of business of each Borrower and its Subsidiaries are as listed on SCHEDULE 9.1.6 hereto.

          9.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good title to all of its personal Property, including all Property reflected in the financial statements referred to in SECTION 9.1.9 or delivered pursuant to SECTION 10.1.3, except as could not be reasonably be expected to have a Material Adverse Effect, in each case free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged, and has caused each of its Subsidiaries to pay and discharge, all material lawful claims which, if unpaid, might become a Lien against any Properties of such Borrower or any such Subsidiary that is not a Permitted Lien. The Liens granted to Administrative Agent pursuant to this Agreement and the other Security Documents are duly perfected, first priority Liens, subject only to those Permitted Liens that are expressly permitted by the terms of this Agreement to have priority over the Liens of Administrative Agent.

          9.1.8. Wholesale Receivables and Retail Receivables.

               (i) Wholesale Receivables. Administrative Agent may rely, in determining which Wholesale Receivables are Eligible Wholesale Receivables, on all statements and representations made by Borrowers with respect to any Account. With respect to each Eligible Wholesale Receivable, each Borrower warrants that:

               (a) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

               (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

               (c) it is for a sum certain maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent on request;

               (d) such Account, and Administrative Agent's security interest therein, is not, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes and except for offsets or deductions contemplated by the invoice evidencing an Account or arising in the Ordinary Course of Business and disclosed to Administrative Agent, each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;

               (e) the contract under which such Account arose does not condition or restrict a Borrower's right to assign to Administrative Agent the right to payment thereunder unless such Borrower has obtained the Account Debtor's consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of Administrative Agent);

               (f) such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by a Borrower in the Ordinary Course of Business and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Administrative Agent pursuant to SECTION 8.2.1;

               (g) to the best of such Borrower's knowledge, there are no facts, events or occurrences which are reasonably likely to impair the validity or enforceability of such Account or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Administrative Agent with respect thereto;

               (h) to the best of such Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) is Solvent; and

               (i) to the best of such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

               (ii) Retail Receivables. Administrative Agent may rely, in determining which Retail Receivables are Eligible Retail Receivables, on all statements and representations made by Borrowers with respect to any Retail Receivable. With respect to each Eligible Retail Receivable, each Borrower warrants that:

               (a) all information relating to such Retail Receivable that has been delivered to Administrative Agent is true and correct in all material respects. With respect to each such Retail Receivable, such Retail Receivable has been billed after the date the services or goods giving rise to such Retail Receivable were rendered or provided, as applicable, all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects and each bill contains an express direction requiring the Third Party Payor to remit payments as set forth in
          SECTION 8.2.6;

               (b) such Retail Receivable is payable in an amount not less than its Net Realizable Value by the Third Party Payor identified by Borrowers as the payor thereon and is recognized as such by such Third Party Payor. There is no payor on such Retail Receivable other than the Third Party Payor identified by Borrower as the payor primarily liable on such Retail Receivable;

               (c) no such Retail Receivable (1) requires the approval of any Person for the grant of a Lien in such Retail Receivable to Administrative Agent hereunder or (2) is past the statutory limit for collection applicable to the Third Party Payor;

               (d) the patient received the services constituting the basis of such Retail Receivable in the Ordinary Course of Business;

               (e) the fees and charges charged by such Borrower for the services constituting the basis for such Account were when rendered consistent with (1) the usual, customary and reasonable fees charged by such Borrower or (2) negotiated fee contracts with, or imposed fee schedules from, the applicable Third Party Payor;

               (f) the Third Party Payor with respect to such Retail Receivable is, to such Borrower's actual knowledge but without inquiry, located in the United States and is (1) a Person which in the Ordinary Course of Business agrees to pay for healthcare services received by individuals, including commercial insurance companies and non-profit insurance companies issuing health or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations and health insured, prepaid maintenance organizations, (2) a state, an agency or instrumentality of a state or a political subdivision of a state or (3) the United States or an agency or instrumentality of the United States;

               (g) if requested by Administrative Agent, a copy of each related Provider Agreement to which a Borrower is a party has been delivered to Administrative Agent unless any such delivery is prohibited by the terms of the Provider Agreement or by Applicable Law; and

               (h) neither such Retail Receivable nor the related Provider Agreement contravenes any material Applicable Laws applicable thereto and no Borrower is in violation of any such Applicable Law.

          9.1.9. Financial Statements; Fiscal Year. The Consolidated balance sheet of Borrowers and such other Persons described therein as of March 31, 2005, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the Consolidated financial positions of Borrowers and such Persons at such dates and the results of Borrowers' operations for such periods. Since March 31, 2005, there has been no material adverse change in the Consolidated financial condition of Borrowers and such other Persons as shown on the Consolidated balance sheet as of such date, except as set forth in the form 8-K filed September 1, 2005 and the form 8-K filed September 16, 2005 filed by Parent with the SEC.

          9.1.10. Full Disclosure. The financial statements referred to in
SECTION 9.1.9 do not contain any untrue statement of a material fact and neither this Agreement nor any other written statement, when taken together, contains or omits any material fact necessary to make the statements contained herein or therein not materially misleading. There is no fact or circumstance in existence on the date hereof which any Borrower has failed to disclose to Administrative Agent in writing that would reasonably be expected to have a Material Adverse Effect.

          9.1.11. Solvent Financial Condition. Each Borrower and its Subsidiaries is now Solvent and, after giving effect to the Loans to be made hereunder, the LC Obligations to be incurred in connection herewith and the consummation of the other transactions described in the Loan Documents, will be Solvent.

          9.1.12. Surety Obligations. As of the date hereof, no Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety, performance or similar bond issued to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

          9.1.13. Taxes. The FEIN of each of each Borrower and each of its Subsidiaries is as shown on SCHEDULE 9.1.13. Each Borrower and each of its Subsidiaries has filed all material federal, state and local tax returns and other material reports it is required by law to file and has paid, or made provision for the payment of, all material Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and each of its Subsidiaries are adequate in accordance with GAAP or all years not closed by applicable statutes, and for its current Fiscal Year.

          9.1.14. Intellectual Property. Each Borrower and each of its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others, except in each case as could not reasonably be expected to have an Material Adverse Effect.

          9.1.15. Governmental Approvals. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except in each case as could not reasonably be expected to have a Material Adverse Effect.

          9.1.16. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law, including all Healthcare Laws (except to the extent that any such noncompliance with Applicable Law could not reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing, except to the extent that any failure of Borrower or any of its Subsidiaries to comply with an Applicable Law could not reasonably be expected to have a Material Adverse Effect:

               (i) neither any Borrower nor any of the Subsidiaries is engaged in or has engaged in any course of conduct that could subject any of their respective Properties to any Lien, seizure or other forfeiture under any criminal law, racketeer-influenced and corrupt organizations law, civil or criminal, or other similar laws; and

               (ii) neither any Borrower nor any of the Subsidiaries has engaged in any activities that are prohibited under any Medicaid Regulations or Medicare Regulations, or any related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another Person, with intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by or pursuant to any Medicare Regulations, any Medicaid Regulations or any other Applicable Law (including any Anti-Kickback Statutes) relating to Third Party Payors or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by or pursuant to any Medicare Regulations, Medicaid Regulations or other Applicable Law relating to Third Party Payors.

          9.1.17. Burdensome Contracts. No Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect.

          9.1.18. Litigation. Except as set forth on SCHEDULE 9.1.18, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened on the date hereof against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, no Borrower nor any of its Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal that could reasonably be expected to have a Material Adverse Effect..

          9.1.19. No Defaults. No event has occurred and no condition exists which would, upon or immediately after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default.

          9.1.20. Reserved.

          9.1.21. ERISA. Except as disclosed on SCHEDULE 9.1.21, no Borrower nor any of its Subsidiaries has any Plan on the date hereof. Each Borrower and each of its Subsidiaries is in material compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a Material Adverse Effect exists in connection with any Plan. No Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

          9.1.22. Labor Relations. Except as described on SCHEDULE 9.1.22, no Borrower nor any of its Subsidiaries is on the date hereof a party to or bound by any collective bargaining agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any Subsidiary's employees, or, to any Borrower's knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          9.1.23. Not a Regulated Entity. No Obligor is (i) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; (ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

          9.1.24. Margin Stock. No Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          9.1.25. Anti-Terrorism Laws.

               (i) General. No Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

               (ii) Executive Order No. 13224.

                    (a) No Borrower nor, to the best of its knowledge, any of its Affiliates is any of the following (each a "Blocked Person"): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (5) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list; (6) a Person or entity who is affiliated with a Person or entity listed above; or (7) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.

                    (b) No Borrower nor, to the best of its knowledge, any of its Affiliates (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (2) has any of its assets in a Blocked Person, (3) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224, or (4) derives any of its operating income from investments in or transactions with a Blocked Person.

          9.1.26. Payable Practices. No Borrower nor any of its Subsidiaries has made any material change in its historical accounts payable practices from those in effect immediately prior to the Restatement Effective Date.

          9.1.27. Not the Holder of Plan Assets. No Borrower is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any "plan" (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

          9.1.28. Reimbursement from Third Party Payors. The Accounts, after giving effect to the Contractual Adjustment Allowance in effect from time to time, have been and will continue to be adjusted to reflect reimbursement policies of Third Party Payors. In particular, Accounts relating to such Third Party Payors do not and will not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

          9.1.29. Licensing, Accreditation and Other Governmental Approvals. Except to the extent that the failure to have or maintain the same is not reasonably likely to have a Material Adverse Effect, each Borrower and each of the Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it. Except to the extent that the same is not reasonably likely to have a Material Adverse Effect, each Borrower and each of the Subsidiaries has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which such Person is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) obtained and maintains Medicaid Certification and Medicare Certification; and (v) entered into and maintains in good standing such Person's Medicare Provider Agreement and Medicaid Provider Agreement.

     9.2. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be made on the Restatement Effective Date and reaffirmed by each Borrower on each day that Borrowers request or are deemed to have requested any Loan, Letter of Credit or other extension of credit hereunder, except for changes in the nature of a Borrower's or, if applicable, any Subsidiary's business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Administrative Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only as of a specific date shall be deemed made only at and as of such date.

     9.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

     10.1. AFFIRMATIVE COVENANTS. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made), each Borrower covenants that it shall and shall cause each Subsidiary to:

          10.1.1. Visits and Inspections. Permit representatives of Administrative Agent, up to 2 times per Loan Year unless an Event of Default exists, but only during normal business hours and (except when an Event of Default exists) upon reasonable prior notice to a Borrower, to visit the Properties of such Borrower and each of its Subsidiaries to inspect, audit and make extracts from such Borrower's and each Subsidiary's books and records, and discuss with its officers, its employees and its independent accountants, such Borrower's and each Subsidiary's business, financial condition, business prospects and results of operations. If an Event of Default exists, there shall be no limit on the number of such visits Administrative Agent and/or Lenders shall be permitted to undertake. Representatives of each Lender shall be authorized to accompany Administrative Agent on each such visit and inspection and to participate with Administrative Agent therein, but at their own expense, unless an Event of Default exists. Neither Administrative Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection. Administrative Agent and Lenders shall comply with all applicable privacy laws in connection with such investigations and/or audits.

          10.1.2. Notices. Notify Administrative Agent and Lenders in writing, promptly after a Borrower's obtaining knowledge thereof, of: (i) of the commencement of any litigation affecting any Obligor, whether or not the claims asserted in such litigation are considered by Borrowers to be covered by insurance, and of the institution of any administrative proceeding, in each case to the extent that such litigation or proceeding could reasonably be expected to have a Material Adverse Effect, provided that notice shall not be required to be given to the extent prohibited by Applicable Law; (ii) any material labor dispute to which any Obligor may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound;
(iii) any material default by any Obligor under, or termination of, any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $1,000,000; (iv) the existence of any Default or Event of Default; (v) any judgment against any Obligor in an amount exceeding $1,000,000; (vi) any violation or asserted violation by any Borrower of any Applicable Law (including Healthcare Laws, ERISA, OSHA, FLSA, or any Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; (vii) any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor; (viii) the discharge of Borrowers' independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity; (ix) any investigation of any Obligor by any Governmental Authority (including the SEC or the U.S. Department of Justice); (x) any notice received by an Obligor from HHS, CMS or any other federal or state agency relating to the suspension or termination of an Obligor's participation in the Medicare or Medicaid program or of payments to such Obligor thereunder; and (xi) the incurrence of Debt of the type permitted pursuant to SECTION 10.2.3(X).

          10.1.3. Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made reflecting all material financial transactions that are necessary to permit preparation of financial statements in accordance with GAAP; and cause to be prepared and furnished to Administrative Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein, such change is disclosed to Administrative Agent and is consistent with GAAP (provided, that for purposes of determining compliance with the covenant contained in SECTION 10.3, all accounting terms employed herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Restatement Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 9.1.9):

               (i) as soon as available, and in any event within 120 days after the close of each Fiscal Year audited balance sheets of Borrowers and their respective Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, on a Consolidated basis, certified without an Impermissible Qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Administrative Agent and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

               (ii) as soon as available, and in any event within 30 days after the end of each month hereafter (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets of Borrowers and its Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of Borrowers' Fiscal Year then elapsed, on a Consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting in all material respects the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and year-to-date period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

               (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

               (iv) promptly after the sending or filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

               (v) such other data and information (financial or otherwise) as Administrative Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's or Subsidiary's financial condition or results of operations.

     The timely delivery by Borrowers to Administrative Agent of the annual report on form 10-K for Parent and its Consolidated Subsidiaries shall satisfy Borrowers' obligations under SECTION 10.1.3(I) above, provided that such form 10-K satisfies all of the requirements of SECTION 10.1.3(I). Concurrently with the delivery of the financial statements described in clause (i) of this SECTION 10.1.3, Borrowers shall deliver to Administrative Agent a copy of the accountants' letter to Borrowers' management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this SECTION 10.1.3, Borrowers shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate executed by the chief financial officer of Borrowers.

          10.1.4. Off-Site Data Storage. Store duplicate or back-up copies of Borrowers' billing records, updated daily, at an off-site facility.

          10.1.5. Projections. No later than 60 days after the end of each Fiscal Year of Borrowers, deliver to Administrative Agent the Projections of Borrowers for the forthcoming Fiscal Year, prepared on a month by month basis.

          10.1.6. Taxes. Pay and discharge all material Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

          10.1.7. Compliance with Laws. Comply with all Applicable Law, including ERISA, all Healthcare Laws, all Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, in each case to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the owned real Property of any Borrower or any of its Subsidiaries, Borrowers shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Governmental Authority.

          10.1.8. Insurance. Maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A or better by Best's Ratings, a publication of A.M. Best Company, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary and (ii) business interruption insurance in an amount not less than $25,000,000.

          10.1.9. Post-Closing Obligations.

               (i) On or before October 28, 2005, Administrative Agent shall have received a fully executed Control Agreement with respect to the Concentration Account, the Wholesale Collection Accounts and the Investment Accounts, each of which shall be in form and substance reasonably acceptable to Administrative Agent.

               (ii) On or before November 30, 2005, Borrowers shall have terminated, or shall have caused to be terminated, UCC financing statement no. 0411460354 naming Syncor Diagnostics Sacramento LLC as debtor and US Bank Trust NA as Custodian or Trustee filed April 12, 2004 with the California Secretary of State

     10.2. NEGATIVE COVENANTS. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made), each Borrower covenants that it shall not and shall not permit any of its Subsidiaries to:

          10.2.1. Fundamental Changes. (a) Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except that (i) a Borrower may be merged or consolidated with or into any of its Subsidiaries provided that such Borrower shall be the continuing or surviving Person, (ii) any Obligor other than the Parent may be merged or consolidated with or into any other Obligor other than the Parent, (iii) any Subsidiary of an Obligor which is not an Obligor may be merged or consolidated with or into any Obligor provided that such Obligor shall be the continuing or surviving corporation, (iv) any Subsidiary which is not an Obligor may be merged or consolidated with or into any other Subsidiary that is not an Obligor, (v) any Obligor or Subsidiary thereof may be merged or consolidated with or into any Person in connection with a Permitted Asset Disposition, (vi) any Obligor or Subsidiary thereof may be merged or consolidated with or into any Person in connection with a Permitted Acquisition, provided that, if such transaction involves a Borrower, such Borrower shall be the continuing or surviving Person and (vii) any Subsidiary that is not an Obligor may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; or (b) without providing 10 days prior written notice to Lender, (i) change a Borrower's name or conduct business under any new fictitious name or (ii) change a Borrower's FEIN, organizational identification number or state of organization.

          10.2.2. Reserved.

          10.2.3. Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:

               (i) the Obligations;

               (ii) Debt existing on the Restatement Effective Date;

               (iii) Permitted Purchase Money Debt;

               (iv) Permitted Contingent Obligations;

               (v) Debt of any Person that is in existence at the time that it becomes or is consolidated into or merged with a Subsidiary of such Borrower or that is secured by any asset acquired by any Borrower or any Subsidiary at the time of any such acquisition, provided that such Debt is not incurred in contemplation of such Person becoming a Subsidiary or such acquisition of such asset by any Borrower or any of its Subsidiaries, as the case may be;

               (vi) Debt of an Obligor to any other Obligor or a Subsidiary that is not an Obligor;

               (vii) Debt of a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor;

               (viii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, provided that such Debt is extinguished within 5 Business Days of its incurrence;

               (ix) Hedging Agreements entered into in the Ordinary Course of Business and not for speculative purposes;

               (x) Debt of a Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, bankers' acceptances and similar obligations and trade-related letters of credit, in each case provided that such Debt is incurred in the Ordinary Course of Business and not in connection with Debt for Money Borrowed, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;

               (xi) Debt arising from agreements of a Borrower or any Subsidiary of a Borrower providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business, assets or a Subsidiary of a Borrower, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of a Borrower for the purpose of financing such acquisition;

               (xii) Debt incurred by a Subsidiary that is not an Obligor which is non-recourse to the Obligors;

               (xiii) Debt incurred by a Borrower or any Subsidiary thereof to finance the payment of insurance premiums;

               (xv) Non-cash pay Debt owed to Sponsors, provided that such Debt shall be subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent;

               (xvi) Debt of InSight Health under the Senior Notes up to an aggregate principal amount of $300,000,000;

               (xvii) Debt that is not included in any of the preceding paragraphs of this SECTION 10.2.3, is not secured by a Lien and does not exceed at any time, in the aggregate, the sum of $30,000,000 as to all Borrowers and all of their Subsidiaries; and

               (xviii) Refinancing Debt so long as each of the Refinancing Conditions is met with respect thereto.

None of the provisions of this SECTION 10.2.3 that authorize any Obligor to incur any Debt shall be deemed to override, modify or waive any of the provisions of SECTION 10.3, which shall constitute an independent and separate covenant and obligation of each Borrower.

          10.2.4. Affiliate Transactions. Enter into, or be a party to any transaction with any Affiliate, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to Parent, Borrowers or their respective Subsidiaries; (iii) payment of customary directors' fees and indemnities and reimbursements paid to directors of Parent and its Subsidiaries;
(iv) so long as no Event of Default under SECTION 12.1.1 or 12.1.10 is in existence, the payment of fees of the Sponsors contemplated by the Management Agreement in an aggregate amount not to exceed $500,000 during any Fiscal Year,
(v) the issuance or sale of Equity Interests of Parent (and the exercise of any warrants, options or other rights to acquire Equity Interests of Parent), to the extent not prohibited in this Agreement, (vi) transactions between Borrowers, between or among any Borrower and any Guarantor (other than Parent) or between and among Obligors (other than Parent), (vii) transactions existing prior to the date hereof (and renewals or replacements thereof on terms, in each case taken as a whole, not more disadvantageous to the applicable Obligor or Subsidiary);
(viii) transactions expressly permitted under this Agreement; and (ix) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Administrative Agent and are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of such Borrower or such Subsidiary.

          10.2.5. Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

               (i) Liens at any time granted to secure the Obligations;

               (ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or delinquent or being Properly Contested;

               (iii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Applicable Law (excluding any Lien for Taxes but including any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not overdue for a period of more than 30 days or the obligations secured by any such Liens are being Properly Contested and (y) such Liens do not materially detract from the value of the Property of such Borrower or such Subsidiary, taken as a whole, and do not materially impair the use thereof in the operation of Borrowers' and their Subsidiaries' business, taken as a whole;

               (iv) Purchase Money Liens securing Permitted Purchase Money Debt;

               (v) Liens securing Debt of a Subsidiary of a Borrower to another Borrower or to another such Subsidiary;

               (vi) Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Subsidiaries, or any Property of such Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree for an amount that exceeds, individually or in the aggregate, $25,000 for so long as each Lien (a) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and
     (b) is at all times junior in priority to any Liens in favor of Lender;

               (vii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations, performance and return of money bonds and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Administrative Agent;

               (viii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of such Borrower or a any of its Subsidiaries that do not secure any monetary obligation and do not interfere with the ordinary conduct of the business of the Borrowers and their Subsidiaries, taken as a whole;

               (ix) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on checks and other items of payment in the course of collection;

               (x) Liens to secure the Senior Notes on Property of Borrowers other than the Collateral that secure the Senior Notes;

               (xi) such other Liens as appear on SCHEDULE 10.2.5, to the extent provided therein (and renewals, replacements, refinancings and extensions thereof to the extent not prohibited under this Agreement), provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Restatement Effective Date.; and

               (xii) pledges or deposits in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

               (xiii) Liens on Property of a Person existing at the time such Person is acquired or merged with or into or consolidated with an Obligor or Subsidiary thereof to the extent permitted hereunder (and not created in anticipation or contemplation thereof), provided that such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

               (xiv) any interest or title of a lessor under any lease entered into by a Borrower or any Subsidiary thereof in the Ordinary Course of Business;

               (xv) Liens solely on any cash earnest money deposits made by a Borrower or any Subsidiary thereof in connection with any letter of intent or purchase agreement permitted hereunder;

               (xvi) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of Goods;

               (xvii) Liens of sellers of Goods to a Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of Applicable Law in the Ordinary Course of Business, covering only the Goods sold and securing only the unpaid purchase price for such Goods and related expenses;

               (xviii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under SECTION 10.2.13;

               (xix) to the extent constituting a Lien, Retained Rights;

               (xx) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder; and

               (xxi) Liens on Property other than the Collateral not otherwise permitted by this Section so long as the aggregate outstanding principal amount of Debt secured thereby does not exceed $3,000,000 at any time.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under Regulation U or other regulations of the Board of Governors, or otherwise result in a violation of any such regulations.

          10.2.6. Restrictions on Payment of Certain Debt. Make any payments with respect to any Subordinated Debt other than (a) payment of regularly scheduled installments of principal and interest and fees and other charges when required to be paid by any instrument or agreement evidencing such Subordinated Debt, but in each case only to the extent that payment thereof is not violative of any subordination agreement relating to such Subordinated Debt and (b) Permitted Senior Subordinated Note Repurchases.

          10.2.7. Distributions. Declare or make any Distributions, except for Upstream Payments.

          10.2.8. Disposition of Assets. Make any Asset Disposition other than a Permitted Asset Disposition.

          10.2.9. Restricted Investments. Make or have any Restricted
Investment.

          10.2.10. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent or any Subsidiary or any Subsidiary of Parent.

          10.2.11. Accounting Changes. Establish a fiscal year different from the Fiscal Year.

          10.2.12. Organic Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents as in effect on the date hereof, except for changes that do not affect in any way (i) such Borrower's or any of its Subsidiaries' right and authority to enter into and perform the Loan Documents to which it is a party, (ii) the perfection of Administrative Agent's Liens in any Collateral, or (iii) the authority or obligation of an Obligor to pay or perform any of the Obligations.

          10.2.13. Restrictive Agreements. Enter into or become a party to any Restrictive Agreement, other than a Permitted Restrictive Agreement.

          10.2.14. Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

          10.2.15. Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with any Blocked Person (as defined in SECTION 9.1.27(II)), including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Borrowers shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by Administrative Agent or any Lender, in its discretion, confirming each Borrower's compliance with this SECTION 10.2.21.

          10.2.16. Conduct of Business. Engage in any business other than the business engaged in by it on the Restatement Effective Date and any business or activities which are substantially similar, related or incidental thereto and reasonable extensions thereof.

          10.2.17. Multiemployer Plans. Become, or permit any Subsidiary to become a party to a Multiemployer Plan.

          10.2.18. Amendments to Indentures Amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement

of) any of the Senior Note Documents or Senior Subordinated Note Documents, if such amendment, modification or supplement provides for any of the following or has any of the following effects:

               (i) increases the overall principal amount of any Debt evidenced by any of the Senior Notes or Senior Subordinated Notes or increases the amount of any single scheduled installment of principal or interest in excess of amounts otherwise permitted under this Agreement;

               (ii) shortens or accelerates the date upon which any installment of principal or interest becomes due under the Senior Notes or Senior Subordinated Notes or adds any additional redemption or pre-payment provisions;

               (iii) shortens the final maturity date of such Debt or otherwise accelerates the amortization schedule with respect to such Debt;

               (iv) increases the rate of interest accruing in respect of the principal amount of such Debt;

               (v) provides for the payment of additional fees or increases the amount of existing fees with respect to such Debt;

               (vi) amends or modifies any financial or negative covenant (or a covenant that prohibits or restricts a Borrower or any of its Subsidiaries from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to such Borrower or such Subsidiary or that is otherwise materially adverse to such Borrower, or its Subsidiaries and/or Lenders, or, in the case of adding covenants, that places material additional restriction on such Borrower or such Subsidiary or that requires such Borrower or such Subsidiary to comply with more restrictive financial ratios or requires such Borrower to better its financial performance from that set forth in the existing financial covenants (taking into account, the aggregate adjustments, if any, to the thresholds and exceptions applicable thereto on a covenant-by-covenant basis);

               (vii) results in any of the Loan Documents not constituting a "Credit Agreement" under the Senior Note Documents and Senior Subordinated Note Documents; or

               (viii) amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is materially adverse to a Borrower or its Subsidiaries and/or Lenders.

     10.3. Financial Covenant.

          10.3.1. Financial Covenant Test Levels. Subject to SECTION 10.3.2 hereof, for so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made), Borrowers covenant that they shall:

               (i) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.0 measured as of the last day of each Fiscal Quarter for the 4 Fiscal Quarters then ended.

          10.3.2. Applicability of Financial Covenant. The financial covenant set forth in SECTION 10.3.1 shall be effective only if, on any Business Day, (a) there are (i) any Revolver Loans outstanding hereunder or (ii) the LC Obligations that have not been Cash Collateralized exceed $2,500,000 on such Business Day, and (b) Liquidity is, at the close of business on such Business Day, less than the Financial Covenant Trigger Amount. From and after such date, the provisions of SECTION 10.3.1 shall be effective at all times unless and until (i) Liquidity shall exceed the Financial Covenant Trigger Amount for a period of 90 consecutive days and (ii) any Event of Default then existing is waived by Administrative Agent. Within 10 Business Days after the date on which the provisions of SECTION 10.3.1(I) are activated as set forth above in this SECTION 10.3.2, Borrowers shall deliver to Administrative Agent a Compliance Certificate which reflects Borrowers' compliance or non-compliance with the provisions of SECTION 10.3.1 as of the last day of the most recent Fiscal Quarter then ended.

SECTION 11. CONDITIONS PRECEDENT

     11.1. CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSIONS. Initial Lender shall not be required to fund any requested Loan on the Restatement Effective Date or otherwise extend credit to Borrowers on the Restatement Effective Date and Issuing Bank shall have no obligation to issue any Letter of Credit on the Restatement Effective Date, each of the following conditions has been satisfied:

          11.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto (and, with the exception of the Notes, in sufficient counterparts for each Initial Lender) and no Default or Event of Default shall exist.

          11.1.2. Minimum Liquidity. Administrative Agent shall have determined, and Initial Lender shall be satisfied, that, immediately after Borrowers have paid (or made provision for payment of) all fees and closing costs incurred in connection with the Commitments, and after increasing the Availability Reserve in the amount of any payables of Borrowers that are stretched beyond Borrowers' customary payment practices, Liquidity is not less than $22,500,000.

          11.1.3. Evidence of Perfection and Priority of Liens. Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) necessary to perfect the Liens of Administrative Agent in the Collateral and evidence in form reasonably satisfactory to Administrative Agent and Initial Lender that such Liens constitute valid and perfected Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

          11.1.4. Organic Documents. Administrative Agent shall have received copies of the Organic Documents of each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of each Obligor's organization.

          11.1.5. Good Standing Certificates. Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each other jurisdiction where the failure of such Obligor to be qualified could reasonably be expected to have a Material Adverse Effect.

          11.1.6. Opinion Letters. Administrative Agent and Initial Lender shall have received a favorable, written opinion of Kaye Scholer LLP.

          11.1.7. Insurance. Administrative Agent shall have received certificates of insurance with respect to Borrowers' property and liability insurance policies, in form reasonably acceptable to Administrative Agent, together with an endorsement naming Administrative Agent as an additional insured with respect to Borrowers' liability insurance policies, all as required by the Loan Documents.

          11.1.8. Payment of Fees. Borrowers shall have paid, or made provision for the payment on the Restatement Effective Date of, all fees and expenses to be paid hereunder to Administrative Agent and Lenders on the Restatement Effective Date.

          11.1.9. LC Conditions. With respect to the issuance of any Letter of Credit on the Restatement Effective Date, each of the LC Conditions is satisfied.

          11.1.10. Senior Notes. InSight Health shall have received a gross principal amount of at least $300,000,000 from the issuance of the Senior Notes.

          11.1.11. Financial Statements; Projections. Administrative Agent shall have received, reviewed and found acceptable all historical and pro forma financial statements and Projections of Borrowers and their Subsidiaries as Administrative Agent shall reasonably require.

          11.1.12. Senior Note Documents and Senior Subordinated Note Documents. Administrative Agent shall have received and reviewed the Senior Note Documents and Senior Subordinated Note Documents and determined that the transactions contemplated by this Agreement and the other Loan Documents do not and would not violate or constitute a default or event of default thereunder and that the Senior Note Documents and Senior Subordinated Note Documents do not otherwise restrict the transactions contemplated by this Agreement and the other Loan Documents in a manner that is not acceptable to Administrative Agent.

          11.1.13. Initial Borrowing Base Certificate. Administrative Agent shall have received the initial Borrowing Base Certificate from Borrowers.

     11.2. CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Lenders shall not be required to fund any Loans or otherwise extend any credit to or for the benefit of Borrowers and Issuing Bank shall have no obligation to issue any Letter of Credit, unless and until each of the following conditions has been and continues to be satisfied:

          11.2.1. No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit.

          11.2.2. Representations and Warranties. Each of the representations and warranties by an Obligor in any of the Loan Documents (including any representations and warranties in any certificate furnished at any time in connection herewith) are true and correct in all material respects on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date).

          11.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

          11.2.4. No Material Adverse Effect. No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

          11.2.5. Borrowing Base Certificate. Administrative Agent shall have received each Borrowing Base Certificate then required by the terms of this Agreement.

          11.2.6. LC Conditions. With respect to the issuance of any Letter of Credit after the Restatement Effective Date, each of the LC Conditions is satisfied.

     11.3. LIMITED WAIVER OF CONDITIONS PRECEDENT. If Lenders shall make any Loan or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Administrative Agent or Lenders), the funding of such Loan or other extension of credit shall not operate as a waiver of the right of Administrative Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Administrative Agent, with the prior consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

     12.1. EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events or conditions shall constitute an "Event of Default" (each of which Events of Default shall be deemed to exist unless and until waived by Administrative Agent and Lenders in accordance with the provisions of SECTION 13.9:

          12.1.1. Payment of Obligations. Borrowers shall fail to pay (a) when due the principal of any Revolver Loans or any reimbursement obligations arising from drawings under Letters of Credit, or (b) when due any interest on Loans or on reimbursement obligations arising from drawings under Letters of Credit, or of fees or other amounts owing hereunder, under any other Loan Documents or in connection herewith or therewith and, in each case in this clause (b), such failure shall continue for 5 or more Business Days.

          12.1.2. Misrepresentations. Any representation, warranty or other written statement to Administrative Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents (including any representation made in any Borrowing Base Certificate), proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to SECTION 9.2.

          12.1.3. Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in SECTIONS 7.6, 8.2.5, 8.2.6, 10.1.1, 10.1.6, 10.2 or 10.3 on the date that such Borrower is required to perform, keep or observe such covenant.

          12.1.4. Breach of Other Covenants. Any Obligor shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in SECTION 12.1) or any other Loan Document and the breach of such other covenant is not cured within 30 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any Senior Officer.

          12.1.5. Other Defaults. There shall occur any default or event of default on the part of any Borrower or any Subsidiary under: (i) the Senior Notes; (ii) the Senior Subordinated Notes; or (iii) any other agreement, document or instrument to which such Borrower or such Subsidiary is a party or by which such Borrower or such Subsidiary or any of their respective Properties is bound, creating or relating to any Debt for Money Borrowed or Capitalized Lease Obligations (other than the Obligations, the Senior Notes or the Senior Subordinated Notes) in excess of $1,000,000 if the payment or maturity of such Money Borrowed or Capitalized Lease Obligations may be accelerated in consequence of such default or event of default or demand for payment of such Debt for Money Borrowed or Capital Lease Obligations may be made.

          12.1.6. Reserved.

          12.1.7. Solvency. Any Obligor shall cease to be Solvent.

          12.1.8. Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed within 60 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Borrowers hereunder), an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make an offer of settlement extension or composition to its unsecured creditors generally.

          12.1.9. Business Disruption. There shall occur a cessation of a substantial part of the business of any Obligor for a period which could be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which could reasonably be expected to have a Material Adverse Effect; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs which could reasonably be expected to have a Material Adverse Effect.

          12.1.10. ERISA. A Reportable Event shall occur which Administrative Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary or any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Plan resulting from such Borrower's, such Subsidiary's or such Obligor's complete or partial withdrawal from such Plan, in each case to the extent such occurrence could reasonably be expected to have a Material Adverse Effect.

          12.1.11. Challenge to or Insufficiency of Loan Documents. Any Obligor or any of its Affiliates shall challenge or contest (or support the challenge or contest of others) in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent and Lenders in accordance with the terms thereof.

          12.1.12. Judgment. One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $1,000,000 (other than amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) shall be entered against any Borrower or any other Obligor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien.

          12.1.13. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor's liability thereunder.

          12.1.14. Criminal Forfeiture. Any Obligor is criminally indicted or convicted for (i) a felony committed in the conducted of the business of such Obligor or (ii) any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986, and the Illegal Exportation of War Materials Act) that could lead to a forfeiture of any material (as determined by Administrative Agent in the exercise of its discretion) Collateral.

          12.1.15. Change of Control. A Change of Control shall occur.

          12.1.16. Loss of Certification. Any Medicaid Certification or Medicare Certification of a Borrower, or any physician, medical professional corporation or other Person with which a Borrower has entered into a services, management or similar agreement shall expire, terminate, be canceled or otherwise lost, the result of which shall or could reasonably be expected to have a Material Adverse Effect.

          12.1.17. Change of Deposit Account Instructions. Any action is taken by a Borrower in contravention of any instruction given by Administrative Agent regarding the Collection Accounts, the Concentration Account, the Investment Accounts or any Deposit Accounts subject to Control Agreements, any Control Agreement is amended or terminated without the written consent of Administrative Agent, or if any Borrower fails, within 7 Business Days of receipt, to forward collections of Accounts that it receives to a Collection Account at a time when a Restrictive Trigger Event has occurred.

     12.2. ACCELERATION OF OBLIGATIONS; TERMINATION OF COMMITMENT. Without in any way limiting the right of Administrative Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement upon or at any time after the occurrence of an Event of Default (other than pursuant to SECTION 12.1.10) and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) (a) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Administrative Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys' fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Revolver Commitments; provided, however, that upon the occurrence of an Event of Default specified in SECTION 12.1.10, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Administrative Agent to or upon any Borrower or any other Obligor and the Revolver Commitments shall automatically terminate as if terminated by Administrative Agent pursuant to SECTION 6.2.1 and with the effects specified in SECTION 6.2.4.

     12.3. OTHER REMEDIES. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) institute any Enforcement Action and exercise from time to time the following rights and remedies (subject to Applicable Law):

          12.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          12.3.2. The right to collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower.

          12.3.3. The right to enter any premises where any of the Collateral shall be located (or deemed to be located) or where any books and records compromising part of the Collateral shall be located and to keep and, if applicable, store such Collateral on said premises until sold (and if said premises be owned or leased by a Borrower, then such Borrower agrees not to charge Administrative Agent for storage of any Collateral therein).

          12.3.4. The right to sell or otherwise dispose of all or any Collateral in its then condition, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its discretion, may deem advisable. Each Borrower agrees that any requirement of notice to any Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Administrative Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Administrative Agent may designate in said notice. Administrative Agent shall have the right to conduct such sales on any Borrower's or any other Obligor's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Administrative Agent and then to the remainder of the Obligations as specified in SECTION 5.6.1.

          12.3.5. The right to obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

          12.3.6. The right to require Borrowers to Cash Collateralize outstanding Letters of Credit, and, if Borrowers fail promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby or the Commitments have been terminated). Any such deposit or advance shall be held by Administrative Agent in the Cash Collateral Account to fund future payments on any Letter of Credit. When all Letters of Credit have been drawn upon or expired, any amounts remaining in the Cash Collateral Account shall be applied against any outstanding Obligations, or, after Full Payment of all Obligations, returned to Borrowers.

          Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any

Obligor or any other Person) any or all of each Borrower's Intellectual Property and all of each Borrower's computer hardware and software, and any Property of a similar nature, in realizing on the Collateral.

     12.4. SETOFF. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Administrative Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to Borrowers or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including certificates of deposit whether matured or unmatured (but not including trust accounts or any Collection Account into which payments with respect to Governmental Receivables are directly deposited or transferred)) and any other Debt at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the Loan Documents to Administrative Agent, such Lender or any of their Affiliates, including all Loans and LC Obligations and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Administrative Agent or such Lender, shall have made any demand hereunder, (ii) Administrative Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Administrative Agent and Lenders agree that Administrative Agent shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder, subject to the limitations set forth in this SECTION 12.4, against any accounts of any Borrower now or hereafter maintained with Administrative Agent, such Lender or any Affiliate of any of them, but no Borrower shall have any claim or cause of action against Administrative Agent or any Lender for any setoff made, subject to the limitations set forth in this SECTION 12.4, without the consent of the Required Lenders, and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Affiliate) exercises the right of setoff provided for and permitted hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by this SECTION
12.4 and SECTION 13.5. Notwithstanding anything herein to the contrary, Administrative Agent and its Affiliates shall not nor shall it be entitled to, and each other Secured Party and its Affiliates (and each Participant of any Lender and Affiliates) hereby waives any and all rights it may have to, set-off or appropriate any or all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by each Secured Party and its Affiliates and each Participant of any Lender and its Affiliates or any branch or agency thereof to or for the credit or the account of any Obligor, to the extent necessary for the Obligors and each Secured Party and its Affiliates and each Participant of any Lender and its Affiliates to remain in compliance with all Healthcare Laws.

     12.5. REMEDIES CUMULATIVE; NO WAIVER.

          12.5.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement, the other Loan Documents, or any other agreement between Administrative Agent of any Lender and any Obligor, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Administrative Agent or any Lender would otherwise have.

          12.5.2. The failure or delay of Administrative Agent or any Lender to require strict performance by Borrowers of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Administrative Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent or such Lender and directed to Borrowers.

          12.5.3. If Administrative Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that such Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Administrative Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Administrative Agent's or such Lender's acceptance of such performance by a Borrower or Administrative Agent's or such Lender's exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Administrative Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Administrative Agent or such Lender, as the case may be.

SECTION 13. ADMINISTRATIVE AGENT

     13.1. APPOINTMENT, AUTHORITY AND DUTIES OF ADMINISTRATIVE AGENT.

          13.1.1. Each Lender hereby irrevocably appoints and designates BofA as Administrative Agent to act as herein specified. Administrative Agent may, and each Lender by its acceptance of a Note and becoming a party to this Agreement shall be deemed irrevocably to have authorized Administrative Agent to, enter into all Loan Documents to which Administrative Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by any Obligor, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this SECTION 13, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by Administrative Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document (including each Lien Waiver) and accept delivery of each such agreement by any Obligor or any other Person; (c) act as collateral Administrative Agent for Secured Parties for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Administrative Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to a Borrower's Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Administrative Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any of Lender's participants). Unless and until its authority to do so is revoked in writing by Required Lenders, Administrative Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts (basing such determination in each case upon the meanings given to such terms in SECTION 1), or whether to impose or release any reserve, and to exercise its own Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from any liability to Lenders or any other Person for any errors in judgment.

          13.1.2. Administrative Agent (which term, as used in this sentence, shall include reference to Administrative Agent's officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of Administrative Agent's Affiliates) shall not:
(a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (b) be required to take, initiate or conduct any Enforcement Action (including any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents) except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon Administrative Agent of any right hereunder shall not imply a duty on Administrative Agent's part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

          13.1.3. Administrative Agent may perform any of its duties by or through its agents and employees and may employ one or more Administrative Agent Professionals and shall not be responsible for the negligence or misconduct of any such Administrative Agent Professionals selected by it with reasonable care. Borrowers shall promptly (and in any event, ON DEMAND) reimburse Administrative Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by Administrative Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of Administrative Agent's duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to Administrative Agent, ON DEMAND, such Lender's Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrowers to Administrative Agent.

          13.1.4. The rights, remedies, powers and privileges conferred upon Administrative Agent hereunder and under the other Loan Documents may be exercised by Administrative Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Required Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for Administrative Agent's own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability.

          13.1.5. Administrative Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Administrative Agent from any Obligor (but only if and to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits or other examinations made or prepared by or on behalf of Administrative Agent with respect to Borrowers or the Collateral (each, a "Report" and collectively, "Reports"). Administrative Agent shall conduct field audits of Borrowers at any time or times reasonably requested by any Lender (but in no event shall Administrative Agent be obliged to honor such requests more frequently than twice a calendar year unless an Event of Default exists).

     13.2. AGREEMENTS REGARDING COLLATERAL AND EXAMINATION REPORTS.

          13.2.1. Lenders hereby irrevocably authorize Administrative Agent to release any Lien with respect to any Collateral (i) upon the termination of the Commitments and Full Payment of the Obligations (other than contingent indemnification obligations for which no claim has been made), (ii) that is the subject of an Asset Disposition which Borrowers certify in writing to Administrative Agent is a Permitted Asset Disposition (and Administrative Agent may rely conclusively on any such certificate without further inquiry), or (iii) with the written consent of all Lenders. Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that Administrative Agent's Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

          13.2.2. Administrative Agent and Lenders each hereby appoints each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, in accordance with the UCC or any other Applicable Law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor, shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent's instructions.

          13.2.3. Each Lender agrees that neither BofA nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations and that BofA or Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers' books and records as well as upon representations of Borrowers' officers and employees; agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports (or the contents thereof) to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold Administrative Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or its purchase of, a loan or loans of any Obligor, and to pay and protect, and indemnify, defend and hold Administrative Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys' fees) incurred by Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

     13.3. RELIANCE BY ADMINISTRATIVE AGENT. Administrative Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Administrative Agent Professionals selected by Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent may rely upon any Notice of Borrowing, LC Request, Notice of Conversion/Continuation or any similar notice or request believed by Administrative Agent to be genuine. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

     13.4. ACTION UPON DEFAULT. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers specifying the occurrence and nature of such Default or Event of Default. If Administrative Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Administrative Agent shall promptly notify Lenders in writing and Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Administrative Agent and the other Lenders in writing. As provided in SECTION 13.3, Administrative Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of Administrative Agent and the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by Administrative Agent and the Required Lenders. Notwithstanding anything to the contrary set forth in this SECTION 13.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding.

     13.5. RATABLE SHARING. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrowers (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Administrative Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 13.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

     13.6. INDEMNIFICATION OF ADMINISTRATIVE AGENT INDEMNITEES.

          13.6.1. Each Lender agrees to indemnify and defend the Administrative Agent Indemnitees (to the extent not reimbursed by Borrowers, but without limiting the indemnification obligations of Obligors under any of the Loan Documents), on a Pro Rata basis, and to hold each of the Administrative Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Administrative Agent Indemnitees in any way related to or arising out of any of the Loan Documents or referred to herein or therein or the transactions contemplated thereby (including the costs and expenses which Borrowers are obligated to pay under SECTION 15.2 or amounts Administrative Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or under any indemnity, guaranty or other assurance of payment or performance given by Administrative Agent pursuant to SECTION 3.4.2 or the enforcement of any of the terms of any Loan Documents).

          13.6.2. Without limiting the generality of the foregoing provisions of this SECTION 13.6, if Administrative Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Administrative Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Administrative Agent in the defense of same, shall be promptly reimbursed to Administrative Agent by Lenders to the extent of each Lender's Pro Rata share.

          13.6.3. Without limiting the generality of the foregoing provisions of this SECTION 13.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Administrative Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Administrative Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Administrative Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Administrative Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Administrative Agent Indemnitees harmless with respect thereto and to pay to the Administrative Agent Indemnitees such Lender's Pro Rata share of such amount as any of the Administrative Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Administrative Agent Indemnitees, including all interest and costs assessed against any of the Administrative Agent Indemnitees in defending or compromising such action, together with attorneys' fees and other legal expenses paid or incurred by the Administrative Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Administrative Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Administrative Agent Indemnitee. In Administrative Agent's discretion, Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

     13.7. LIMITATION ON RESPONSIBILITIES OF ADMINISTRATIVE AGENT. Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under SECTION
13.6 against any and all Indemnified Claims which may be incurred by Administrative Agent by reason of taking or continuing to take any such action. Administrative Agent shall not be liable to Lenders for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result and to the extent of losses caused by the Administrative Agent's actual gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Administrative Agent does not make to Lenders, and no Lender makes to Administrative Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Obligations, the Collateral, the Loan Documents or any Obligor. Neither Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to Administrative Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectibility of any the Obligations; or (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. Neither Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Administrative Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

     13.8. SUCCESSOR ADMINISTRATIVE AGENT AND CO-AGENTS.

          13.8.1. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrowers. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Administrative Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or
(iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $200,000,000 and, provided no

Default or Event of Default then exists, is reasonably acceptable to Borrowers (and for purposes hereof, any successor to BofA shall be deemed acceptable to Borrowers). If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint, after consultation with Lenders and Borrower Agent, a successor agent from among Lenders. Upon the acceptance by a successor Administrative Agent of an appointment to serve as an Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent without further act, deed or conveyance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in SECTIONS 13.6 and 15.2. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this SECTION 13 (including the provisions of SECTION 13.6) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of BofA shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.

          13.8.2. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. In case of litigation under any of the Loan Documents, or in case Administrative Agent deems that by reason of present or future laws of any jurisdiction Administrative Agent might be prohibited from exercising any of the powers, rights or remedies granted to Administrative Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Administrative Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Administrative Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

     13.9. CONSENTS, AMENDMENTS AND WAIVERS ; OUT-OF-FORMULA LOANS.

          13.9.1. No amendment or modification of any provision of this Agreement or any of the other Loan Documents, nor any waiver of any Default or Event of Default, shall be effective without the prior written agreement or consent of the Required Lenders; provided, however, that

          (i) without the prior written consent of Administrative Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including

SECTION 3.4 and this SECTION 13) to the extent such provision relates to the rights, duties, immunities, exculpation, indemnification or discretion of Administrative Agent;

          (ii) without the prior written consent of Issuing Bank, no amendment or waiver with respect to any of the LC Obligations or the provisions of Sections 2.3, 4.1.3 or 11.2.6 shall be effective;

          (iii) without the prior written consent of each affected Lender, no amendment or waiver shall be effective that would (1) increase or otherwise modify any Commitment of such Lender (other than to reduce such Lender's Commitment on a proportionate basis with the same Commitments of other Lenders);
(2) alter (other than to increase) the rate of interest payable in respect of any Obligations owed to such Lender; (3) waive or defer collection of any interest or fee payable to such Lender pursuant to SECTION 3; or (4) subordinate the payment of any Obligations owed to such Lender to the payment of any Debt (except as expressly provided in SECTION 5.6.1); and

          (iv) without the prior written consent of all Lenders, no amendment or waiver shall be effective that would (1) waive any Default or Event of Default if the Default or Event of Default relates to any Borrower's failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Administrative Agent) as hereinafter set forth; (2) alter the provisions of SECTIONS 3.6, 3.7, 3.8, 3.10, 5.6, 5.7, 7.1 (except to add to the categories of Property of Borrowers constituting Collateral), 13.9, 15.2, 15.3, 15.4 or 15.16;
(3) amend the definitions of "Pro Rata" or "Required Lenders" (and the other defined terms used in such definitions), or any provision of this Agreement obligating Administrative Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders; or (4) subordinate the priority of any Liens granted to Administrative Agent under any of the Loan Documents to consensual, non-statutory Liens granted after the Restatement Effective Date to any other Person, except as currently provided in or contemplated by the Loan Documents (including a subordination in favor of the holders of Permitted Liens that are permitted to have priority over Administrative Agent's Liens) and except for Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the Ordinary Course of Business that relate to deposit accounts with such financial institutions.

          Notwithstanding the foregoing, the consent or agreement of Borrowers shall not be necessary to the effectiveness of any amendment or waiver of any provision of this Agreement that deals solely with the rights and duties of Lenders and Administrative Agent as among themselves, including SECTIONS 5.6.1 and 15. The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

          13.9.2. No Borrower will, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that the agreement of all Lenders to any such waiver or amendment is required, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata or other mutually agreed upon basis to all Lenders; provided, however, that Borrowers may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved.

          13.9.3. Any request, authority or consent of any Person who, at the time of making such request or giving such a authority or consent, is a Lender, shall be conclusive and binding upon any Transferee of such Lender.

          13.9.4. Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Out-of-Formula Loans (in which event, and notwithstanding anything to the contrary set forth in SECTION 2.1.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Out-of-Formula Condition, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Administrative Agent), if and for so long as (i) such Out-of-Formula Condition does not continue for a period of more than 14 consecutive days, following which no Out-of-Formula Condition exists for at least 60 consecutive days before another Out-of-Formula Condition exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Out-of-Formula Condition is not known by Administrative Agent at the time in question to exceed $2,500,000; and (2) regardless of whether or not an Event of Default exists, if Administrative Agent discovers the existence of an Out-of-Formula Condition not previously known by it to exist, but Lenders shall be obligated to continue making such Revolver Loans as directed by Administrative Agent only (A) if the amount of the Out-of-Formula Condition is not increased by more than $500,000 above the amount determined by Administrative Agent to exist on the date of discovery thereof and (B) for a period not to exceed 30 Business Days. In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this SECTION 13.9.4 or authorized to enforce any of the provisions of this SECTION 13.9.4.

     13.10. DUE DILIGENCE AND NON-RELIANCE. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Administrative Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder and to purchase participations in the LC Obligations pursuant to SECTION 2.3.2, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Administrative Agent. Each Lender hereby further acknowledges and represents that the other Lenders and Administrative Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Administrative Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or any of Administrative Agent's Affiliates.

     13.11. REPRESENTATIONS AND WARRANTIES OF LENDERS. Each Lender represents and warrants to each Borrower, Administrative Agent and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents; and none of the consideration used by it to make or fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

     13.12. THE REQUIRED LENDERS. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender joined therein. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires Administrative Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by Administrative Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as Borrowers are concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

     13.13. SEVERAL OBLIGATIONS. The obligations and Commitment of each Lender under this Agreement and the other Loan Documents are several and neither Administrative Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or Commitment hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata.

     13.14. ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Agreement, the Loans made by it and each Note issued to it, Administrative Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its capacity as a Lender. Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower or any other Obligor, or any Affiliate of any Borrower or any other Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. BofA or its affiliates may receive information regarding any Borrower or any of such Borrower's Affiliates and account debtors (including information that may be subject to confidentiality obligations in favor of Borrowers or any of their Affiliates) and Lenders acknowledge that neither Administrative Agent nor BofA shall be under any obligation to provide such information to Lenders to the extent acquired by BofA in its individual capacity and not as Administrative Agent hereunder.

     13.15. NO THIRD PARTY BENEFICIARIES. This SECTION 13 is not intended to confer any rights or benefits upon Borrowers or any other Person except Lenders and Administrative Agent, and no Person (including any Borrower) other than Lenders and Administrative Agent shall have any right to enforce any of the provisions of this SECTION 13 except as expressly provided in SECTION 13.17. As between Borrowers and Administrative Agent, any action that Administrative Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

     13.16. NOTICE OF TRANSFER. Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Administrative Agent.

     13.17. REPLACEMENT OF CERTAIN LENDERS. If a Lender ("Affected Lender") shall have (i) failed to fund its Pro Rata share of any Loan requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under SECTION 3.7 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to SECTION 3.6 claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, (iv) defaulted in paying or performing any of its obligations to Administrative Agent, or (v) failed or refused to give its consent to any amendment, waiver or action for which consent of all of the Lenders is required and in respect of which the Required Lenders have consented, then, in any such case and in addition to any other rights and remedies that Administrative Agent, any other Lender or any Borrower may have against such Affected Lender, any Borrower or Administrative Agent may make written demand on such Affected Lender (with a copy to Administrative Agent in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Administrative Agent, all of such Affected Lender's rights and obligations under this Agreement (including its Commitment and all Loans owing to it) in accordance with SECTION 14. Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment (but excluding any prepayment penalty or termination charge. Upon the replacement of any Affected Lender pursuant to this SECTION 13.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Administrative Agent in any Collateral and such Affected Lender shall have no further liability to Administrative Agent, any Lender or any other Person under any of the Loan Documents (except as provided in SECTION 13.6 as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Obligations. Administrative Agent shall have the right at any time, but shall not be obligated to, upon written notice to any Lender and with the consent of such Lender (which may be granted or withheld in such Lender's discretion), to purchase for Administrative Agent's own account all of such Lender's right, title and interest in and to this Agreement, the other Loan Documents and the Obligations (together with such Lender's interest in the Commitments), for the face amount of the Obligations owed to such Lender (or such greater or lesser amount as Administrative Agent and Lender may mutually agree upon).

     13.18. REMITTANCE OF PAYMENTS AND COLLECTIONS.

          13.18.1. All payments by any Lender to Administrative Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due ON DEMAND by Administrative Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, promptly following Administrative Agent's receipt of funds for the account of such Lender and in the type of funds received by Administrative Agent; provided, however, that if Administrative Agent receives such funds at or prior to 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Administrative Agent receives such funds after 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

          13.18.2. With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make full payment when due pursuant to the terms hereof shall, ON DEMAND by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrowers be entitled to receive any credit for any interest paid by Administrative Agent to any Lender, or by any Lender to Administrative Agent, at the Federal Funds Rate as provided herein.

          13.18.3. If Administrative Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Administrative Agent from an Obligor and such related payment is not received by Administrative Agent, then Administrative Agent shall be entitled to recover such amount from each Lender that receives such amount. If Administrative Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Administrative Agent shall not be required to distribute such amount to any Lender.

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

     14.1. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent and Lenders and their respective successors and assigns (which, in the case of Administrative Agent, shall include any successor Administrative Agent appointed pursuant to SECTION 13.8), except that (i) no Borrower shall have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with SECTION
14.3. Administrative Agent may treat the Person which made any Loan or holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with SECTION 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Administrative Agent. Any assignee or transferee of any rights with respect to any Note or Loan agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     14.2. PARTICIPATIONS.

          14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a "Participant") a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrowers and the other Lenders. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 5.9 unless Borrowers are notified of the participation sold to Participant and such Participant agrees, for the benefit of Borrowers, to comply with SECTION 5.10 as though such Participant were a Lender.

          14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Loans or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan or Commitment, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Loan or Commitment, or releases from liability any Borrower or any Guarantor or releases any substantial portion of any of the Collateral.

          14.2.3. Benefit of Set-Off. Each Borrower agrees that each Participant shall be deemed to have the right of set-off provided in SECTION 12.4 in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including
SECTION 13.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in SECTION 12.4 with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in SECTION 12.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with SECTION 13.5 as if each Participant were a Lender. This SECTION
14.2.3 is subject to the limitations set forth in the last sentence of SECTION 12.4.

          14.2.4. Notices. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither Administrative Agent nor any other Lender shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither Administrative Agent nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

     14.3. ASSIGNMENTS.

          14.3.1. Permitted Assignments. Subject to its compliance with SECTION 14.3.2, a Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender's rights and obligations under the Loan Documents with respect to the Loans and the LC Obligations and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender's rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (iii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of a Lender to pledge or assign all or any portion of its rights under this Agreement or with respect to any of the Obligations to (x) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided that, in each case, no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for any Lender as a party hereto, (y) direct or indirect contractual counterparties in swap agreements relating to the Loans, provided that any payment by Borrowers to the assigning Lender in respect of any assigned Obligations in accordance with the terms of this Agreement shall satisfy Borrowers' obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

          14.3.2. Effect; Effective Date. Upon (i) delivery to Administrative Agent of a notice of assignment substantially in the form attached as EXHIBIT H hereto, together with any consents required by SECTION 14.3.1, and (ii) the recordation of the assignment on the Register and (iii) payment of a $1,500 fee to the Administrative Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective. The Assignment and Acceptance shall contain a representation and warranty by the Eligible Assignee that the assignment evidenced thereby will not result in a non-exempt "prohibited transaction" under
Section 406 of ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and the other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrowers, Lenders or Administrative Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Without limiting the generality of the foregoing, such Eligible Assignee shall be subject to and bound by all of the Loan Documents. Upon the consummation of any assignment to an Eligible Assignee pursuant to this SECTION 14.3, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to SECTION 14.3.1, then (i) such transferor Lender shall no longer have any obligation to indemnify Administrative Agent with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, (ii) each Eligible Assignee to which such transferor Lender shall make an assignment shall be responsible to Administrative Agent to indemnify Administrative Agent in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it, and (iii) the transferor Lender shall continue to be entitled to the benefits of those provisions of the Loan Documents (including indemnities from Obligors) that survive Full Payment of the Obligations.

          14.3.3. Dissemination of Information. Each Borrower authorizes each Lender and Administrative Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee"), and any prospective Transferee, any and all information in Administrative Agent's or such Lender's possession concerning each Borrower, the Subsidiaries of each Borrower or the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee.

     14.4. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of SECTION 5.9.3.

SECTION 15. MISCELLANEOUS

     15.1. POWER OF ATTORNEY. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower's true and lawful attorney (and agent in-fact) and Administrative Agent, or Administrative Agent's designee, may, without notice to such Borrower and in either such Borrower's or Administrative Agent's name, but at the cost and expense of Borrowers:

          15.1.1. At such time or times as Administrative Agent or said designee, in its discretion, may determine during the continuance of Restrictive Trigger Event, endorse such Borrower's name on any Payment Item or other proceeds of the Collateral (including proceeds of insurance) which come into the possession of Administrative Agent or under Administrative Agent's control.

          15.1.2. At any time that an Event of Default exists and subject to Applicable Law: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable; (iv) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (v) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vi) endorse the name of such Borrower upon any Payment Item relating to any Collateral and deposit the same to the account of Administrative Agent for application to the Obligations; (vii) endorse the name of such Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (viii) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) sign the name of such Borrower to and file any proof of claim in an Insolvency Proceeding of any Account Debtor and on notices of Liens; (xii) take all action as may be necessary to obtain the payment of any letter of credit or banker's acceptance of which such Borrower is a beneficiary; and (xiii) do all other acts and things necessary, in Administrative Agent's determination, to fulfill such Borrower's obligations under any of the Loan Documents.

     15.2. GENERAL INDEMNITY. Whether or not any of the transactions contemplated by any of the Loan Documents are consummated, each Borrower agrees to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any Claims that may be instituted or asserted against or are incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims instituted or asserted against or incurred by any of the Indemnitees (x) under any Environmental Laws or (other similar laws by reason of a Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances) or (y) under any Anti-Terrorism Laws, including any fines assessed against Administrative Agent or any Lender by any Governmental Authority as a result of conduct of an Obligor. Additionally, if any Taxes (excluding Excluded Taxes but including any intangibles tax, stamp tax or recording tax) shall be payable by any party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers shall pay (and shall promptly reimburse Administrative Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.

     15.3. SURVIVAL OF AND LIMITATIONS UPON INDEMNITIES. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Borrower and each Lender with respect to each indemnity given by it in this Agreement shall survive the Full Payment of the Obligations, the termination of any of the Commitments and the resignation of Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation under this Agreement to indemnify an Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Indemnitee.

     15.4. RESERVED.

     15.5. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15.6. CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     15.7. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Loan Documents may be executed by facsimile and the effectiveness of any such Loan Documents and signatures thereon shall, subject to Applicable Law, have the same force and effect as manually signed originals and shall be binding on all parties thereto. Administrative Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.

     15.8. CONSENT. Whenever the consent of Administrative Agent or Lenders (or any combination of Lenders) is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, each party whose consent is required shall be authorized to give or withhold its consent in its discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     15.9. NOTICES AND COMMUNICATIONS.

          15.9.1. Except as otherwise provided in SECTION 4.1.5, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party on the signature pages hereof (or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the applicable Assignment and Acceptance by which such Person became a Lender) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrowers in accordance with the provisions of this
SECTION 15.9.

          15.9.2. Except as otherwise provided in SECTION 4.1.5, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon Administrative Agent or BofA pursuant to SECTIONS 2.3, 3.1.2,
4.1 or 6.2.2 shall be effective until after actually received by Administrative Agent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent. Any notice received by Borrower Agent shall be deemed to have been received by all Borrowers.

          15.9.3. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by SECTION 8 and SECTION 10.1.3, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

Administrative Agent and Lenders shall be authorized to rely and act upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were made in a manner other than as specified herein, were incomplete or were not preceded or followed by any other form of notice specified or required herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers jointly and severally agree to indemnify and defend each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by any such Indemnitee on each telephone communication purportedly given by or on behalf of any Borrower other than to the extent constituting gross negligence or willful misconduct of the Indemnitee.

     15.10. PERFORMANCE OF BORROWERS' OBLIGATIONS. If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent may, in its discretion at any time or from time to time during the continuance of an Event of Default and subject to Applicable Law, for such Borrower's account and at Borrowers' expense, pay any amount or do any act required of Borrowers hereunder or under any of the other Loan Documents or otherwise lawfully requested by Administrative Agent to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or
(iii) preserve, defend, protect or maintain the validity or priority of Administrative Agent's Liens in any of the Collateral, including the payment of any judgment against any Borrower. All payments that Administrative Agent may make under this Section and all reasonable out-of-pocket costs and expenses (including Extraordinary Expenses) that Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Administrative Agent by Borrowers, ON DEMAND, with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Administrative Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Administrative Agent's right proceed thereafter as provided herein or in any of the other Loan Documents.

     15.11. CREDIT INQUIRIES. Each Borrower hereby authorizes and permits Administrative Agent and Lenders (but Administrative Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

     15.12. TIME OF ESSENCE. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     15.13. INDULGENCES NOT WAIVERS. Administrative Agent's or any Lender's failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance therewith.

     15.14. ENTIRE AGREEMENT; EXHIBITS AND SCHEDULES. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties pursuant to any Loan Document, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, regarding the same subject matter. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

     15.15. INTERPRETATION. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision. The paragraph and section headings are for convenience of reference only and shall not affect the substantive meaning of any provision of this Agreement.

     15.16. OBLIGATIONS OF LENDERS SEVERAL. The Obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents, and it shall not he necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

     15.17. CONFIDENTIALITY. Administrative Agent and Lenders each agrees to take normal and reasonable precautions to maintain the confidentiality of any Information (defined below) for a period of 24 months following the Commitment Termination Date, except that Administrative Agent and any Lender may disclose such information (i) to their respective Affiliates and individuals employed or retained by Administrative Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to any party to this Agreement from time to time; (iii) pursuant to Applicable Law, the order of any court or administrative agency provided, however, that, prior to disclosure pursuant to this clause (iii), reasonable efforts shall be made to give the Borrowers notice of request for disclosure and the Borrowers shall be given a reasonable opportunity, at its expense, to prevent the disclosure or have the Information maintained as confidential under a protective order; (iv) upon the request or demand of any regulatory agency or other Governmental Authority having jurisdiction over Administrative Agent or such Lender or in accordance with Administrative Agent's or Lender's regulatory compliance policies,

(v) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Administrative Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedies hereunder, (vii) to any actual or proposed Participant, Eligible Assignee or any other Transferee of all or part of a Lender's rights hereunder so long as such Person has agreed in writing to be bound by the provisions of this Section, (viii) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about Lender's portfolio in connection with ratings issued with respect to such Lender, or (ix) with the consent of Borrowers. As used in this SECTION 15.17, "Information" means all information received from the Obligors relating to an Obligor or any of its Subsidiaries or their business, other than any such information that is available to Agent or Lenders on a nonconfidential basis prior to disclosure by an Obligor.

     15.18. CERTIFICATIONS REGARDING INDENTURES. Each Borrower hereby certifies to Administrative Agent and Lenders that neither the execution or performance of this Agreement by Borrowers nor the incurrence of any Debt pursuant to the terms of this Agreement or any of the other Loan Documents by Borrowers violates any of the Indentures, including (i) Section 4.09 of the Senior Subordinated Note Indenture, or (ii) Sections 4.09 or 4.12 of the Senior Note Indenture. Each Borrower further certifies to Administrative Agent and Lenders that this Agreement constitutes a "Credit Agreement" under each of the foregoing Indentures, that all Loans collectively constitute "Senior Bank Debt" under the Senior Subordinated Notes Indenture and "Permitted Indebtedness" under the "Credit Agreement" and that the Liens of Administrative Agent hereunder are permitted under each of the Indentures.

     15.20. GOVERNING LAW. This Agreement has been negotiated, executed and delivered, and shall be deemed to have been made, in New York, New York, and shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law principles) of the State of New York, but giving effect to federal laws relating to national banks.

     15.21. USA PATRIOT ACT NOTICE. Administrative Agent hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, Administrative Agent is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Administrative Agent to identify each Borrower in accordance with the USA Patriot Act.

     15.22. CONSENT TO FORUM. Each Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any New York state or superior court sitting in New York County, New York, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Any judicial proceeding commenced by any Borrower against Administrative Agent, BofA, any Lender or any holder of any of the Obligations, or any Affiliate of Administrative Agent, BofA, any Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Southern District of New York or any New York state or superior court sitting in New York County, New York. Nothing in this Agreement shall be deemed to preclude the enforcement by Administrative Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

     15.23. WAIVERS BY BORROWERS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ADMINISTRATIVE AGENT MAY DO IN THIS REGARD IN CONNECTION WITH AN ENFORCEMENT ACTION BY ADMINISTRATIVE AGENT;
(III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ADMINISTRATIVE AGENT TO EXERCISE ANY OF ADMINISTRATIVE AGENT'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (V) ANY CLAIM AGAINST ADMINISTRATIVE AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF, OR THE TAKING OF ANY ENFORCEMENT ACTION; OR RELATED TO ANY OF THE LOAN DOCUMENTS, ANY TRANSACTION THEREUNDER OR THE USE OF THE PROCEEDS OF ANY LOANS; AND (VI) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT ADMINISTRATIVE AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the day and year specified at the beginning of this Agreement.

                                        BORROWERS:

                                        INSIGHT HEALTH SERVICES CORP.


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        WILKES-BARRE IMAGING, L.L.C.

                                        By: InSight Health Corp., as the sole
                                            member and sole manager


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        MRI ASSOCIATES, L.P.

                                        By: InSight Health Corp., as the general
                                            partner


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        VALENCIA MRI, LLC
                                        ORANGE COUNTY REGIONAL PET CENTER-
                                        IRVINE, LLC
                                        SAN FERNANDO VALLEY REGIONAL PET CENTER,
                                        LLC

                                        By: InSight Health Corp., as the sole
                                            member


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        PARKWAY IMAGING CENTER, LLC


                                        By: /s/ Brian G. Drazba
                                            ------------------------------------
                                        Name: Brian G. Drazba
                                        Title: Manager


                                        INSIGHT HEALTH CORP.
                                        OPEN MRI, INC.
                                        MAXUM HEALTH CORP.
                                        RADIOSURGERY CENTERS, INC.
                                        DIAGNOSTIC SOLUTIONS CORP.
                                        MAXUM HEALTH SERVICES OF NORTH
                                        TEXAS, INC.
                                        MAXUM HEALTH SERVICES OF DALLAS, INC.
                                        NDDC, INC.
                                        SIGNAL MEDICAL SERVICES, INC.
                                        INSIGHT IMAGING SERVICES CORP.
                                        COMPREHENSIVE MEDICAL IMAGING, INC.
                                        COMPREHENSIVE MEDICAL IMAGING CENTERS,
                                        INC.
                                        COMPREHENSIVE MEDICAL IMAGING- BILTMORE,
                                        INC.
                                        COMPREHENSIVE OPEN MRI-EAST MESA, INC.
                                        TME ARIZONA, INC.
                                        COMPREHENSIVE MEDICAL IMAGING- FREMONT,
                                        INC.
                                        COMPREHENSIVE MEDICAL IMAGING- SAN
                                        FRANCISCO, INC.
                                        COMPREHENSIVE OPEN MRI- GARLAND, INC.
                                        IMI OF ARLINGTON, INC.
                                        COMPREHENSIVE MEDICAL IMAGING- FAIRFAX,
                                        INC.
                                        IMI OF KANSAS CITY, INC.
                                        COMPREHENSIVE MEDICAL IMAGING-
                                        BAKERSFIELD, INC.


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        MAXUM HEALTH SERVICES CORP.


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        By: /s/ Marilyn MacNiven Young
                                            ------------------------------------
                                            MARILYN MACNIVEN-YOUNG, Secretary


                                        COMPREHENSIVE OPEN MRI-
                                        CARMICHAEL/FOLSOM, LLC
                                        SYNCOR DIAGNOSTICS SACRAMENTO, LLC
                                        SYNCOR DIAGNOSTICS BAKERSFIELD, LLC

                                        By: Comprehensive Medical Imaging, Inc.
                                            and Comprehensive Medical Imaging
                                            Centers, Inc., as the members


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        PHOENIX REGIONAL PET CENTER-
                                        THUNDERBIRD, LLC

                                        By: Comprehensive Medical Imaging
                                            Centers, Inc., as the sole member


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        MESI MRI
                                        MOUNTAIN VIEW MRI
                                        LOS GATOS IMAGING CENTER
                                        WOODBRIDGE MRI
                                        JEFFERSON MRI-BALA
                                        JEFFERSON MRI

                                        By: Comprehensive Medical Imaging, Inc.
                                            and Comprehensive Medical Imaging
                                            Centers, Inc., as the members


                                        By: /s/ Mitch C. Hill
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                                        Address for all Borrowers:

                                        c/o InSight Health Services Corp.
                                        26250 Enterprise Court
                                        Suite 100
                                        Lake Forest, California 92630
                                        Attention: Mitch C. Hill
                                        Telecopier: (949) 462-0042

                                        With copies to:

                                        InSight Health Services Corp.
                                        26250 Enterprise Court
                                        Suite 100
                                        Lake Forest, California 92630
                                        Attention: General Counsel
                                        Telecopier: (949) 462-3703

                                        Kaye Scholer LLP
                                        425 Park Avenue
                                        New York, New York 10022-3598
                                        Attention: Ed Gabbay
                                        Telecopier: (212) 836-6476

                    [Signatures continued on following page]

                                        AGENT:

                                        BANK OF AMERICA, N.A.,
                                        as Administrative Agent


                                        By: /s/ Elizabeth L. Walker
                                            ------------------------------------
                                        Name: Elizabeth L. Walker
                                        Title: SVP

                                        Address for Agent:

                                        Bank of America, N.A., as
                                        Administrative Agent
                                        300 Galleria Parkway
                                        Suite 800
                                        Atlanta, Georgia 30339
                                        Attention: Loan Administration Manager
                                        Telecopier: (770) 859-2483

                                        With a copy to:

                                        Parker, Hudson, Rainer & Dobbs LLP
                                        1500 Marquis Two Tower
                                        285 Peachtree Center Avenue, N.E.
                                        Atlanta, Georgia 30303
                                        Attention: C. Edward Dobbs
                                        Telecopier: (404) 522-8409

                    [Signatures continued on following page]

                                        LENDER:

                                        BANK OF AMERICA, N.A.


                                        By: /s/ Elizabeth L. Walker
                                            ------------------------------------
                                        Name: Elizabeth L. Walker
                                        Title: SVP

                                        Address for Lender:

                                        Bank of America, N.A., as Lender
                                        300 Galleria Parkway
                                        Suite 800
                                        Atlanta, Georgia 30339
                                        Attention: Loan Administration Manager
                                        Telecopier: (770) 859-2483

                                        With a copy to:

                                        Parker, Hudson, Rainer & Dobbs LLP
                                        1500 Marquis Two Tower
                                        285 Peachtree Center Avenue, N.E.
                                        Atlanta, Georgia 30303
                                        Attention: C. Edward Dobbs
                                        Telecopier: (404) 522-8409

                                    EXHIBIT A

                              FORM OF REVOLVER NOTE

                                                              September __, 2005
U.S. $30,000,000.00                                           New York, New York

     FOR VALUE RECEIVED, the undersigned, INSIGHT HEALTH SERVICES CORP., a Delaware corporation (hereinafter referred to as "Borrower Agent"), and those subsidiaries of Borrower Agent listed on the signature pages hereto (Borrower Agent and each of its subsidiaries listed on the signature pages hereto, being referred to collectively herein as "Borrowers," and individually as a "Borrower"), hereby unconditionally, and jointly and severally, promise to pay to the order of _____________________ (herein, together with any subsequent holder hereof, called the "Holder") the principal sum of $30,000,000 or such lesser sum as may constitute Holder's Pro Rata share of the outstanding principal amount of all Revolver Loans pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to SECTION 5.2 of the Loan Agreement, in strict accordance with the terms thereof. Borrowers likewise unconditionally, and jointly and severally, promise to pay to Holder interest from and after the date hereof on the Holder's Pro Rata share of the outstanding principal amount of Revolver Loans at such interest rates, payable at such times, and computed in such manner as are specified in SECTION 3.1 of the Loan Agreement, in strict accordance with the terms thereof.

     This Revolver Note ("Note") is issued pursuant to, and is one of the "Revolver Notes" referred to in, the Amended and Restated Loan and Security Agreement dated September 22, 2005 (as the same may be amended from time to time, the "Loan Agreement"), among Borrowers, Bank of America, N.A., as collateral and administrative agent (in such capacity, together with its successors in such capacity, the "Administrative Agent") for itself and the financial institutions from time to time parties thereto as lenders ("Lenders"), and such Lenders, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith. This
Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

     The repayment of the principal balance of this Note is subject to the provisions of SECTION 5.2 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in SECTION 6.2 of the Loan Agreement.

     All payments of principal and interest shall be made in Dollars in immediately available funds to Administrative Agent for Holder's benefit as specified in the Loan Agreement.

     Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in SECTION
3.1.5 of the Loan Agreement. Borrowers jointly and severally agree to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys' fees, if this
Note is collected by or through an attorney-at-law.

     All principal amounts of Revolver Loans made by Holder to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.

     In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Holder, such excess sum shall be, at Borrowers' option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrowers not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

     Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

     Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. Holder, at its option, may enforce its rights against any Collateral securing this Note without Administrative Agent or Holder enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing any Borrower's liability hereunder, Holder or Administrative Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

     The rights of Holder and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of New York. This Note is intended to take effect as an instrument under seal under New York law.

     This Note amends and restates the "Revolving Notes" under (and as defined in) the Existing Credit Agreement (the "Prior Notes"). Nothing contained herein is intended to constitute a novation or an accord and satisfaction of the Prior Notes.

     IN WITNESS WHEREOF, each Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

                                        BORROWERS:

                                        INSIGHT HEALTH SERVICES CORP.


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        WILKES-BARRE IMAGING, L.L.C.

                                        By: InSight Health Corp., as the sole
                                            member and sole manager


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        MRI ASSOCIATES, L.P.

                                        By: InSight Health Corp., as the general
                                            partner


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        VALENCIA MRI, LLC
                                        ORANGE COUNTY REGIONAL PET CENTER-
                                           IRVINE, LLC
                                        SAN FERNANDO VALLEY REGIONAL PET CENTER,
                                           LLC

                                        By: InSight Health Corp., as the sole
                                            member


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        PARKWAY IMAGING CENTER, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        INSIGHT HEALTH CORP.
                                        OPEN MRI, INC.
                                        MAXUM HEALTH CORP.
                                        RADIOSURGERY CENTERS, INC.
                                        DIAGNOSTIC SOLUTIONS CORP.
                                        MAXUM HEALTH SERVICES OF NORTH TEXAS,
                                           INC.
                                        MAXUM HEALTH SERVICES OF DALLAS, INC.
                                        NDDC, INC.
                                        SIGNAL MEDICAL SERVICES, INC.
                                        INSIGHT IMAGING SERVICES CORP.
                                        COMPREHENSIVE MEDICAL IMAGING, INC.
                                        COMPREHENSIVE MEDICAL IMAGING CENTERS,
                                           INC.
                                        COMPREHENSIVE MEDICAL IMAGING- BILTMORE,
                                           INC.
                                        COMPREHENSIVE OPEN MRI-EAST MESA, INC.
                                        TME ARIZONA, INC.
                                        COMPREHENSIVE MEDICAL IMAGING- FREMONT,
                                           INC.
                                        COMPREHENSIVE MEDICAL IMAGING- SAN
                                           FRANCISCO, INC.
                                        COMPREHENSIVE OPEN MRI- GARLAND, INC.
                                        IMI OF ARLINGTON, INC.
                                        COMPREHENSIVE MEDICAL IMAGING- FAIRFAX,
                                           INC.
                                        IMI OF KANSAS CITY, INC.
                                        COMPREHENSIVE MEDICAL IMAGING-
                                           BAKERSFIELD, INC.


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        MAXUM HEALTH SERVICES CORP.


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        By:
                                            ------------------------------------
                                            MARILYN MACNIVEN-YOUNG, Secretary


                                        COMPREHENSIVE OPEN MRI-
                                           CARMICHAEL/FOLSOM, LLC
                                        SYNCOR DIAGNOSTICS SACRAMENTO, LLC
                                        SYNCOR DIAGNOSTICS BAKERSFIELD, LLC

                                        By: Comprehensive Medical Imaging, Inc.
                                            and Comprehensive Medical Imaging
                                            Centers, Inc., as the members


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer


                                        PHOENIX REGIONAL PET CENTER-
                                           THUNDERBIRD, LLC

                                        By: Comprehensive Medical Imaging
                                            Centers, Inc., as the sole member


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                    [Signatures continued on following page]

                                        MESI MRI
                                        MOUNTAIN VIEW MRI
                                        LOS GATOS IMAGING CENTER
                                        WOODBRIDGE MRI
                                        JEFFERSON MRI-BALA
                                        JEFFERSON MRI

                                        By: Comprehensive Medical Imaging, Inc.
                                            and Comprehensive Medical Imaging
                                            Centers, Inc., as the members


                                        By:
                                            ------------------------------------
                                            MITCH C. HILL, Executive Vice
                                            President and Chief Financial
                                            Officer

                                    EXHIBIT C

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                           Date ______________, ______

Bank of America, N.A., as Administrative Agent
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Officer

     Re: Amended and Restated Loan and Security Agreement dated September 22, 2005, by and among INSIGHT HEALTH SERVICES CORP., a Delaware corporation (hereinafter referred to as "Borrower Agent"), and those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto, being referred to collectively herein as "Borrowers," and individually as a "Borrower") and BANK OF AMERICA, N.A., as collateral and administrative agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")

Gentlemen:

     This Notice of Conversion/Continuation is delivered to you pursuant to
SECTION 3.1.2 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrowers hereby give notice of their request as follows:

Check as applicable:

     [ ]  A conversion of Loans from one Type to another, as follows:

          (i) The requested date of the proposed conversion is ______________, 20__ (the "Conversion Date");

          (ii) The Type of Loans to be converted pursuant hereto are presently __________________ [select either LIBOR Loans or Base Rate Loans] in the principal amount of $_____________ outstanding as of the Conversion Date;

          (iii) The portion of the aforesaid Loans to be converted on the Conversion Date is $_____________ (the "Conversion Amount");

          (iv) The Conversion Amount is to be converted into a ____________ [select either a LIBOR Loan or a Base Rate Loan] (the "Converted Loan") on the Conversion Date.

          (v) [In the event a Borrower selects a LIBOR Loan:] Borrowers hereby request that the Interest Period for such Converted Loan be for a duration of _____ [insert length of Interest Period].

     [ ]  A continuation of LIBOR Loans for new Interest Period, as follows:

          (i) The requested date of the proposed continuation is _______________, 20__ (the "Continuation Date");

          (ii) The aggregate amount of the LIBOR Loans subject to such continuation is $________________;

          (iii) The duration of the selected Interest Period for the LIBOR Loans which are the subject of such continuation is: _____________ [select duration of applicable Interest Period];

     Each Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and certifies that no Event of Default exists on the date hereof.

     Borrowers have caused this Notice of Conversion/Continuation to be executed and delivered by their duly authorized representative, this _______ day of ______________, 20__.

                                        INSIGHT HEALTH SERVICES CORP.
                                        ("Borrower Agent")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT D

                           FORM OF NOTICE OF BORROWING

                            Date ______________, 20__

Bank of America, N.A., as Administrative Agent
300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Officer

     Re: Amended and Restated Loan and Security Agreement dated September 22, 2005, by and among INSIGHT HEALTH SERVICES CORP., a Delaware corporation (hereinafter referred to as "Borrower Agent"), and those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto, being referred to collectively herein as "Borrowers," and individually as a "Borrower"), and BANK OF AMERICA, N.A., as collateral and administrative agent for certain Lenders from time to time parties thereto, and such Lenders (as at any time amended, the "Loan Agreement")

Gentlemen:

     This Notice of Borrowing is delivered to you pursuant to SECTION 4.1 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrowers hereby request a Revolver Loan in the aggregate principal amount of $______________, to be made on _____________, _____, and to consist of:

     Check as applicable: [ ] Base Rate Loans in the aggregate principal amount of $_____________

                          [ ] LIBOR Loans in the aggregate principal amount of $___________, with Interest Periods as follows:

                              (i) As to $_____________, an Interest Period of ______ month(s);

                              (ii) As to $_____________, an Interest Period of
                                   ______ months;

                              (iii) As to $_____________, an Interest Period of
                                   ______ months.

     Each Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

     Borrowers have caused this Notice of Borrowing to be executed and delivered by their duly authorized representative, this ______ day of _____________, 20__.

                                        INSIGHT HEALTH SERVICES CORP.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT E

                             COMPLIANCE CERTIFICATE

                            [Letterhead of Borrower]

                            __________________, 20__

Bank of America, N.A., as Administrative Agent
300 Galleria Parkway, N.W.
Suite 800
Atlanta, Georgia 30339

     The undersigned, the chief financial officer of INSIGHT HEALTH SERVICES CORP., a Delaware corporation (hereinafter referred to as "Borrower Agent"), and those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto, being referred to collectively herein as "Borrowers," and individually as a "Borrower"), gives this certificate to BANK OF AMERICA, N.A. ("Administrative Agent") in accordance with the requirements of SECTION 10.1.3 of that certain Amended and Restated Loan and Security Agreement dated September 22, 2005, among Borrowers, Administrative Agent and the Lenders referenced therein ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

          1. Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [Fiscal Year] [quarterly period] ending __________________, 20__, copies of which are attached hereto, I hereby certify that:

          (a) If a Financial Covenant Trigger Event has occurred and is continuing, Fixed Charge Coverage Ratio is ____ to ____;

          (b) Liquidity is $____________;

          I Capital Expenditures during the period and for the Fiscal Year to date total $_________ for Borrowers.

          2. No Default exists on the date hereof, other than: _________________ ___________________________________________________________________ [if none, so state]; and

          3. No Event of Default exists on the date hereof, other than _________ _______________________________________________________________ [if none, so state].

          4. As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Borrower's failure to pay or delay in payment of any such rent or other charges.

          5. Attached hereto is a schedule showing the calculations that support Borrowers' compliance [non-compliance] with the financial covenants, as shown above.

                                        Very truly yours,


                                        ----------------------------------------
                                        Chief Financial Officer

                                    EXHIBIT G

                        FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of ______, 20__

     Reference is made to the Amended and Restated Loan and Security Agreement dated September 22, 2005 (at any time amended, the "Loan Agreement"), among INSIGHT HEALTH SERVICES CORP. ("Borrower Agent"), those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto being referred to collectively as "Borrowers" and individually as a "Borrower"), BANK OF AMERICA, N.A., a national bank, in its capacity as collateral and administrative agent ("Administrative Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

     ______________________________________ (the "Assignor") and
______________________________________ (the "Assignee") agree as follows:

     1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $________ of the outstanding Revolver Loans held by Assignor and $___________ of participations of Assignor in LC Obligations (which amount[S], according to the records of Administrative Agent, represent[S] _______% of the total principal amount of outstanding Revolver Loans and LC Obligations) and (ii) a principal amount of $__________ of Assignor's Revolver Commitment (which amount includes Assignor's outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of Administrative Agent, represents (____%) of the total Revolver Commitments of Lenders under the Loan Agreement) (the "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date on which the following have been satisfied (the "Assignment Effective Date"): (x) Assignor receives the principal amount of the Assigned Interest in the Loans, if any; (y) Administrative Agent receives a copy of this Agreement duly executed by Assignor and Assignee; and (z) Administrative Agent records the assignment in the Register. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of Assignor's Commitments to the extent, and only to the extent, of Assignee's Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.

     2. Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Loan Agreement (without giving effect to assignments thereof, which have not yet become effective) is $__________, and the outstanding balance of its Loans and participations in LC Obligations (unreduced by any assignments thereof, which have not yet become effective) is $__________;
(ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; [and]

(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, the performance or observance by Borrowers of any of their obligations under the Loan Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that Administrative Agent exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].

     3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to SECTION 10.1.3 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;
(iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is eligible to become an Assignee; (v) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a "Lender" under the terms of the Loan Agreement and the other Loan Documents;
(vii) agrees that it will keep confidential all information with respect to Borrowers furnished to it by Borrowers or the Assignor to the extent provided in the Loan Agreement; and (vii) represents and warrants that the assignment evidenced hereby will not result in a non-exempt "prohibited transaction" under
Section 406 of ERISA.

     4. Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.

     5. This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision's being held invalid.

     6. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

          (a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

               _________________________

               _________________________

               _________________________


          (b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

               _________________________

               _________________________

               _________________________

     Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

     If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

               _________________________

               ABA No.__________________

               _________________________

               Account No.______________

               Reference: ______________________

     If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

               _________________________

               _________________________

               _________________________

               ABA No.___________________

               For Account of:___________

               Reference:  _____________________

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

                                        ----------------------------------------
                                        ("Assignor")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        ----------------------------------------
                                        ("Assignee")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                     SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

                                    EXHIBIT H

                                 FORM OF NOTICE

     Reference is made to (i) the Amended and Restated Loan and Security Agreement dated September 22, 2005 (as at any time amended, the "Loan Agreement") among INSIGHT HEALTH SERVICES CORP. ("Borrower Agent"), those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto being referred to collectively as "Borrowers" and individually as a "Borrower"), BANK OF AMERICA, N.A., a national bank, in its capacity as collateral and administrative agent ("Administrative Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders, and
(ii) the Assignment and Acceptance dated as of ____________, 20__ (the "Assignment Agreement") between __________________ (the "Assignor") and ____________________ (the "Assignee"). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.

     The Assignor hereby notifies Borrowers and Administrative Agent of Assignor's intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $________ of the outstanding Revolver Loans and participations in LC Obligations held by Assignor, (ii) $___________ of Assignor's Revolver Commitment (which amount includes the Assignor's outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitments so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor's obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).

     For purposes of the Loan Agreement, Administrative Agent shall deem Assignor's share of the Revolver Commitment to be reduced by $_________ and Assignee's share of the Revolver Commitment [and Term Loan Commitment] to be increased by $_________.

     The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:

                            _________________________

                            _________________________

                            _________________________

                            _________________________

     Assignee's LIBOR Lending Office address is as follows:

                            _________________________

                            _________________________

                            _________________________

                            _________________________

     This Notice is being delivered to Borrowers and Administrative Agent pursuant to SECTION 14.3 of the Loan Agreement. Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

     IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of _________________, 20__.

                                        ----------------------------------------
                                        ("Assignor")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        ----------------------------------------
                                        ("Assignee")


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


ACKNOWLEDGED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

BORROWERS:*

-------------------------------------


By:
    ---------------------------------
Title:
       ------------------------------


-------------------------------------


By:
    ---------------------------------
Title:
       ------------------------------


-------------------------------------


By:
    ---------------------------------
Title:
       ------------------------------


*    No signature required by any Borrower when an Event of Default exists.

BANK OF AMERICA, N.A.,
as Administrative Agent


By:
    ---------------------------------
Title:
       ------------------------------

                                    EXHIBIT I

                            LETTER OF CREDIT REQUEST

Bank of America, N.A., as Administrative Agent
The Treasury and International Services Group,
GA1-006-10-32
600 Peachtree Street. NE, 10th Floor
Atlanta, Georgia 30308
Attention: Ms. Sue Sewell

     This Letter of Credit Request is delivered to you pursuant to the Amended and Restated Loan and Security Agreement, dated September 22, 2005, among INSIGHT HEALTH SERVICES CORP., a Delaware corporation (hereinafter referred to as "Borrower Agent"), and those subsidiaries of Borrower Agent listed on the signature pages thereto (Borrower Agent and each of its subsidiaries listed on the signature pages thereto, being referred to collectively herein as "Borrowers," and individually as a "Borrower"), and various financial institutions as are, or may become, parties thereto (collectively, the "Lenders"), BANK OF AMERICA, N. A., as collateral and administrative agent (in such capacity, the "Administrative Agent") (as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement"). Unless otherwise defined herein, terms used herein have the meanings assigned to them in the Loan Agreement.

     Borrowers hereby request Issuing Bank to issue a Letter of Credit, as follows:

     (1)  Borrower's/Account Party's Name             ______________________

     (2)  Amount of Letter of Credit:                 $_____________________

     (3)  Issuance Date:                              ______________________

     (4)  Beneficiary's Name:                         ______________________

     (5)  Beneficiary's Address:                      ______________________

                                                      ______________________

                                                      ______________________

                                                      ______________________

     (6)  Expiry Date:                                ______________________

     (7)  Draw Conditions:                            ______________________

                                                      ______________________

                                                      ______________________

                                                      ______________________

     (8)  Single draw [ ] or Multiple draw [ ]        ______________________

     (9)  Purpose of Letter of Credit:                ______________________

                                                      ______________________

                                                      ______________________

                                                      ______________________

     Attached hereto is Issuing Bank's form of LC Application, completed with the details of the Letter of Credit requested herein.

     Each Borrower hereby certifies that each of the LC Conditions is now, and will on the date of issuance of the Letter of Credit, be satisfied in all respects and that no Default or Event of Default exists. Each Borrower hereby ratifies and reaffirms all of the Loan Documents and Obligations arising thereunder.

     IN WITNESS WHEREOF, each Borrower has caused this Letter of Credit Request to be executed and delivered by its duly authorized officer, this ___ day of _________________, 20__.

                                        INSIGHT HEALTH SERVICES CORP.
                                        ("Borrower Agent")


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT J

                    PORTFOLIO INTEREST EXEMPTION CERTIFICATE

     Reference is hereby made to the Amended and Restated Loan and Security Agreement dated September 22, 2005 among InSight Health Services Corp. ("InSight Health"), certain subsidiaries of InSight Health (together with InSight Health, collectively "Borrowers") and Bank of America, N.A. as collateral and administrative agent (together with its successors in such capacity, "Administrative Agent") (as at any time amended, the "Loan Agreement"). The undersigned hereby certifies the following on behalf of _____________________________________ ("Lender"):

          1. The Lender is not a bank for purposes of SECTION 881(C)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

          2. The Lender is not a 10-percent shareholder of the Borrower (within the meaning of SECTION 871(H)(3)(B) of the Code); and

          3. The Lender is not a controlled foreign corporation related to the Borrower (within the meaning of SECTION 864(D)(4) of the Code.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Lender.

                                        ----------------------------------------
                                        Date


By:
    ---------------------------------
Title:
       ------------------------------

                                    EXHIBIT K

                       FORM OF BORROWING BASE CERTIFICATE

                                 [See Attached]

                          INSIGHT HEALTH SERVICES CORP.
            AND EACH OF ITS SUBSIDIARIES LISTED ON THE PAGES HERETO,

                                  as Borrowers

                           LOAN AND SECURITY AGREEMENT

                            Dated: September 22, 2005

                                 $30,000,000.00

                                       and

                        BANK OF AMERICA, N.A., as Lender

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Section 1.  DEFINITIONS; RULES OF CONSTRUCTION..........................        2
   1.1.     Definitions...................................................      2
   1.2.     Accounting Terms..............................................     37
   1.3.     Other Terms...................................................     37
   1.4.     Certain Matters of Construction...............................     37
Section 2.  CREDIT FACILITY.............................................       38
   2.1.     Commitment....................................................     38
   2.2.     Reserved......................................................     39
   2.3.     LC Facility...................................................     39
   2.4.     Bank Products.................................................     43
Section 3.  INTEREST, FEES AND CHARGES..................................       44
   3.1.     Interest......................................................     44
   3.2.     Fees..........................................................     46
   3.3.     Computation of Interest and Fees..............................     47
   3.4.     Reimbursement Obligations.....................................     47
   3.5.     Bank Charges..................................................     48
   3.6.     Illegality....................................................     48
   3.7.     Increased Costs...............................................     49
   3.8.     Capital Adequacy..............................................     50
   3.9.     Mitigation....................................................     50
   3.10.    Funding Losses................................................     50
   3.11.    Maximum Interest..............................................     51
Section 4.  LOAN ADMINISTRATION.........................................       52
   4.1.     Manner of Borrowing and Funding Revolver Loans................     52
   4.2.     Defaulting Lender.............................................     55
   4.3.     Special Provisions Governing LIBOR Loans......................     56
   4.4.     Borrower Agent................................................     56
   4.5.     All Loans to Constitute One Obligation........................     57
Section 5.  PAYMENTS....................................................       57
   5.1.     General Payment Provisions....................................     57
   5.2.     Repayment of Revolver Loans...................................     57
   5.3.     Reserved......................................................     58
   5.4.     Payment of Other Obligations..................................     58
   5.5.     Marshaling; Payments Set Aside................................     59
   5.6.     Allocation of Payments........................................     59
   5.7.     Application of Payments and Collateral Proceeds...............     60
   5.8.     Loan Accounts; Account Stated.................................     60
   5.9.     Taxes.........................................................     61
   5.10.    Nature and Extent of Each Borrower's Liability................     62
Section 6.  TERM AND TERMINATION OF COMMITMENT...........................      64
   6.1.     Term of Commitments...........................................     64
   6.2.     Termination...................................................     64
Section 7.  COLLATERAL..................................................       64
   7.1.     Grant of Security Interest....................................     65
   7.2.     Reserved......................................................     65

   7.3.     Reserved......................................................     65
   7.4.     Certain After-Acquired Collateral.............................     65
   7.5.     No Assumption of Liability....................................     65
   7.6.     Lien Perfection; Further Assurances...........................     65
Section 8.  COLLATERAL ADMINISTRATION...................................       66
   8.1.     General Provisions............................................     66
   8.2.     Administration of Accounts....................................     66
   8.3.     Administration of Deposit Accounts............................     68
   8.4.     Borrowing Base Certificates...................................     69
Section 9.  REPRESENTATIONS AND WARRANTIES..............................       69
   9.1.     General Representations and Warranties........................     69
   9.2.     Reaffirmation of Representations and Warranties...............     76
   9.3.     Survival of Representations and Warranties....................     76
Section 10. COVENANTS AND CONTINUING AGREEMENTS.........................       76
   10.1.    Affirmative Covenants.........................................     76
   10.2.    Negative Covenants............................................     79
   10.3.    Financial Covenants...........................................     85
Section 11. CONDITIONS PRECEDENT........................................       86
   11.1.    Conditions Precedent to Initial Credit Extensions.............     86
   11.2.    Conditions Precedent to All Credit Extensions.................     87
   11.3.    Limited Waiver of Conditions Precedent........................     88
Section 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT......................       88
   12.1.    Events of Default.............................................     88
   12.2.    Acceleration of Obligations; Termination of Commitment........     90
   12.3.    Other Remedies................................................     90
   12.4.    Setoff........................................................     92
   12.5.    Remedies Cumulative; No Waiver................................     93
Section 13. ADMINISTRATIVE AGENT........................................       93
   13.1.    Appointment, Authority and Duties of Administrative Agent.....     93
   13.2.    Agreements Regarding Collateral and Examination Reports.......     95
   13.3.    Reliance By Administrative Agent..............................     96
   13.4.    Action Upon Default...........................................     96
   13.5.    Ratable Sharing...............................................     97
   13.6.    Indemnification of Administrative Agent Indemnitees...........     97
   13.7.    Limitation on Responsibilities of Administrative Agent........     98
   13.8.    Successor Administrative Agent and Co-Administrative Agents...     98
   13.9.    Consents, Amendments and Waivers; Out-of-Formula Loans.......      99
   13.10.   Due Diligence and Non-Reliance................................    101
   13.11.   Representations and Warranties of Lenders.....................    101
   13.12.   The Required Lenders..........................................    102
   13.13.   Several Obligations...........................................    102
   13.14.   Administrative Agent in its Individual Capacity...............    102
   13.15.   No Third Party Beneficiaries..................................    102
   13.16.   Notice of Transfer............................................    103
   13.17.   Replacement of Certain Lenders................................    103
   13.18.   Remittance of Payments and Collections........................    103
Section 14. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS........      104
   14.1.    Successors and Assigns........................................    104
   14.2.    Participations................................................    104
   14.3.    Assignments...................................................    105

   14.4.    Tax Treatment.................................................    106
Section 15. MISCELLANEOUS...............................................      107
   15.1.    Power of Attorney.............................................    107
   15.2.    General Indemnity.............................................    107
   15.3.    Survival of and Limitations Upon Indemnities..................    108
   15.4.    Reserved......................................................    108
   15.5.    Severability..................................................    108
   15.6.    Cumulative Effect; Conflict of Terms..........................    108
   15.7.    Counterparts; Facsimile Signatures............................    108
   15.8.    Consent.......................................................    108
   15.9.    Notices and Communications....................................    108
   15.10.   Performance of Borrowers' Obligations.........................    109
   15.11.   Credit Inquiries..............................................    110
   15.12.   Time of Essence...............................................    110
   15.13.   Indulgences Not Waivers.......................................    110
   15.14.   Entire Agreement; Exhibits and Schedules......................    110
   15.15.   Interpretation................................................    110
   15.16.   Obligations of Lenders Several................................    110
   15.17.   Confidentiality...............................................    110
   15.18.   Certifications Regarding Indentures...........................    111
   15.20.   Governing Law.................................................    111
   15.22.   Consent to Forum..............................................    111
   15.23.   Waivers by Borrowers..........................................    112

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A   Form of Revolver Note
Exhibit C   Form of Notice of Conversion/Continuation
Exhibit D   Form of Notice of Borrowing
Exhibit E   Form of Compliance Certificate
Exhibit G   Form of Assignment and Acceptance
Exhibit H   Form of  Notice
Exhibit I   Letter of Credit Request
Exhibit J   Portfolio Interest Exemption Certificate
Exhibit K   Form of Borrowing Base Certificate

Schedule 8.3      Listing of All Deposit Accounts
Schedule 9.1.4    Capital Structure of Borrowers
Schedule 9.1.5    Corporate Names
Schedule 9.1.6    Borrowers' Business Locations
Schedule 9.1.12   Surety Obligations
Schedule 9.1.13   Tax Identification Numbers of Borrowers and Subsidiaries
Schedule 9.1.18   Litigation
Schedule 9.1.21   Pension Plans
Schedule 9.1.22   Labor Contracts
Schedule 10.2.5   Permitted Liens